As filed with the Securities and Exchange Commission on August 25, 2021.

Registration No. 333-258238

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

Under

the Securities Act of 1933

Qnergy Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3620	46-4116754
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

300 West 12th Street

Ogden, UT 84404

(801) 752-0100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dr. Ory Zik

Chief Executive Officer

Qnergy Inc.

300 West 12th Street

Ogden, UT 84404

(801) 752-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary Emmanuel, Esq. Benjamin Strauss, Esq. Ze’-ev D. Eiger, Esq. McDermott Will & Emery LLP One Vanderbilt Avenue New York, NY 10017 Tel: (212) 547-5470	Boaz Noiman, Adv. Sharon Rosen, Adv. Itiel Ben-Haim, Adv. FBC & Co. 146 Menachem Begin Rd. Tel Aviv, Israel 6492103 Tel: +972-3-694-4111

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X] (Do not check if a smaller reporting company)	Smaller reporting company	[ ]
		Emerging Growth Company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.0001 per share	4,342,160	$13.818	$59,999,966.88	$6,546.00

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 25, 2021

4,342,160 SHARES

COMMON STOCK

This is an initial public offering of Qnergy Inc.’s shares of common stock.

We are offering to sell on a best efforts basis 4,342,160 shares of our common stock in this offering. We have engaged Poalim I.B.I. – Underwriting & Issuing Ltd., Orion Underwriting and Issuances Ltd., Epsilon Underwriting & Issuing Ltd., and Leumi Partners Underwriters Ltd to serve as distributors for the offering of shares of our common stock. We will conduct the offering of shares of our common stock through a uniform offering with the price of the shares of our common stock determined through a Tender Process (as described in “Plan of Distribution”). We expect to appoint Poalim I.B.I. – Underwriting & Issuing Ltd., to also act as our offering coordinator. Poalim I.B.I. – Underwriting & Issuing Ltd., Orion Underwriting and Issuances Ltd., Epsilon Underwriting & Issuing Ltd., and Leumi Partners Underwriters Ltd will not be under any obligation to purchase or sell any shares of our common stock. There is no minimum number of shares required to be sold in order for the offering to proceed.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $9.212 and $13.818.

We are offering all of the shares of our common stock under this prospectus to the public in Israel. We have applied to list our common stock on the Tel Aviv Stock Exchange (the “TASE”) under the symbol “QNRG.” Our common stock will not be listed on a national securities exchange in the United States.

The offering is a registered initial public offering solely in Israel by a U.S. domestic issuer, which will be marketed through Israeli distributors. The TASE Clearing House, the clearing entity for the offering, is not permitted under its rules to accept securities that are subject to transfer restrictions of the kind required under Rule 905 of Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”). Consequently, we have decided, as an unlisted U.S. domestic issuer, to effect our initial public offering and public listing of our equity securities on the TASE in Israel by use of a full Form S-1 registration process under the Securities Act. By relying on this registration process instead of resorting to an unregistered Regulation S offering, we will be able to satisfy the listing requirements of the TASE while simultaneously complying fully with the Securities Act. Because the registered public offering that we are undertaking is targeted solely at non-U.S. investors in Israel, no U.S. underwriters or distributors will be involved in the offering.

Although the shares of our common stock offered by this prospectus are being registered under the Securities Act, no shares of common stock will be offered, sold or delivered within the United States or to U.S. persons (as defined in Regulation S), and no directed selling efforts (as defined in Regulation S) in the United States relating to us or the offering of the shares of our common stock by this prospectus will be made by the distributors. The shares of our common stock offered by this prospectus through the distributors will only be offered, sold and delivered to non-U.S. persons (as defined in Regulation S) in offshore transactions (as defined in Regulation S) outside the United States. Selling efforts by us, the distributors or anyone acting on behalf of us or any of the distributors will only be conducted in Israel and directed only to Israeli investors who are also non-U.S. persons (as defined in Regulation S).

The Israeli distributors for the offering are not subject to the requirements to which U.S. broker-dealers are subject under the Securities Exchange Act of 1934, as amended (i.e., not required to be registered as a U.S. broker-dealer or to act through an affiliate that is registered as a U.S. broker-dealer). As a result, the Israeli distributors will not be conducting any marketing activities, offers or sales in or into the United States or involving U.S. persons in connection with the offering. References to Regulation S in this prospectus relate solely to the use of the clear definitions and principles found in Regulation S to structure the necessary and appropriate restrictions on offering, solicitation and underwriting activities in or into the United States or with respect to U.S. persons.

We are an “emerging growth company” as defined under federal securities laws and, as such, will be subject to reduced public company reporting requirements. Investing in our common stock involves risks. See “Risk Factors” on page 19 to read about factors you should consider before buying shares of our common stock.

	Per Share(2)	Total (25% of Offering Sold)(2)	Total (50% of Offering Sold)(2)	Total (75% of Offering Sold)(2)	Total (100% of Offering Sold)(2)
Initial public offering price	$	$	$	$	$
Distribution commissions(1)	$	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$	$

(1)	See “Plan of Distribution” for a description of the compensation payable to the distributors.
(2)	As converted from NIS to U.S. dollars (“USD”) at the representative exchange rate of NIS per USD, as published by the Bank of Israel on its website on , 2021.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated              , 2021

We are responsible for the information contained in this prospectus and in any free writing prospectus filed with the Securities and Exchange Commission. Neither we nor the distributors have authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus filed with the Securities and Exchange Commission. We and the distributors are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

i

ABOUT THIS PROSPECTUS

Except where the context otherwise requires or where otherwise indicated throughout this registration statement, the terms “Qnergy,” “we,” “us,” “our,” “our company,” “Company” and “our business” refer to Qnergy Inc.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares of our common stock in this offering. Therefore, you should read this entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes contained elsewhere in this prospectus. Unless the context requires otherwise, the words “we,” “us,” “our,” “our business,” “our company,” “Company” and “Qnergy” refer to Qnergy Inc.

QNERGY INC.

Overview

Our mission is to provide sustainable, clean and reliable power for applications that are not connected to the electric power grid or that need to ensure continuous energy supply in the event of grid disruption or vulnerability. To fulfill this mission, we have developed durable, cost-effective and efficient technological solutions. While our focus to date has been on serving the North American natural gas exploration, production and transport market, we intend to expand into other segments of the distributed energy generation market, including telecommunication, residential and small and medium-sized commercial distributed energy resources. We believe that climate change will be the determining factor in how energy is produced and consumed in the 21st century. In fulfilling our mission, we are helping our customers both mitigate greenhouse gas (GHG) emissions and become more resilient to the effects of climate change.

We operate in the stationary power sector providing primary and back-up power. Our products provide low-maintenance power solutions that work reliably with a broad range of heat sources. Our generators contain proprietary Free Piston Stirling Engines (FPSE). These engines are enclosed, frictionless external combustion systems that require no lubrication, oil-change or repair and are capable of delivering tens of thousands of hours of uninterrupted operation. Our lead product is our stand-alone power generator (the “PowerGen”). It is a power generator based on the FPSE technology. Some of our fielded systems have already passed the 30,000 hours mark without any engine maintenance. Qnergy offers generators of different sizes, ranging from approximately 0.5 kilowatt to 5.5 kilowatts of electric output. Our generators can be bundled together to create larger generation solutions. Our systems are designed to use any source of heat to provide power, including natural gas, propane, biogas and waste heat. However, the systems in the field currently use only natural gas and propane as sources of heat to provide power, while there is a feasibility proof for the use of biogas and waste heat and use of residual heat and hydrogen remains to be tested. Our design philosophy and breadth of technology aims to allow customers to choose the fuel source that best fit their needs.

Our engine technology is based on the FPSE, which allows us to provide reliable power which is also fuel-flexible. NASA has recognized the reliability of the FPSE technology, announcing in March 2020 that a free-piston Stirling power convertor accomplished about 14 years of maintenance-free operation in the Stirling Research Laboratory at NASA’s Glenn Research Center.1 NASA has collaborated in the past on FPSE technology with Stirling Technology Company,2 formerly a Washington corporation formed in 1985 and engaged in the research, development and commercialization of long-life, free-piston, Stirling machines, primarily through government contracts. During the year ended July 31, 2005, Stirling Technology Company changed its name to Infinia Corporation, and in November 2013, we acquired all the assets of Infinia Corporation. A recent testament to our reliability at active customer sites was obtained in February 2021 in Texas; our customers had full power allowing them to operate without disruption, while most of their peers experienced a state-wide outage.

In our fastest growing application, we leverage our reliable off-grid power to drive air compressors that help the natural gas industry eliminate methane emission from pneumatic devices, which emit the highly potent GHG. Our solution, Compressed Air Pneumatics (CAP3), allows customers to vent clean air instead of emitting methane. Each of these systems is capable of abating more than 500 tons of carbon dioxide (CO2) equivalent per year, which is equivalent to the average annual emissions caused by about 121 cars.

Our strategy has been to establish our company as a world-class supplier of reliable power generators, while keenly protecting our know-how and trade secrets. We have initially focused on a single beachhead market to demonstrate the performance of our PowerGen in a well-defined sector of oil and gas remote power. Now that we have reached this milestone, we are expanding to other markets.

1 https://www.nasa.gov/feature/glenn/2020/stirling-convertor-sets-14-year-continuous-operation-milestone.

2 https://spinoff.nasa.gov/spinoff2002/er_9.html.

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Major and independent natural gas companies already rely on our products for their distributed power and decarbonization needs. In April 2020, the Oil and Gas Climate Initiative, through its investment arm OGCI Climate Investment Holdings LLP (“OGCI”), purchased $6 million of shares of our Series B preferred stock, as a result of which $4 million of our convertible loans were converted into shares of our Series B-1 preferred stock.

We believe that we are capturing only a small percentage of our largest customers’ total remote power and air-compression needs, which gives us a significant opportunity for expansion and growth within our existing customer base. Moreover, additional markets will unfold with the need to mitigate climate change and adapt to its severe effects. Our growth is also supported by external factors such as regulatory pressure to reduce methane emission in the oil and gas sector, the increasing price and declining reliability of grid power and the phasing-out of diesel generators.

Our production depends on our supplier’s ability to obtain raw materials, such as copper for magnetic coils and Inconel, stainless steel and carbon steel for various engine components. In addition, we are dependent on our supplier’s ability to obtain electronics components. We are currently experiencing shortages and price increases and are working with our suppliers to secure supply of raw materials and electronic components.

Qnergy is the only company that offers an FPSE-based power generator that produces greater than one kilowatt per unit; the PowerGen employs one of Qnergy’s FPSEs and is capable of delivering highly reliable, uninterrupted, 24/7 power, that is also significantly cleaner and more sustainable than conventional diesel generators. Customer requirements for our generators can be provided for prime power (typically nearly a 99% duty cycle, which is the ratio of time a load or circuit is on compared to the time the load or circuit is off ), Standby or Backup Power (typically less than a 20% duty cycle) and Combined Heat and Power (typically also a 99% duty cycle).

FPSE are closed cycle systems or heat engines that work using variations in internal pressure produced by a heat source to drive a power piston connected to reciprocating magnets (i.e., a linear alternator) for the conversion of kinetic energy into electricity. The heat source or ‘fuel’ is external to a sealed engine that contains a fixed amount of helium gas. The sealed engine construct leads to the high reliability and fuel flexibility. The fuel-agnostic nature of the technology means that we can supply power with various sources of heat including any mix of natural gas, propane and biogas that our customers prefer.

Our latest in-house innovation in hardware and software control is one of the factors that enabled the commercialization of our products. We continue to improve and expand our performance envelope in reliability, efficiency, cost effectiveness, fuel-tolerance and electronic control. Our FPSE engines uses proprietary flexures to suspend the moving displacer and piston. Consequently, both the reliability and life expectancy of the engine are high as there is little wear in the system.

We have innovated and evolved our technology over time. We have commercial generators that have already exceeded the 30,000 hours (~3.5 years) mark of continuous operation and continue to be fully functional, acquiring more hours without engine maintenance. We perform low-cost and light annual inspections to a number of ancillary pieces of support equipment to the engine; the engine itself, however, requires nearly zero service or maintenance. An Internal Combustion Engine requires an oil change every 300 to 1,000 hours (roughly eight times per year of continuous operation). In addition, we are constantly reviewing novel manufacturing technologies to reduce cost and improve performance.

As of December 31, 2019 and December 31, 2020, we had approximately 200 and 400 deployed systems, respectively. 2019 and 2020 sales were approximately $8.8 million and $8.6 million, respectively, while our cumulative losses for the same periods were approximately $34.3 million and $39.4 million, respectively. Our 2020 sales to the natural gas sector were similar to 2019, outperforming the sector that nearly stalled in 2020 due to COVID-19. As of June 30, 2021, we had approximately 450 deployed systems. Sales for the six month period ended June 30, 2021 were approximately $8.5 million, while cumulative losses for the same period were $42.1 million.

Industry Background

The effects of climate change increase the frequency and intensity of hazardous weather events such as storms, droughts, fires and extreme cold and hot temperature that impact the already strained electricity grid. The economic cost of these weather events is sizable. Worldwide, natural disasters produced global losses of $210 billion in 2020. The vulnerable central electricity supply calls for a distributed and reliable power source, while the need to reduce carbon intensity requires a flexible-fuel technology that has the ability to utilize renewable fuels. These two requirements fit the fundamental characteristics of PowerGen, making it a vital component in the energy transition.

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Natural Gas as a ‘Bridge’ to a Decarbonized Economy

Natural gas plays a key role in any future global scenario. According to projections published in the U.S. Energy Information Administration’s (EIA) Annual Energy Outlook 2020, total dry natural gas production in the United States is likely to continue to increase until 2050.

Our natural gas business is divided into (1) traditional distributed power applications such as Cathodic Protection and Automation and (2) the relatively new but rapidly growing application of helping decarbonizing the natural gas supply chain by providing compressed air to power pneumatic devices. Our traditional distributed power business is growing as the demand for dry natural gas increases. In addition, operators find that relying on the electrical grid is becoming more expensive while the grid is becoming less reliable, which is driving operators to prefer distributed power solutions. Our decarbonization application is growing much faster than our traditional distributed power application. This trend is driven by the impact of supply-chain methane emissions on the lifecycle GHG intensity of natural gas. The compounding effects of environmental, social, and corporate governance trends, new U.S. Federal and State levels climate plans and European requirements are driving gas producers to invest in mitigating supply-chain methane emissions. In Canada (Alberta and British Columbia), the government already banned methane emission through venting and flaring, including explicit reference to pneumatic devices. Producers are also incentivized through carbon credits (Alberta) and rebates (British Columbia).

The “bleeding pneumatic devices” use natural gas to activate valves and pumps, mainly for process control and chemical injection, venting spent gas (i.e. methane) directly into the air. Millions of bleeding pneumatic devices are used in the natural gas supply chain, making them one of the largest sources of methane emissions in the natural gas value chain. According to the International Energy Agency (“IEA”), emissions from bleeding pneumatic devices is about 15% of the total GHG emissions of the oil and gas value chain. Although each pneumatic device is a relatively small emitter, collectively they comprise a major source of methane emissions.

The simplest and most established solution is to replace natural gas as a source of power with compressed air. This solution fits into the infrastructure that exists on-site. However, air compression requires electrical power and nearly half the sites in the US, a larger percentage in Canada, and an additional double-digit percentage globally, are not connected to a stable electrical grid. The reason that bleeding pneumatic devices are so ubiquitous is because most gas fields do not have a stable electrical grid or any grid connectivity at all.

Our solution is to connect the PowerGen to the unprocessed wellhead gas to produce utility-grade power and clean instrument air. It is being implemented across gas fields in North America including the Marcellus, Haynesville and other natural gas plays.

Cellular communication became critical infrastructure and it depends on reliable power

Increasing wireless data proliferation and usage continues to drive wireless service providers to improve their network quality and make investments in the coverage and capacity of their networks. The 2020 COVID-19 epidemic created a slowdown in the industry but made communication even more important. These trends are expected to drive growth in telecommunication infrastructure investments in both urban and remote locations. The demand increases further with the transition to 5G and the requirement for additional capacity driven by ‘Internet of Things’ and ‘edge computing’.

Traditionally, this pressure would drive demand for the incumbent technology, which conventionally consisted of diesel generators. These generators are ubiquitous and cheap. Diesel generators have low capital expenditure and use locally-abundant diesel. However, in some locations, diesel generators are expected to be phased out and the telecom industry is seeking alternatives.

Among the alternatives are gas generators that also have low capital expenditures, but, similar to diesel generators, have high operating expenses and low reliability. Solar-charged batteries are suitable in unique areas where radiation is abundant throughout the year and land is not a constraint. In most other locations, despite the decline in solar panels and battery cost, a 24/7 solar-battery solution is expensive. PowerGen has already been deployed in remote locations and other places, demonstrating competitive performance. We are now starting to commercialize our PowerGen to this sector as a solution for new and existing (retrofit) telecommunication towers.

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The Residential and Business Sectors Moving to Distributed Energy Resources

The increasing frequency and severity of natural disasters will likely increase the cost of grid-supplied power to customers. According to data from the U.S. Department of Energy (DOE), the United States electric grid loses power 285% more often than in 1984, when data collections on blackouts began. These outages result in an annual loss to American businesses of as much as $150 billion, with weather-related disruptions costing the most per event. The recent fire-driven and cold-driven outages in California and Texas significantly enhanced this issue.

Residential and small and medium businesses (SMB) distributed energy resources (DER) are looking for sustainable energy solutions that provide resiliency and immunity against electricity outages. Specifically in the residential market, the ‘home as a sanctuary’ trend was accelerated by the 2020 pandemic, where people live, learn, work and shop from home is already driving a surge in sales of residential generators for both prime power or standby generators. We focus on the high-end segment and are starting to pilot the use of PowerGen for prime and backup power.

Growing Interest in Biogas

Biogas is composed mostly of methane, which is a potent GHG. It contains other components that need to be removed before biogas can be used in the current infrastructure. Refined biogas is often called biomethane or renewable natural gas. According to Navigant, the potential GHG emissions reductions of renewable natural gas in California from the residential and commercial building sectors, could reach similar GHG emissions reduction targets in 2030 as appliance electrification. Furthermore, when comparing the cost effectiveness of different GHG emissions reduction strategies, renewable natural gas scenarios have comparable or lower costs to electrification scenarios. In addition, according to EIA, Biogas qualifies under the U.S. Renewable Fuel Standard Program. Nearly all of the biogas now consumed in the United States is produced from anaerobic decomposition and used for electricity generation.

One of the applications of PowerGen through a feasibility study is the use of direct biogas in-situ at the production site, in addition to our capability to use renewable natural gas to generate electricity. The main components of this solution are a PowerGen; biodigester; gas-tank and a controller. Our preliminary estimates show that PowerGen can abate about 3-4 tons of methane per month at a ratio of 0.1 ton of methane to ton of food waste.

Electric Vehicle Charging

EV charging is an important related application. According to Frost and Sullivan, the U.S. EV sales will rise to 6.9 million cars by 2025. According to McKinsey, the U.S. alone will need a cumulative 20 million charging stations by 2030. This growth will add a significant burden on the U.S. electrical grid. In addition, unlike gas stations, EV fast-charging stations cannot be placed everywhere. They must be placed in close proximity to transformers that can support their heavy draw from the grid.

PowerGen can support this transition in multiple configurations: slow (Level 1 and 2) charging and direct current fast charging (DCFC), which will require 50kW and a supporting battery bank that will be charged by PowerGen over a longer period. This opportunity is currently being studied by the Company.

Transformed Utility Landscape

The EIA projects that the share of renewables in the United States electricity generation mix will increase from 21% in 2020 to 42% in 2050. Wind and solar generation are responsible for most of that growth. The EIA projects that by 2030, renewables will collectively surpass natural gas to be the predominant source of generation in the United States and that solar electric generation will surpass wind energy by 2040 as the largest source of renewable generation in the United States. The excessive supply of solar and wind lead to curtailment of conventional gas power plants.

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While solar and wind help reduce GHG emissions, they provide only intermittent power to the grid. Consequently, renewable energy reduces the grid’s ability to deliver 24/7 reliable electric power. As the penetration of these resources increases, balancing real-time supply and demand becomes more challenging and costly.

Utilities and energy asset owners are leveraging new technologies to drive adoption of distributed prime power generators and Combined Heat and Power (mCHP) that can help balance supply and demand. According to Wood Mackenzie, these technologies may supplant direct load controls in homes as a primary source of demand response, creating large new reservoirs of potential grid flexibility.

We believe that a reliable and fuel flexible generator, which can operate with conventional as well as new fuels will play an important role in this transition.

Our Solution

The PowerGen can deliver highly reliable, uninterrupted, 24/7 clean and sustainable prime power. It can also work as standby power and potentially Combined Heat and Power. It contains a FPSE engine that converts heat into electrical energy. The heat source is external to the sealed engine, which contains a fixed amount of compressed helium gas. The FPSE has a small number of moving parts. The motion is linear and the piston is suspended on flexures, giving rise to the name “Free Piston Stirling Engine.” The FPSE technology allows us to build systems that are customizable, always-on and can serve as a source of reliable power.

The electrical output of the PowerGen is connected to the customer’s electrical load. The typical use configuration for our products provides reliable distributed power in modules of 500 to 5,500-watt range. The footprint is roughly equivalent to five kilowatt per square meter, or approximately fifty times more space-efficient than solar power generation.

The PowerGen is designed for harsh environmental conditions. In addition, it can be easily integrated into a residential or corporate environment due to its compact space requirement, minimal noise profile and absence of harmful emissions.

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Figure 1 shows the PowerGen in some installations.

Figure 1. PowerGen in various installations working as both Prime and standby power (1) A system in Louisiana supplying prime power for Cathodic Protection working after being through Hurricanes Laura and Delta; (2) A remote weather station in Colorado - Rocky Mountains; (3) Remote cell tower in Alaska. PowerGen on the right side of the picture serves as backup power for Telecommunication. It charges batteries when needed using propane. The insert shows the system working during winter at -400F. This picture was taken through a helicopter window. Some of our distributed installations require a helicopter trip for maintenance. In those cases, the ROI of our elevated reliability is nearly immediate.; (4) A pilot installation in Mexico (in collaboration with Sistema bio). The fuel is biogas from animal manure, which was digested in the sleaves in the left side of the picture. The low-pressure biogas is fed into PowerGen to create clean power; (5) Off-shore installation providing prime power to an unmanned platform of the Gulf of Mexico.

The fastest growing application of our solution is the CAP3 system. This system replaces methane emission in pneumatic devices in gas fields with clean instrument air. The air is compresses using our PowerGen, which combusts the normally vented methane, while providing reliable electric power and clean instrument air. The CAP3 package contains: duplex compressors; air dryer; gas flow measurement for mitigation reporting (emissions offset and carbon credits). Available models include: CAP3-F: Large walk-in shelter with auxiliary equipment space for cold weather; CAP3-M: All weather reach-in enclosure; CAP3-L: Warm climate partially roofed open skid; CAP3-G: Grid powered skid. Two of these configurations are shown in Figure 2.

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Figure 2. Two examples of CAP3 configurations: (1) CAP3-M All-weather reach-in enclosure installed in Pennsylvania; (2) CAP3-F Large walk-in shelter for cold climate s with auxiliary equipment space

Our Value Proposition

Clean, reliable remote power. We provide the complete, integrated solution including installation, equipment, service, maintenance and remote monitoring software. Our value proposition has multiple key elements: reliability, resiliency, and low-maintenance; cost savings and predictability; efficiency, sustainability and fuel-flexibility. While the relative importance of these attributes can vary by customer, our ability to deliver these attributes is a significant differentiator for us in the current marketplace and adjacent markets.

Reliability over lifetime. Our legacy is based on our experience providing reliable, low-maintenance, long-life missions including both terrestrial and participation in the development of deep space remote power generation platforms. Reliability is deeply ingrained within our culture. We provide high-performing products to our customers by designing them to stringent reliability targets and then stress-test reliability by intentionally failing parts within extreme, harsh operating parameters. Tests to failure shows us exactly where the margins are, establishes the validity of our products within their specified operating envelope, and helps speed up product improvement cycles. With millions of total hardware operating hours, we continue to demonstrate our capacity to design and manufacture products to the most stringent of reliability requirements.

Resiliency. The PowerGen is designed to provide power in the harshest environments. Our systems provide prime power in the -400F (-580F including wind-chill) of the winters in Canada and Alaska and the +1350F of the summers in Arizona and California. In most of our locations, there is either no available grid or the grid is unreliable. The resiliency of our systems becomes exceedingly important with the decreasing availability of a reliable electrical grid.

Availability. The PowerGen operates at very high availability; many of our systems have availability of more than 99+%. Thus, the PowerGen provides resiliency in off-grid or weak-grid locations and security against a failure that can occur on the electrical grid.

Best in class maintenance. The FPSE is designed to work continuously nearly maintenance free. All our generators are capable of being read remotely to monitor performance. We recommend a light annual inspection; unlike gas generators, this is the only visit recommended.

Cost savings and predictability. We offer our customers the ability to choose the lowest total cost of ownership (TCO) solution. Most of our customers are sensitive to down-time. The combination of our reliability with the significantly lower TCO than competition is a leading differentiator in the natural gas market and expected to be in telecom. In addition, our solution often provides greater predictability and uptime in grid-connected scenarios. We can help customers load shift and peak shave, thereby reducing their exposure to demand charging and other time of use price volatilities.

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Sustainability. Our recent solution, CAP3, reduces emissions while minimizing capital and operating costs. Each 5.5 kilowatt of generation from solar panels abates less than 9 metric tons of CO2 per year. The same amount of power in CAP3 abates more than 1,000 metric tons of CO2 per year. Additional sustainability benefits are the very low NOx and CO emissions and very little noise levels. These qualities are important especially for residential power where CO poisoning is known to lead to severe health risks and sometimes even fatalities.

Flexible fuel. Additional sustainability benefits are the flexible fuel capability that stems from the external combustion characteristics of our technology. The need for a flexible fuel is expected to grow as utilities will shift to biogas, hydrogen and perhaps other low-carbon fuels. Technologies that can utilize these fuels efficiently and reliably will be at a high demand especially in a grid dominated by intermittent sources like solar and wind. Our systems in the field currently use only natural gas and propane as sources of heat to provide power, while there is a feasibility proof for the use of biogas and waste heat and use of residual heat and hydrogen remains to be tested.

Our Market Opportunity

Natural gas. The natural gas market can be divided into two segments: conventional distributed power and decarbonization opportunities. The annual North America conventional remote power market is estimated at hundreds of millions of dollars. It is an established market that follows asset development and equipment replacements. The main applications are cathodic protection (midstream) and automation (upstream) applications.

Our fast-growing opportunity is natural gas decarbonization. This market is estimated at $3 billion based on multiple sources and approaches. Using the IEA (Methane Tracker), we have analyzed the natural gas supply chain emissions per country and per mitigation technology. The data was processed assuming that a Compressed Air Pneumatics (“CAP”) system abates 45-75 tCH4/yr (in round numbers, about 1,100-2,200 tCO2e/yr). The global warming potential (“GWP”) factor between methane to CO2 is assumed 25. This is an unfavorable assumption since under a 20 years scenario the GWP of methane is 86. In addition, we have assumed that 50% of the sites are off-grid. This approach was coupled with a bottom-up approach using the EPA (FLIGHT) data, Thundersaid Energy and Alberta Energy Regulator (AER). This market is driven by regulations that limit the use of bleeding pneumatic devices in gas fields. The Canadian Environmental Protection Act (CEPA) includes Directive 60 that limits emissions from pneumatic devices in Alberta. In the U.S., the Biden administration is expected to limit emissions the natural gas supply chain as part of its climate plan.

Telecommunications. Based on primary and secondary data in a study commissioned by Qnergy, we estimate that the global telecom market for PowerGen is approximately $8 billion. The estimation is based on a complete diesel generators phaseout across all geographies especially in developing countries.

Residential DER. According to Wood Mackenzie, the total U.S. distributed energy resources (“DER”) market is $110 billion. However, our segment is the very high end. About one percent (600,000) homes are valued at $2 million or more. The size of this sector is estimated at $11 billion. As our production costs decline and the adoption rate of DER grows, we will focus on larger markets.

SMB DER. According to the Small Business Bureau, the United States has about 30 million small businesses (“SMBs”). Assuming ten percent penetration of DER where we will sell to the high-end (assuming that businesses are more inclined to pay the premium for our superior performance), we estimate a $8 billion market in the U.S. SMB sector as well.

Biogas in SMB, Restaurants, Small Farms and other Organizations. According to an academic meta-analysis of data from United Nation’s Food and Agriculture Organization (FAO), there are about 570 million small farms globally. Assuming that 20% of these farms will adopt a DER solution that converts agricultural waste to energy and that 5% of those will acquire a low-cost version of the PowerGen, our products will address a $19 billion market. In addition, there is a growing interest in biogas from utilities, SMB, restaurants, government organizations and other.

Our Growth Strategy

Our growth strategy is based on our superior economics and environmental performance. We are initiating the market through high-end customers that depend on clean, distributed power for their operations. These sales allow us to increase volume, reduce cost and penetrate new markets. This will be done while continuing to innovate and improve our performance envelope as well as introducing new business models that allow our customers to select the combination of operating cost and capital cost that meets their needs.

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Expanding Fuel Capabilities. Part of our technology roadmap is to leverage our fuel – agnostic capability to allow customers to use our system not only with propane and natural gas, but also with any mix of biogas and hydrogen. Additional heat sources that are in active discussions or trials are nuclear and waste-heat.

Focus on high-end segments for strategic growth. To establish our product offering and capture the commercial opportunity, we have started selling to high-end sectors and segments that are willing to pay a premium for our superior performance. Our market grows as our volume increase and cost reduced. We have begun our commercialization with remote power solutions to the natural gas sector and are now expanding to telecommunication and plan to expand into the residential and SMB DER sectors.

Geographical Expansion. We expect the demand for our products to grow in first world countries as well as in emerging economies. The list of countries that are relevant to PowerGen due to a combination of insufficient power supply, higher intensity of extreme weather events and commitments to reduce carbon emissions is very broad. Outside of North and Latin America it includes, among others, the U.K., France, Germany, Russia, Italy, Spain, Poland, India, China, Philippines, Vietnam, Indonesia, Mexico, Turkey, Saudi Arabia, U.A.E., Nigeria, Algeria.

Maintain a “field-first” mentality to attract and retain customers. Our customers are willing to pay a premium for our products not only because PowerGen’s superior performance, but also because we have demonstrated our commitment to field service and technical support. Reputation is hard to gain and easy to lose. We have invested and will continue to invest in field support making sure that our customers receive the up-time and ‘peace of mind’ that they expect. Our post-sale engagement is as important as our pre-sale. Our customer support team ensures that our customers are well-served and that our uptime commitment is respected. Our sales strategy is based on a close interaction with end-users both directly and through our distributors.

Shorten sale-cycles by becoming specified vendor. We launched our PowerGen in 2018. As new entrants in a competitive market, we launched our offering with a “try and buy” program. We have sold hundreds of units without a single unit returned to us. The quality and staying power of our customers are important factors contributing to our confidence in this strategy. A high percentage of our current orders are repeat (approximately 80% in year to date 2021), which shortens our sales-cycle and lowers our cost of sales. Our success in landing industry leading customers encouraged other natural gas companies to follow suit. We employ a “land and expand” model with channel partners, which recognizes that new customers typically pilot a limited scale solution initially to gain experience with our PowerGen solutions. Many of our customers have very significant assets and distributed power needs. Moving from a trial to being specified is a key element in our strategy. We work with our customers to become and remain the specified vendor for all their needs in our power range.

Drive production cost reductions to expand our market. We expect to reduce cost with technological innovation and as our volume increases. Since our initial commercial deployments, we have continually reduced the production cost of our systems. This continuous trend will enable our expansion into new markets. We believe that our technology innovation will drive further cost reductions as each successive generation of PowerGen builds on the design and field experience of all previous generations. In addition, increased production volumes should lead to further cost reductions based on economies of scale, enabling market expansion and improved margins. We continue cost reduction with our staff and consultants approaching it from multiple directions including design, tooling, materials and procurement.

Provide innovative financing options to our customers. We intend to continue to assist our customers by providing innovative financing options to purchase our products. We have developed multiple options for our customers to acquire our products and enjoy the benefits of the carbon credits that can be obtained in some regions. We are the first to introduce the option of compressed air as a service (CAaaS) in our industry. CAaaS is a simple utility style agreement with an activation fee and charges for metered air and electricity. These offerings provide a range of options that enable customers to do business with us and secure service (power or air) best customized to their needs. Our customers will be able to purchase our system outright, with operations and maintenance services contracts, or purchase the electricity or compressed air that our systems produce through various financing vehicles including lease. Although to date we have not sold any CAaaS agreements, we believe that it is important that our customers be aware of multiple ways to purchase our product.

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Simplify the process of developing innovative power solutions based on our technology platform. Our technology leadership is considerable and we have a well-established track record of continuous improvements. Our priority is to continue to advance our technology to maintain and reinforce this leadership position. Our current offering is well suited for powering natural gas sites, cell sites in the mobile telephony market and the residential SMB DER markets, that we intend to address. Our FPSE is a broad technology platform. We intend to establish a “Powered by Qnergy” developer program that allows researchers around the world to buy our engines and controllers and develop their own products around our platform. These potential customers will find a flexible arrangement where we support their development efforts with nonrecurrent engineering service to help them couple their heat source to our engine. Our arrangement will include an OEM supply and license agreement in which we will supply engines and controllers to the customer product. Examples include: Terrestrial Nuclear Power, Space Nuclear Power, Sub Sea Power, Waste to Energy and more.

Our Technology

Free Piston Stirling Engine. The original Stirling engine was invented by Robert Stirling in 1816. It is also called external combustion engine because heat energy is applied to the outside of the device. Like a steam engine or internal combustion engine, a Stirling engine converts heat energy to mechanical energy (work) by repeating a series of basic operations, known as its cycle. Stirling engines use pistons but the engine itself is sealed to the atmosphere.

The engine operates using the Stirling cycle, which can theoretically reach the maximal thermal efficiency known as Carnot efficiency. The efficiency achieved in practice is less due to pressure and thermal losses in the engine. The Stirling cycle operates on a closed regenerative thermodynamic cycle, with cyclic compression and expansion of a working fluid at different temperature and pressure levels.

The heat is transferred to the engine’s working gas through the walls of the primary heater. The engine is a completely closed system. The working gas (which may be air or an inert gas such as helium or hydrogen) forces the pistons in the engine to move, compressing and expanding the working fluid, thus producing mechanical energy that can be used to drive a generator and produce electricity.

The original Stirling Engine evolved into what is known as the kinematic Stirling engines where manual linkages like cranks are used to move the working fluid inside the engine. Despite the superior theoretical efficiency, the kinematic Stirling engine did not gain significant commercial traction over the conventional internal combustion engines.

The Stirling engine was modified to the FPSE in the early 1960s with a design that reduces the number of moving parts and nearly eliminates friction and wear altogether. FPSE use pressure variations in the working fluid to drive a linear alternator. In the FPSE the moving parts have no side load thanks to the lack of connecting rods, which enables a long operating life without the need for lubrication. In FPSE the mechanical dynamics and the thermodynamics are highly coupled, making designing a FPSE more complicated than designing a kinematic Stirling engine. The FPSE can operate very quietly, since off-axis motions and forces are eliminated, hence resulting vibrations to the engine are in the axial direction and may be easily isolated.

The motion in the FPSE is linear and the piston is suspended on flexures, giving rise to the name Free Piston Stirling Engine. The engine is contactless (i.e. no contact between moving parts, fully sealed and requires no lubrication or oil change). Since the FPSE have no manual linkages, both the reliability and life expectancy of the engine are increased as there is nearly no wear in the system. The FPSE construct allows us to build systems that are, always-on and can serve as a source of reliable primary and/or standby power. Among the benefits attributed to FPSE beside high reliability, low emissions and fuel flexibility. In the last few decades Qnergy and its predecessors improved the FPSE technology in term of manufacturability, cost and power density.

Electronic controller firmware and hardware. We have developed and are manufacturing an electronic control board which we call Qnergy Electronic Control (QEC). The QEC is responsible for the health and the operation of the engine. Among other functions, the QEC verifies the stroke of the engine, ensuring that at any given time the engine is cooled by water and does not over stroke.

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From the electrical standpoint, the QEC converts the Stirling Engine AC power to DC power. It also uses our firmware to accurately follow customers’ electrical loads. In addition, the QEC has a bidirectional battery interface which enables the QEC to charge its DC buses during startup. This allows the QEC to provide AC auxiliary power to a system when the engine is not providing power.

System. The engine + controller are the ‘muscle’ and ‘brain’ of our products. But there is still a need for a body to have a full product. This is the system. It includes the engine and controller but also a Coolant Loop, Heat Rejection Unit, Local User Interface and Control (LUI) and more.

Remote monitoring. Our PowerGen units are connected to a cloud-based IoT platform and a database server. Data is pushed constantly to monitor performance and provide early alerts, which are created for faults or any other abnormalities. Systems typically communicate via an amplified cellular signal. We can also provide a satellite option in remote locations where cell signal is unavailable. For CAP customers we enable methane abatement monitoring that enables quantifying their emissions for internal or reporting purposes such as carbon credits.

Our Products

Our products are based on our proprietary FPSE platform. Most of our currently commercial products are built on the QB80 series. As an external combustion engine, the Qnergy QB80 can run on almost any heat source. The engine is designed for long, uninterrupted quiet operation.

We have three main product lines that are based on the QB80: Power Generator Series; Engineered Solutions and a Stirling Engine with Controller (OEM / Developer Program), as illustrated in Figure 3.

Figure 3. We have three product lines: (1) PowerGen units for various markets and applications that will be able to use natural gas, propane, biogas or hydrogen; (2) Engineered Solutions. The figure shows our Compressed Air Pneumatics (CAP3) solution; (3) Developer Package for long-term supply and OEM Program.

PowerGen Series

The PowerGen is our versatile generator that is designed to serve multiple markets and opportunities. utilizes the Qnergy QB80 series engine. PowerGen is a thermal-powered generator suitable to utilize virtually any combustible gaseous fuel. The PowerGen is made for rugged and remote operation and yet can easily meet the aesthetic design requirements of an indoor residential or corporate environment. The PowerGen provides reliable electrical power supply to the most demanding and mission-critical loads.

We offer PowerGen systems with different sizes and specifications. We currently offer 600W, 1200W, 1800W and 5600W solutions. The PowerGen product line can be configured to prime or standby power and for tandem operation. By means of its flexible and modular design, this generator package can be tailored to provide a broad range of power output architectures to meet the electrical requirements of each specific site load.

As of the date of this prospectus, the sale price of the PowerGen to the end user is in the range of $35,000 to $50,000, and the sale price of the CAP-3 is in the range of $60,000 to $100,000. As of the date of this prospectus, by utilizing our current manufacturing facilities, we are able to produce approximately 6,000 linear engines annually. As of the date of this prospectus, we have sold more than 420 PowerGen units. We estimate that the potential production capacity existing in our current facilities will satisfy our business needs and goals in the coming years such that in five to seven years, our actual production volume is expected to be approximately 85% to 95% of such potential production capacity. This estimate, which is subject to change and is no guarantee of future performance, is based on, among other things, management’s assessments based on its experience, market data and other information available to us as of the date of this prospectus and the implementation of a business plan focusing on the following: the market development of CAP3 systems; marketing and sales to new areas for strategic growth; expanding fuel supply capabilities; shortening the sales cycle as a result of performance proof; reducing production costs; providing innovative financing options to customers; simplifying development processes for innovative power supply solutions based on our products; maintaining a “field” service and support approach to attract and retain customers; and geographical expansion.

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All of our PowerGen units are connected to our central cloud based, IoT platform that connects the system through an amplified cell signal and occasionally satellite. It allows us to perform over -the-air upgrades and real-time analytics as well as provide our customers with 24/7 live support and early failure alerts.

Assembled using lean manufacturing processes, the PowerGen meets strict quality standards. The integrated components and controls are all designed to maximize the customer’s ability to monitor their power-generation asset while minimizing servicing of any kind.

Engineered Solutions

This product line allows us to capture the value of a full solution to specific customer problems that require our PowerGen technology in a special configuration. The prime example is our compressed air solution for bleeding pneumatic devices. Other solutions are our off-shore package (released) and solar-hybrid system (released), that contains a PowerGen. A future off-grid fast EV charger will fall under this category as well. In most cases we work with specialized engineering firms to develop these solutions. Our ability to develop standardized and customized engineered solutions is important for building and retaining long-term relationships with our tier 1 customers.

Compressed Air Pneumatics (CAP3). Our CAP3 solution is our main revenue driver for 2021 as well as the next few years and is a prime example of an engineered solution. This system allows operators to replace methane emission in pneumatic devices in gas fields with clean instrument air. The air is compressed using our PowerGen, which combusts the normally vented methane, while providing reliable electric power and dry, clean instrument air.

In June 2021, we entered into a blanket purchase order agreement with one of the world’s leading energy companies to supply 100 CAP-3 systems for a period of 18 months to be installed in Texas, which we expect to result in proceeds of approximately $4,000,000 to $6,000,000.

Hybrid solutions Qnergy’s solar hybrid system leverages the PowerGen to supplement photovoltaic power. Under normal conditions the PV array supplies power through a battery bank. The PowerGen engine is in standby, monitoring the battery. In extended durations of poor solar availability, the PowerGen intelligent control system will start the engine and charge the batteries. In cold northern climates, the waste heat of the PowerGen system is harvested to maximize system performance and extend battery life. Pairing a more reasonably sized off-grid solar package with the PowerGen 5650 increased the reliability and value of a solar-battery system. The generator eliminates deep discharge cycles on the battery, preventing accelerated aging. Using fewer batteries that last longer not only saves capital but reduces the environmental waste associated with disposal. With the intelligent control system, the engine only runs when required, optimizing fuel consumption. This system adapts to changing weather conditions ensuring efficient power production, while the low-maintenance engine drives operational savings.

“Powered by Qnergy” Developer Program

We intend to establish a “Powered by Qnergy” developer program for customers in order to leverage our technology platform to develop new applications using non-conventional fuel sources. The developer program will be designed to capture additional value of our FPSE platform. In many cases, companies seek to develop markets and applications that we do not intend to pursue directly. We will establish a process that may include selling hardware and non-recurring engineering with a long term OEM agreement that includes manufacturing and supply and potentially a field-of-use license. We believe that OEM products serve as a future revenue source and a way to leverage innovation and expand our technology, while protecting our IP, proprietary information and assets.

Competition

Most often, we compete against the utility grid which is extremely high in capital expenditure requirement for connecting sites. In other cases, we compete against alternative power generation technologies mainly Gas-Powered Internal Combustion Engines (ICE) and Fuel Cells (FC). As we drive down our cost, we expect our economic value proposition to continue to improve relative to the grid and alternative generators in all the markets that we have described.

The main incumbent and most established technology are ICE generators. These generators are similar in design to the engines used in automobiles. ICEs suffer from frequent maintenance requirements, high noise levels, toxic emissions (CO, NOx) and low reliability. Gas-powered ICE generators are currently produced in part by Generac, Caterpillar, and Cummins. These companies have products and markets that are well developed and technologies that have been proven for a long time. Hence, our distributed generation competitors are well established firms, they derive advantages from production economies of scale, worldwide presence, and greater resources which they can devote to product development or promotion. Despite these incumbent advantages the fundamental challenges of high emissions and low reliability of gas-powered ICEs remain.

Realizing the threat on their core business we expect some of the large ICE companies to enter or attempt to enter the commercial production of FPSE, similar to the way that automotive companies shift to producing electric vehicles. These companies have greater resources than us. They may be able to produce FPSE or develop alternative technologies, either on their own or in collaboration with others. Our approach is to remain the global leader in FPSE by keenly protecting our know-how and trade secrets and leveraging our first mover advantage with FPSE technology.

Several fuel-cell companies sell to the Telecom and DER markets (e.g., Plug Power, Ballard Power Systems). We believe that despite the preferable scale of competing technologies, in many instances both gas-powered ICEs and fuel cells will not be able to compete with the superior reliability of the PowerGen.

Due to these competitive threats, our strategy has been to establish our company as a world-class supplier, while keenly protecting our know-how and trade secrets. We have initially focused on a single beachhead market to demonstrate the performance of our PowerGen in a well-defined sector. Now, that this milestone was met, we are expanding to other markets.

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RISK FACTORS

Our business is subject to many risks and uncertainties, as more fully described under “Risk Factors” and elsewhere in this prospectus. For example, you should be aware of the following before investing in our common stock:

●	Our historical revenues have been generated in the natural gas market. However, our future growth is expected to be based partly on the DER markets;

●	Certain estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate;

●	We derive a substantial portion of our revenue and backlog from a limited number of customers, and the loss of, or a significant reduction in orders from, a large customer could have a material adverse effect on our operating results and other key metrics;

●	Disruption in the global supply chain and other reasons that lead to the failure of our suppliers to continue to deliver necessary components of our PowerGen units in a timely manner could prevent us from delivering our products within required time frames, and could cause installation delays, cancellations, penalty payments and damage to our reputation;

●	If we are not able to continue to reduce our cost structure in the future, our ability to grow to additional markets may be impaired;

●	The ongoing effects of the COVID-19 pandemic could adversely affect our business, financial condition, results of operations, or cash flows;

●	Our limited operating history and our nascent industry makes evaluating our business and future prospects difficult;

●	Our operating results are dependent, in large part, upon the successful commercialization of our products. Failure to produce our products as scheduled and budgeted would materially and adversely affect our business and financial condition;

●	We have earlier versions of engines and systems in the field. Some of these engines may need to be replaced;

●	Our Free Piston Stirling Engine (FPSE) contains high pressure helium;

●	Components for the engine requires specialized tooling and equipment;

●	Continuous manufacturing of the engine requires special built tooling and trained manufacturing personnel;

●	Our field experience with biogas is limited;

●	Adverse economic conditions may have an impact on our business and financial condition, including some effects we may not be able to predict;

●	Product quality expectations may not be met, causing slower market acceptance or warranty cost exposure;

●	We currently face and will continue to face competition;

●	Impairment charges on our long lived assets, including intangible assets with finite lives would adversely affect our financial position and results of operations;

●	The DER and specifically the stand-alone power generator industry is an emerging market that may not receive widespread market acceptance;

●	Our growth depends on companies and individual’s willingness to mitigate climate change and adapt to it;

●	We depend upon the development of new products and enhancements of existing products;

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●	Commodity market factors impact our costs and availability of materials;

●	We have incurred significant losses in the past;

●	If our PowerGen units contain manufacturing defects, our business and financial results could be harmed;

●	We may fail to use hydrogen and biogas as fuels;

●	Some of our customers may benefit from the availability of rebates, carbon credits and other financial incentives. The reduction, modification, or elimination of government economic incentives could cause our revenue to decline and harm our financial results;

●	Our products involve a lengthy sales and installation cycle, and if we fail to close sales on a regular and timely basis it could harm our business;

●	If we do not effectively implement our sales, marketing and service plans, our sales will not grow and our results of operations will suffer;

●	Our business and financial performance depends in part on the natural gas industry, and a decline in prices for natural gas may have an adverse effect on our revenue, cash flows, profitability and growth;

●	Established generator companies may decide to develop a FPSE generator;

●	Our future success depends in part on our ability to increase our production capacity and we may not be able to do so in a cost-effective manner;

●	We have in some instances, entered into long-term supply agreements that could result in insufficient inventory and negatively affect our results of operations;

●	We face supply chain competition, including competition from businesses in other industries, which could result in insufficient inventory and negatively affect our results of operations;

●	If we fail to manage our growth effectively, our business and operating results may suffer;

●	The installation and operation of our PowerGen units are subject to environmental laws and regulations in various jurisdictions, and there is uncertainty with respect to the interpretation of certain environmental laws and regulations to our PowerGen units, especially as these regulations evolve over time;

●	Since in our current market, PowerGen uses fossil fuel, our business prospects may be negatively impacted if we are prevented from completing new installations or our installations become more costly as a result of laws, regulations, ordinances or other rules applicable to our PowerGen units, or by our customers’ and potential customers’ power generation procurement policies;

●	Our substantial indebtedness may limit our financial and operating activities and may adversely affect our ability to incur additional debt to fund future needs; and

●	We may not be able to generate sufficient cash to meet our operational and financial goals.

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Corporate Information

We were incorporated in the State of Delaware on October 30, 2013 as Ricor Generation Inc. (“Ricor”). Ricor was a wholly-owned subsidiary of Dagai Gilboa Agriculture Cooperative Association Ltd., an Israeli corporation, which changed its name to Qnergy Agriculture Cooperative Association Ltd. before changing its name again to Qnergy Ltd. On January 7, 2014, we changed our name to Qnergy Inc. On December 31, 2019, Qnergy Ltd. transferred 100% of its holdings in Qnergy Inc. to its then existing shareholders, E.H.I holding 2002 - Agriculture Cooperative Association Ltd., Tene Growth Capital (Investment Fund) L.P and Tene Investment in Qnergy Limited Partnership, as payment for the redemption of redeemable shares by Qnergy Ltd. to its shareholders (the “Restructuring”). Upon completion of the Restructuring, Qnergy Ltd. was no longer a shareholder of Qnergy Inc.

Our principal executive offices are located at 300 West 12th Street Ogden, UT 84404, and our telephone number is (801) 752-0100. Our website address is www.qnergy.com. The information on, or that can be accessed through, our website is not incorporated by reference into, and is not part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

“Qnergy” is our registered trademark in the United States and is registered in the United Kingdom, the European Union, the Russia Federation and Mexico. We do not have other registered trademarks and service marks in the United States or elsewhere.

This prospectus also contains trademarks, service marks and trade names of other companies. We do not intend for our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of, us by these other companies.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include:

●	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

●	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure about our executive compensation arrangements;

●	an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements; and

●	extended transition periods for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest to occur of: (1) the end of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (2) the end of the first fiscal year in which we are deemed to be a “large accelerated filer,” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; and (4) the end of the fiscal year during which the fifth anniversary of this offering occurs. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We intend to take advantage of the exemptions discussed above. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

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THE OFFERING

Common stock offered	4,342,160 shares

Common stock outstanding after this offering	22,446,390 shares

Use of proceeds

We are offering to sell shares of our common stock on a best efforts basis. We will conduct the offering of shares of our common stock through a uniform offering with the price of the shares of our common stock determined through a Tender Process (as described in “Plan of Distribution”). The distributors will not be under any obligation to purchase or sell any shares of our common stock. There is no minimum number of shares required to be sold in order for the offering to proceed. We estimate that the net proceeds from the sale of shares of our common stock that we are selling in this offering, based on an assumed initial public offering price of $11.515 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated distributor commissions and estimated offering expenses payable by us, will be approximately:

●     $11.3 million (if 25% of the offering is sold);

●     $23.5 million (if 50% of the offering is sold);

●     $35.6 million (if 75% of the offering is sold); or

●     $47.7 million (if 100% of the offering is sold).

We intend to use the net proceeds from this offering, as well as any cash income from our ongoing activities, for (i) an increase in our marketing and sales efforts, mainly for the CAP-3 system, in the natural gas market in the U.S. and Canada ($2 million to $5 million), (ii) geographic expansion into additional territories outside North America, as well as adopting our products to the regulation in any such new territory ($2 million to $5 million), (iii) ongoing R&D, focusing on improving our existing products and decreasing production costs ($6 million to $12 million), (iv) investing in additional markets, and in particular the bio-gas, the telecom and the residential markets, by developing targeted products and creating joint ventures ($6 million to $12 million), (v) the repayment of any outstanding loans or other indebtedness, and (vi) the establishment of an R&D center in Israel with at least five full time employees. See “Use of Proceeds.”

Voting rights	Shares of common stock are entitled to one vote per share.

Listing	We intend to apply to list our common stock on the Tel Aviv Stock Exchange (the “TASE”) under the symbol “QNRG.” Our common stock will not be listed on a national securities exchange in the United States.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

No offers and sales in the United States

The offering is a registered initial public offering solely in Israel by a U.S. domestic issuer, which will be marketed through Israeli distributors. The TASE Clearing House, the clearing entity for the offering, is not permitted under its rules to accept securities that are subject to transfer restrictions of the kind required under Rule 905 of Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”). Consequently, we have decided, as an unlisted U.S. domestic issuer, to effect our initial public offering and public listing of our equity securities on the TASE in Israel by use of a full Form S-1 registration process under the Securities Act. By relying on this registration process instead of resorting to an unregistered Regulation S offering, we will be able to satisfy the listing requirements of the TASE while simultaneously complying fully with the Securities Act. Because the registered public offering that we are undertaking is targeted solely at non-U.S. investors in Israel, no U.S. underwriters or distributors will be involved in the offering.

Although the shares of our common stock offered by this prospectus are being registered under the Securities Act, no shares of our common stock will be offered, sold or delivered within the United States or to U.S. persons (as defined in Regulation S), and no directed selling efforts (as defined in Regulation S) in the United States relating to us or the offering of the shares of our common stock by this prospectus will be made by the distributors. The shares of our common stock offered by this prospectus through the distributors will only be offered, sold and delivered to non-U.S. persons (as defined in Regulation S) in offshore transactions (as defined in Regulation S) outside the United States. Selling efforts by us, the distributors or anyone acting on behalf of us or any of the distributors will only be conducted in Israel and directed only to Israeli investors who are also non-U.S. persons (as defined in Regulation S).

The Israeli distributors for the offering are not subject to the requirements to which U.S. broker-dealers are subject under the Securities Exchange Act of 1934, as amended (i.e., not required to be registered as a U.S. broker-dealer or to act through an affiliate that is registered as a U.S. broker-dealer). As a result, the Israeli distributors will not be conducting any marketing activities, offers or sales in or into the United States or involving U.S. persons in connection with the offering. References to Regulation S in this prospectus relate solely to the use of the clear definitions and principles found in Regulation S to structure the necessary and appropriate restrictions on offering, solicitation and underwriting activities in or into the United States or with respect to U.S. persons.

The number of shares of our common stock outstanding after this offering is based on 1,000,000 shares of our common stock outstanding as of June 30, 2021, and gives effect to (1) the conversion of 500,000 shares of our Series A preferred stock, 130,180 shares of our Series B preferred stock and 102,093 shares of our Series B-1 preferred stock outstanding as of June 30, 2021 into an aggregate of 732,273 shares of our common stock upon the completion of this offering, (2) the conversion of 13,018 warrants to purchase shares of our common stock at an exercise price of $46.10 per share, outstanding as of June 30, 2021 into 13,018 shares of our common stock upon the completion of this offering, (3) the conversion of 1,000 shares of our Series A-1 preferred stock outstanding as of June 30, 2021 into 65,132 shares of our common stock upon the completion of this offering, and (4) a 10-for-1 forward stock split of our common stock to be effected upon the completion of this offering, but after the conversions described above, and excludes:

●	131,892 shares of common stock issuable upon exercise of stock options outstanding under our Option Plan as of June 30, 2021, at a weighted-average exercise price of $40.00 per share; and

●	9,210 additional shares of our common stock reserved for future issuance under our Option Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our Option Plan.

For more information regarding our Option Plan, see “Executive Compensation – Option Plan.”

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SUMMARY FINANCIAL AND OTHER DATA

You should read the summary financial data set forth below in conjunction with our financial statements, the notes to our financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

The summary consolidated statements of operations data for the years ended December 31, 2019 and 2020 are derived from our audited consolidated financial statements included elsewhere in this prospectus. We derived the summary consolidated balance sheet data as of December 31, 2020 from our audited consolidated financial statements included elsewhere in this prospectus. The statements of operations data for the six months ended June 30, 2021 and June 30, 2020 and the balance sheet data as of June 30, 2021 and June 30, 2020 are derived from our unaudited financial statements included elsewhere in this prospectus. You should read the following summary consolidated financial data below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and other financial information included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future. The selected consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this prospectus.

Please see the section titled “Selected Consolidated Financial Data—Key Operating Metrics” for information regarding our key operating metrics.

	Year Ended December 31, 2019	Year Ended December 31, 2020	Six Months Ended June 30, 2020 (Unaudited)	Six Months Ended June 30, 2021 (Unaudited)
	(in thousands, except for per share data)
Consolidated Statements of Operations
Revenues	$8,771	$8,603	$8,527	$3,930
Cost of revenues	$8,081	$7,922	$6,783	$3,659
Gross profit	$690	$681	$1,744	$271
Operating expenses:
Research and development	$2,210	$2,015	$1,274	$1,078
Sales and marketing	$963	$1,455	$1,206	$788
General and administrative	$1,217	$1,311	$2,356	$771
Other Income	$—	$—	$665	$—
Total operating expenses	$4,390	$4,781	$4,171	$2,637
Operating loss	$3,700	$4,100	$2,427	$2,366
Financial expenses, net	$1,346	$967	$287	$640
Loss	$5,046	$5,067	$2,714	$3,006

Loss per share attributable to ordinary shareholders, basic and diluted	$50.46	$5.07	$2.71	$3.01

Weighted-average shares used in computing the loss per share attributable to ordinary shareholders, basic and diluted	100,000	1,000,000	1,000,000	1,000,000

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	Year Ended December 31, 2019	Year Ended December 31, 2020	Six Months Ended June 30, 2020 (Unaudited)	Six Months Ended June 30, 2021 (Unaudited)
	(in thousands)
Balance Sheet Data
Current assets:
Cash and cash equivalents	$2,071	$4,444	$	$1,994
Accounts receivable	$1,283	$1,178	$	$2,396
Prepaid expenses and other assets	$129	$88	$	$803
Inventories, net	$2,129	$2,581	$	$3,127
Total current assets	$5,612	$8,291	$	$8,320
Property and equipment, net	$2,982	$2,457	$	$2,376
Operating lease right-of-use assets	$1,086	$904	$	$808
Other long-term assets	$—	$—	$	$495
Intangible assets, net	$1,907	$1,771	$	$1,703
Total assets	$11,587	$13,423	$	$13,702
Current liabilities:
Trade payables	$674	$605	$	$1,854
Accrued expenses and other liabilities	$1,268	$1,198	$	$1,606
Deferred revenues	$66	$138	$	$215
Revolving line of credit, net of issuance costs of $64				$738
Current maturities of long-term debt	$1,125	$1,500	$	$1,500
Total current liabilities	$3,133	$3,441	$	$5,913
Long-term operating lease liabilities	$940	$744	$	$637
Long-term loans	$1,835	$2,302	$	$662
Shareholders’ loan	$6,166	$—	$	$—
Shareholders’ convertible loans	$3,837	$—	$	$—
Conversion component of convertible loans	$703	$—	$	$—
Warrants to purchase preferred shares	$112	$442	$	$812
Total liabilities	$16,726	$6,659	$	$8,024

Preferred shares of $0.0001 par value: 749,000 authorized as of June 30, 2021 and December 31, 2020 and 500,000 authorized as of December 31, 2019; 733,273 issued and outstanding as of June 30, 2021 and December 31, 2020 and 500,000 issued and outstanding as of December 31, 2019. Liquidation preference of $55,000 as of June 30, 2021 and December 31, 2020 and $20,000 as of December 31, 2019.	$12,820	$29,703	$	$29,703
Shareholders’ deficit:

Ordinary shares of $0.0001 par value: 2,001,000 shares authorized as of June 30, 2021 and December 31, 2020 and 1,500,000 shared authorized as of December 31, 2019; 1,000,000 issued and outstanding as of June 30, 2021, December 31, 2020 and December 31, 2019.

	*	*	$	*
Additional paid-in capital	$16,326	$16,413	$	$18,041
Accumulated deficit	$(34,285)	$(39,352)	$	$(42,066)
Total shareholders’ deficit	$(17,959)	$(22,939)	$	$(24,025)
Total liabilities and shareholders’ deficit	$11,587	$13,423	$	$13,702

(*)	Amount less than $1.

Key operating metrics:

	Year Ended December 31, 2019	Year Ended December 31, 2020	Six Months Ended June 30, 2021 (Unaudited)	Six Months Ended June 30, 2020 (Unaudited)

Revenue from Product Shipped in the Period	$8,105	$7,742	$8,066	$3,538
Revenue from Services, Software and Other Agreements in the Period	$666	$861	$461	$392
Book to bill Ratio in the Period	104%	115%	132%	93%
Methane Abated in the Period (t CO2-e)	-	4,490 tons	6,306 tons	-

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider these risk factors, together with all of the other information included in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes, before you decide to purchase shares of our common stock. While we believe the risks and uncertainties described below include all material risks currently known by us, it is possible that these may not be the only ones we face. If any of the risks actually occur, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to Our Business and Industry

Our historical revenues have been generated in the natural gas market. However, our future growth is expected to be based partly on the DER markets.

Our historical revenues have been generated in the natural gas market, initially in remote power and later in compressed air pneumatics (CAP). However, our future growth is expected to be based partly on the biogas, telecom, residential and small-medium business DER markets. We plan to grow into these markets, but we currently do not have any revenue from or commercial or operational experience in these markets. The DER market, which is the market for energy resources that may or may not be connected to the grid, is expected to be a larger market than the natural gas market in which we currently operate and generate our revenues from. However, there is no guarantee that we will be successful in expanding into these markets. For example, we may fail to hire the right marketing and sales professionals or may find that the product fit is not as good as expected or anticipated.

Certain estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate.

This prospectus includes several estimates by us and third parties of the potential addressable market for electricity and for our products and services, both internationally and in the United States. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. In particular, estimates and forecasts relating to the size and expected growth of the demand for stand-alone generators in the sub 10 kilowatt range in our target markets, the adoption of our products, our capacity to address this demand, and our pricing may prove to be inaccurate. In addition, third-party estimates of the addressable market for commercial, industrial and public services electricity reflect the opportunity available from all participants and potential participants in the market. Any inaccuracies or errors in third-party estimates of market opportunity may cause us to misallocate capital and other business resources, which could divert resources from more valuable alternative projects and harm our business.

The addressable market we estimate may not materialize for many years, if ever, and even if the markets in which we compete meet the size estimates and growth forecasts in this prospectus, our business could fail to grow at similar rates, if at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market size or growth included in this prospectus should not be taken as indicative of our future growth.

We derive a substantial portion of our revenue and backlog from a limited number of customers, and the loss of, or a significant reduction in orders from, a large customer could have a material adverse effect on our operating results and other key metrics.

In any particular period, a substantial amount of our total revenue could come from a relatively small number of customers. The loss of any large customer order, or delays in installations of new PowerGen units with any large customer, could materially and adversely affect our business results.

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Disruptions in the global supply chain and other reasons that lead to the failure of our suppliers to continue to deliver necessary components of our PowerGen units in a timely manner could prevent us from delivering our products within required time frames, and could cause installation delays, cancellations, penalty payments and damage to our reputation.

We rely on a number of third-party suppliers for some of the components for our PowerGen units. If we fail to develop or maintain our relationships with our suppliers, we may be unable to manufacture our PowerGen units or our PowerGen units may be available only at a higher cost or after a long delay. Such delays could prevent us from delivering our PowerGen units to our customers within required timeframes and cause order cancellations. We have had to create our own supply chain for some of the components and materials utilized in our PowerGen units. We have made significant expenditures in the past to develop our supply chain. In many cases, we entered into contractual relationships with suppliers to jointly develop the components we needed. These activities were time and capital intensive. Accordingly, the number of suppliers we have for some of our components and materials is limited to only a few suppliers and in some cases sole sourced. Some of our suppliers use proprietary processes to manufacture components. We may be unable to obtain comparable components from alternative suppliers without considerable delay, expense or at all, as replacing these suppliers could take several months, although we believe that there is no significant cost expected as a result of the replacement of a supplier. Some of our suppliers are smaller, private companies, heavily dependent on us as a customer. If our suppliers face difficulties obtaining the credit or capital necessary to expand their operations when needed, they could be unable to supply necessary components needed to support our planned sales and services operations, which would negatively impact our sales volumes and cash flows.

Moreover, we may experience unanticipated disruptions to operations or other difficulties with our supply chain or internalized supply processes due to exchange rate fluctuations, volatility in regional markets from where materials are obtained, particularly China and Taiwan, changes in the general macroeconomic outlook, political instability, expropriation or nationalization of property, civil strife, strikes, insurrections, acts of terrorism, acts of war or natural disasters. The failure by us to obtain components in a timely manner, or to obtain raw materials or components that meet our quantity and cost requirements, could impair our ability to manufacture our PowerGen units or increase their costs or service our existing portfolio of PowerGen units under maintenance services agreements. If we cannot obtain substitute materials or components on a timely basis or on acceptable terms, we could be prevented from delivering our PowerGen units to our customers within required timeframes, which could result in sales and installation delays, cancellations, penalty payments, or damage to our reputation, any of which could have a material adverse effect on our business and results of operations. In addition, we rely on our suppliers to meet quality standards, and the failure of our suppliers to meet or exceed those quality standards could cause delays in the delivery of our products, unanticipated servicing costs and damage to our reputation.

If we are not able to continue to reduce our cost structure in the future, our ability to grow to additional markets may be impaired.

We must continue to reduce the manufacturing costs for our PowerGen units to expand our market. While we have been successful in reducing our manufacturing costs to date, the cost of components and raw materials, for example, could increase in the future. Any such increases could slow our growth and cause our financial results and operational metrics to suffer. In addition, we may face increases in our other expenses, including increases in wages or other labor costs, as well as installation, marketing, sales or related costs. We may continue to make significant investments to drive growth in the future. In order to expand into the broad residential market in which the price of competitive products is lower while still maintaining our current margins, we will need to continue to reduce our costs. In some cases, our cost-reduction activities will require engineering changes to our products. Increases in any of these costs, or our failure to achieve projected cost reductions, could adversely affect our results of operations and financial condition and harm our business and prospects.

The ongoing effects of the COVID-19 pandemic could adversely affect our business, financial condition, results of operations, or cash flows.

An infectious disease caused by Severe Acute Respiratory Syndrome Coronavirus 2 (SARS CoV-2) that was first detected in November 2019 in the city of Wuhan, China, known as COVID-19, resulted in an outbreak throughout the world. The subsequent spread of COVID-19 to the U.S. and many other parts of the world led the World Health Organization to characterize COVID-19 as a pandemic on March 11, 2020. Thereafter, most U.S. states imposed “stay-at-home” orders on their populations to stem the spread of COVID-19. Governments, public institutions, and other organizations in countries and localities throughout the world have taken and are continuing to take certain emergency measures to combat the spread of COVID-19, including implementation of restrictions on travel and orders that restrict the operations of institutions such as schools and businesses. These conditions will negatively impact all aspects of our business. Our business is also dependent on the continued health and productivity of our employees, including our manufacturing employees, sales staff and corporate management teams. While the full impact of the COVID-19 outbreak and government response is not yet known, we experienced impacts of this pandemic in the year ended December 31, 2020 and it could materially harm our business, results of operations and financial condition in the future.

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In addition, due to domestic and international governmental orders restricting certain activities in response to COVID-19, we have experienced, and may in the future experience, certain disruptions in our business, including changes to our on-site operations to reduce manufacturing capacity and implement social distancing, reductions in our suppliers’ ability to source, maintain inventory and ship raw materials and components in alignment with our demands, work stoppages, slowdowns and delays, including having most of our employees working outside of our offices, travel restrictions, reduced access to our customers for product training and case support, and cancellation of events, delays in product development efforts, and other negative impacts on our capacity to manufacture, our suppliers’ capacity to source and ship raw materials and our distributors’ ability to sell and support the use of our products.

The COVID-19 pandemic has also caused significant uncertainty and volatility in global financial markets. Due to such volatility, we may not be able to raise additional capital, if needed, on favorable terms, or at all. Further adverse economic events resulting from the COVID-19 pandemic, including a recession, depression or other sustained economic downturn, could materially and adversely affect our business, access to capital markets and the value of our common stock.

As of April 22, 2020, we entered into a loan with Cache Valley Bank in an aggregate principal amount of $653 pursuant to PPP under the CARES Act. Our request for forgiveness in full of the PPP loan was accepted in May 2021.

Additionally, our liquidity could be negatively impacted if these conditions continue for a significant period of time and we may be required to pursue additional sources of financing to obtain working capital, maintain appropriate inventory levels, and meet our financial obligations. Currently, capital and credit markets have been disrupted by the crisis and our ability to obtain any required financing is not guaranteed and largely dependent upon evolving market conditions and other factors. Depending on the continued impact of the crisis, further actions may be required to improve our cash position and capital structure.

The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. We do not yet know the full extent of potential impacts on our business or the global economy as a whole. However, these effects could adversely impact our business, financial condition, results of operations, or cash flows. Given the approval of the vaccines developed against the virus, as of the end of 2020 and during the first quarter of 2021, a number of states in the United States have returned to routine commercial activity, especially in areas where most of our activity is. On the other hand, Canada is still under closure, but we expect the return to commercial activity in the near future. In addition, we are still experiencing significant difficulties with regard to the continuity of the supply chain, mainly with respect to East Asian countries.

Our limited operating history and our nascent industry makes evaluating our business and future prospects difficult.

From our inception in 2013, we have been focused principally on research and development activities. We did not recognize any commercial revenue from PowerGen units until 2018. As a result, we have a limited history operating our business at its current scale, and therefore a limited history upon which you can base an investment decision.

Our PowerGen is a new type of product in the energy industry. Predicting our future revenue and appropriately budgeting for our expenses is difficult, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially and adversely affected. You should consider our prospects in light of the risks and uncertainties emerging companies encounter when introducing a new product into a nascent industry.

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Our operating results are dependent, in large part, upon the successful production of our products. Failure to produce our products as scheduled and budgeted would materially and adversely affect our business and financial condition.

We cannot be certain that we will deliver ordered products in a timely manner. We have limited production slots for our products. Any delays in production will increase our costs, reduce future production slots and could significantly impact our business, financial condition and operating results.

We have early versions of engines and systems in the field. Some of these engines may need to be replaced.

Some of our installed units may fault because they were manufactured with earlier versions of our engines and electronics controller or due to a different reason. Although these units are out of warranty, they may fault which may lead to loss of reputation and damage our business. We may decide to replace those units if and when they fail which will lead to a financial cost that could adversely affect our operating results, financial condition and cash flow.

Our Free Piston Stirling Engine contains high pressure helium, but cannot be shipped pressurized with helium.

While our FPSE is not a conventional pressure vessel and is pressurized with helium, it is exempt from code for the design and construction of pressure vessels. We have applied the code methodologies to our pressure vessel design to the fullest extent possible. However, there can be no assurance that in the future our FPSE may be subject to different regulations. In addition, while we have tested our FPSE with respect to extreme temperatures and pressures, have taken steps to make sure that systems do not leave our factory pressurized and are working to obtain approval from the U.S. Department of Transportation to ship pressurized FPSE, our distributors and customers may still ship pressurized systems.

Components for the engine requires specialized tooling and equipment.

The nature of the free piston Stirling engine requires specialized component parts made from specific material including high nickel alloys, specialized aluminum alloys, and stainless steels. The manufacturing processes for these components are diverse and spread across many suppliers. Qnergy has made significant investments into tooling that resides at suppliers and some of these suppliers are sole sourced which represents a risk to Qnergy. We are seeking to diversify our supply chain and add secondary suppliers for engine components. The inability to diversify our supply chain could adversely affect our operating results, financial condition and cash flow and affect the marketability of our products.

Continuous manufacturing of the engine requires special built tooling and trained manufacturing personnel.

The engine assembly line depends on custom-built equipment and trained assembly personnel. Maintenance of the machinery is critical for continuous manufacturing. Downtime is a risk to delivery schedules. Retaining trained assembly personnel is a risk to the assembly process. New personnel take time to train on the specialized manufacturing process. A delay in tooling and hiring personnel could adversely affect our operating results, financial condition and cash flow.

Our field experience with biogas is limited.

Although we believe that using biogas as a fuel is an important growth avenue, which fits the fuel-agnostic characteristics of our FPSE technology, our actual field experience with biogas is limited. We may find specific technical challenges that are specific to biogas. Solving those challenges may require resources and /or lead to delays in commercialization, which could adversely affect our operating results, financial condition and cash flow and affect the marketability of our products.

Adverse economic conditions may have an impact on our business and financial condition, including some effects we may not be able to predict.

Adverse economic conditions may prevent our customers from purchasing our products or delay their purchases, which would adversely affect our business, financial condition and results of operations. In addition, our ability to access the capital markets may be severely restricted or made very expensive at a time when we need, or would like, to do so, which could have a material adverse impact on our liquidity and financial resources. Certain industries in which our customers do business and certain geographic areas have been and could continue to be adversely affected by adverse economic conditions. Our revenue may be negatively impacted by the volatility of the global gas markets.

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Product quality expectations may not be met, causing slower market acceptance or warranty cost exposure.

In order to achieve our goal of improving the quality of our products, we may require engineering changes. Such improvement initiatives may render existing inventories obsolete or excessive. Despite our continuous quality improvement initiatives, we may not meet customer expectations. Any significant quality issues with our products could have a material adverse effect on our rate of product adoption, results of operations, financial condition and cash flow. Moreover, as we develop new configurations for our PowerGen units and as our customers place existing configurations in commercial use, our products may perform below expectations. Any significant performance below expectations could adversely affect our operating results, financial condition and cash flow and affect the marketability of our products.

We sell our products with warranties. There can be no assurance that the provision for estimated product warranty will be sufficient to cover our warranty expenses in the future. We cannot ensure that our efforts to reduce our risk through warranty disclaimers will effectively limit our liability. Any significant incurrence of warranty expense in excess of estimates could have a material adverse effect on our operating results, financial condition and cash flow.

We currently face and will continue to face competition.

We compete for customers and financing partners with other power generator providers. Many providers of power generators, such is internal combustion engines and fuel cell manufacturers, have longer operating histories, customer incumbency advantages, access to new customers, and more capital resources than we do. Significant developments in alternative technologies, such as energy storage, internal combustion engines and fuel cells, may materially and adversely affect our business and prospects in ways we cannot anticipate. We face competition from alternative solutions or technologies for methane gas mitigation. We may also face new competitors who are not currently in the market. In addition, large ICE companies may manufacture their own FPSE. If we fail to adapt to changing market conditions and to compete successfully with new competitors, we will limit our growth and adversely affect our business results.

Impairment charges on our long-lived assets, including intangible assets with finite lives would adversely affect our financial position and results of operations.

We evaluate the carrying value of long-lived assets, including intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. To determine whether impairment has occurred, we compare the undiscounted cash flows of the long-lived asset group with its carrying value. The estimation of future cash flows requires significant estimates of factors that include future sales growth, gross margin performance, including our estimates of reductions in our direct material costs, and reductions in operating expenses. If our sales growth, gross margin performance or other estimated operating results are not achieved at or above our forecasted level, or inflation exceeds our forecast, the carrying value of our asset group may prove to be unrecoverable and we may incur impairment charges in the future. In addition, significant and unanticipated changes in circumstances, such as significant adverse changes in business climate, unanticipated competition, loss of key customers or changes in technology or markets, could require a charge for impairment that can materially and adversely affect our reported net loss and our stockholders’ equity.

The DER and specifically the stand-alone prime power generator industry is an emerging market that may not receive widespread market acceptance.

The stand-alone prime power generator industry is still relatively nascent, and we cannot be sure that potential customers will accept stand-alone power more broadly, or our PowerGen products more specifically. Customers may be unwilling to adopt our solution over traditional or competing power sources for any number of reasons including the perception that our technology is unproven, lack of confidence in our business model, unavailability of back-up service providers to operate and maintain the stand-alone power generators, installation costs and lack of awareness of our product. Because this is an emerging industry, broad acceptance of our products and service is subject to a high level of uncertainty and risk. If the market develops more slowly than we anticipate, our business will be harmed.

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Our growth depends on companies and individual’s willingness to mitigate climate change and adapt to it.

Our fastest growing application of replacing methane in bleeding pneumatic devices with compressed air is an extra expense for gas companies. These companies are compelled to make the investment because of regulatory, shareholders and market pressure to eliminate methane emissions. Absence this pressure, there is a risk that we will not meet our revenue growth plan.

Our telecom market depends on customers’ willingness to replace diesel generators with a cleaner solution and on regulatory pressure to do so.

Our long-term growth depends on customers’ willingness to adopt biogas solutions as well as the willingness of homeowners as well as small and medium businesses to acquire generators for multiple reasons, including as a way to reduce their exposure to electrical outages. Such willingness may be limited to areas that have some combination of excess renewable on the grid, weak grid, frequent outages and extreme weather events.

We depend upon the development of new products and enhancements of existing products.

Our operating results depend on our ability to develop and introduce new products, enhance existing products and reduce the costs to produce our products. The success of our products is dependent on several factors, including proper product definition, product cost, timely completion and introduction of the products, differentiation of products from those of our competitors, meeting changing customer requirements, emerging industry standards and market acceptance of these products. The development of new, technologically advanced products and enhancements is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. There can be no assurance that we will successfully identify new product opportunities, develop and bring new or enhanced products to market in a timely manner, successfully lower costs and achieve market acceptance of our products, or that products and technologies developed by others will not render our products or technologies obsolete or uncompetitive.

Commodity market factors impact our costs and availability of materials.

Our products contain or use a number of commodity materials from metals, which include steel and copper, to electronic components to helium. The availability of these commodities could impact our ability to acquire the materials necessary to meet our production requirements. The cost of metals has historically fluctuated. The pricing could impact the costs to manufacture our products. If we are not able to acquire commodity materials at prices and on terms satisfactory to us or at all, our operating results may be materially adversely affected. We currently are experiencing the impact of an electronic component shortage on our ability to build controllers and supply-chain disruptions resulting in commodity price increases for many parts for our products. In addition, our FPSE, which is not a conventional pressure vessel, is pressurized with helium, which may be in short supply, leading to high prices and low availability and potential delays in the production of our FPSE.

We have incurred significant losses in the past.

Since our inception in 2013, we have incurred significant net losses and have used significant cash in our business. As of December 31, 2020 and June 30, 2021, we had an accumulated deficit of $39,352,000 and $42,066,000, respectively. We expect to continue to expand our operations, including by investing in manufacturing, sales and marketing, research and development, staffing systems and infrastructure to support our growth. Our ability to achieve profitability in the future will depend on a number of factors, including:

●	growing our sales volume;

●	increasing sales to existing customers and attracting new customers;

●	attracting and retaining financing partners who are willing to provide financing for sales on a timely basis and with attractive terms;

●	continuing to improve the useful life of our FPSE technology and reducing our warranty servicing costs;

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●	reducing the cost of producing our PowerGen units;

●	improving the efficiency and predictability of our installation process;

●	improving the effectiveness of our sales and marketing activities; and

●	attracting and retaining key talent in a competitive marketplace.

Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

If our PowerGen units contain manufacturing defects, our business and financial results could be harmed.

Our PowerGen units are complex products, and they may contain undetected or latent errors or defects. In the past, we have experienced latent defects, only discovered once the PowerGen is deployed in the field. Changes in our supply chain or the failure of our suppliers to otherwise provide us with components or materials that meet our specifications could also introduce defects into our products. In addition, as we grow our manufacturing volume, the chance of manufacturing defects could increase. Any manufacturing defects or other failures of our PowerGen units to perform as expected could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from product development efforts and significantly and adversely affect customer satisfaction, market acceptance and our business reputation.

In addition, we may fail to detect defective products before they leave the factory. We may be unable to correct manufacturing defects or other failures of our PowerGen units in a manner satisfactory to our customers, which could adversely affect customer satisfaction, market acceptance and our business reputation. Furthermore, the impact of defective systems will be high since our value proposition is based on reliability.

We may fail to use hydrogen as fuels.

Our long-term business plan relies on the technology being fuel-agnostic using hydrogen among other fuels. Despite the external combustion characteristics of our PoweGen units and similar experience that we have we lack specific field experience with hydrogen. If hydrogen will become a dominant fuel and we will be delayed in launching our hydrogen compatible PowerGen, we may experience a material adverse effect on our operating results, financial condition and cash flow.

Some of our customers may benefit from the availability of rebates, carbon credits and other financial incentives. The reduction, modification, or elimination of government economic incentives could cause our revenue to decline and harm our financial results.

The provincial governments in Alberta and British Columbia provide incentives to gas companies that wish to reduce their methane emissions. Some of our Canadian customers benefit from those incentives and may not be inclined to buy our CAP products if these incentives are removed.

Our products involve a lengthy sales and installation cycle, and if we fail to close sales on a regular and timely basis it could harm our business.

Our sales cycle is typically six months or less, but can vary considerably. In order to make a sale, we must typically provide a significant level of education to prospective customers regarding the use and benefits of our product and its technology. The period between initial discussions with a potential customer and the sale of even a single product typically depends on a number of factors, including the potential customer’s budget. Prospective customers often undertake a significant evaluation process, which may further extend the sales cycle. Once a customer makes a formal decision to purchase our product, the fulfillment of the sales order by us requires a substantial amount of time. Currently, we believe the time between the entry into a sales contract with a customer and the installation of our PowerGen units can range from one to three months or more. This lengthy sales and installation cycle is subject to a number of significant risks over which we have little or no control. Because of both the long sales and installation cycles, we may expend significant resources without having certainty of generating a sale.

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These lengthy sales and installation cycles increase the risk that our customers fail to satisfy their payment obligations or cancel orders before the completion of the transaction. Our operating expenses are based on anticipated sales levels, and many of our expenses are fixed. If we are unsuccessful in closing sales after expending significant resources or if we experience delays or cancellations, our business could be materially and adversely affected. Since we do not recognize revenue on the sales of our products until shipment, a small fluctuation in the timing of the completion of our sales transactions could cause operating results to vary materially from period to period.

If we do not effectively implement our sales, marketing and service plans, our sales will not grow and our results of operations will suffer.

Our sales and marketing efforts may not achieve intended results and, therefore, may not generate the revenue we anticipate. As a result of our corporate strategies, we have decided to focus our resources on selected vertical markets. We may change our focus to other markets or applications in the future. There can be no assurance that our focus or our near term plans will be successful. If we are not able to address markets for our products successfully, we may not be able to grow our business, compete effectively or achieve profitability.

Our business and financial performance depends in part on the natural gas industry, and a decline in prices for natural gas may have an adverse effect on our revenue, cash flows, profitability and growth.

We experienced an improvement in revenue during 2019 due to favorable gas prices, however revenue has decreased in 2020 due to COVID 19 and declining gas prices. We continue to be impacted by the volatility of the global gas industry. If prices were to remain low or decline further, we would expect to see similar declines in our customers’ spending which would have an adverse effect on our revenue. In addition, a worsening of these conditions may result in a material adverse impact on certain of our customers’ liquidity and financial position resulting in further spending reductions, delays in the collection of amounts owing to us and similar impacts.

Our sales and results of operations could be materially and adversely impacted by risks inherent in international markets.

As we expand in international markets, customers may have difficulty or be unable to integrate our products into their existing systems or may have difficulty complying with foreign regulatory and commercial requirements. As a result, our products may require redesign. Any redesign of the product may delay sales or cause quality issues. In addition, we may be subject to a variety of other risks associated with international business, including import/export restrictions, fluctuations in currency exchange rates and economic or political instability. In addition, doing business internationally subjects us to risks relating to political or social unrest, as well as corruption and government regulation, including U.S. laws such as the Foreign Corrupt Practices Act If any of these events occur, our businesses may be adversely affected.

Changes to trade regulation, quotas, duties or tariffs, and sanctions caused by the changing U.S. and geopolitical environments or otherwise, may increase our costs or limit the amount of raw materials and products that we can import, or may otherwise adversely impact our business.

The U.S. administration may decide to impose import duties or other restrictions on products, components or raw materials sourced from countries that it perceives as engaging in unfair trade practices. Any such duties or restrictions could have a material adverse effect on our business, results of operations or financial condition.

Moreover, these new tariffs, or other changes in U.S. trade policy, could trigger retaliatory actions by affected countries. Certain foreign governments have instituted or are considering imposing trade sanctions on certain U.S. goods. Others are considering the imposition of sanctions that will deny U.S. companies access to critical raw materials. A “trade war” of this nature or other governmental action related to tariffs or international trade agreements or policies has the potential to adversely impact demand for our products, our costs, customers, suppliers and/or the U.S. economy or certain sectors thereof and, thus, to adversely impact our businesses.

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The U.S. government imposes sanctions through executive orders restricting U.S. companies from conducting business activities with specified individuals and companies, such as in Russia and the Ukraine, and requires export licenses for certain of such activities. While we believe that the executive orders currently do not have a material impact on our business, the sanctions imposed by the U.S. government could be expanded in the future. If we are unable to conduct business with new or existing customers or pursue opportunities with sanctioned countries, our business, including revenue, profitability and cash flows, could be materially adversely affected.

Our business may be impacted by international instability, war, terrorism, and geopolitical events.

International political and economic instability or volatility, geopolitical regional conflicts, terrorist activity, political unrest, civil strife, acts of war, public corruption, expropriation and other economic or political uncertainties could interrupt and negatively affect the performance of our services, sale of our products or other business operations. A slowdown in economic growth in some emerging markets could result in long sales cycles, greater risk of uncollectible accounts and longer collection cycles. Fluctuations or devaluations in currency values, especially in emerging markets, could have an adverse effect on us, our suppliers, logistics providers and manufacturing vendors. All of these factors could result in increased costs or decreased revenues, and could materially and adversely affect our product sales, financial condition and results of operations.

If any of our distributor relationships is not successful, we may terminate or choose not to renew the related distributor agreement, which could potentially negatively impact our distribution channel or result in litigation costs or other expenses.

Successfully managing our distribution channel in an effort to reach various potential customer segments for our products and services is a complex process. Each of our distributors is a strategically placed independent partner that provides for marketing and selling of our products and services on our behalf. If our distribution relationships are not successful, we may lose sales opportunities, customers, and revenues. Our agreements with our distribution partners require them to comply with performance conditions that are subject to interpretation, which could result in disagreements. At any given time, we may be in disputes with one or more distribution partners. Any such dispute could result in lengthy and costly litigation, even if the outcome is ultimately in our favor. We cannot predict the outcome of any arbitration or litigation, the effect of any negative judgment against us or the amount of any settlement that we may enter into with such distribution partners. A contractual dispute with a distribution partner may result in our or our distribution partner seeking to terminate the related distribution agreement, even if such termination would be wrongful, which could harm our business, or interfere with a previously agreed wind down of the relationship or transition of end-user service agreements. Any prolonged disruptions of our distribution channels that results from the termination of one or more of our distribution agreements or our failure to renew our distribution agreements with our desired distributors, could negatively affect our ability to effectively sell our products and would materially and adversely affect our business, financial condition, results of operations and prospects.

We may not be able to develop sufficiently trained applications engineering, installation and service support to serve our targeted markets.

Our ability to identify and develop business relationships with companies who can provide quality, cost-effective application engineering, installation and service can significantly affect our success. The application engineering and proper installation of our PowerGen units, as well as proper maintenance and service, are critical to the performance of the units. Additionally, we need to reduce the total installed cost of our PowerGen units to enhance market opportunities. Our inability to improve the quality of applications, installation and service while reducing associated costs could affect the marketability of our products.

Our financial condition and results of operations and other key metrics are likely to fluctuate on a quarterly basis in future periods, which could cause our results for a particular period to fall below expectations, resulting in a severe decline in the price of our common stock.

Our financial condition and results of operations and other key metrics have fluctuated significantly in the past and may continue to fluctuate in the future due to a variety of factors, many of which are beyond our control. For example, the amount of product revenue we recognize in a given period is materially dependent on the volume of installations of our PowerGen units in that period and the type of financing used by the customer.

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In addition to the other risks described in this “Risk Factors” section, the following factors could also cause our financial condition and results of operations to fluctuate on a quarterly basis:

●	the timing of installations, which may depend on many factors such as availability of inventory, product quality or performance issues, or local permitting requirements, utility requirements, environmental, health and safety requirements, weather and customer facility construction schedules;

●	the size of particular installations and number of sites involved in any particular quarter;

●	fluctuations in our service costs, particularly due to unaccrued costs of servicing and maintaining PowerGen units;

●	weaker than anticipated demand for our PowerGen units due to changes in circumstances;

●	fluctuations in our research and development expense, including periodic increases associated with the pre-production qualification of additional tools as we expand our production capacity;

●	interruptions in our supply chain;

●	the length of the sales and installation cycle for a particular customer;

●	the timing and level of additional purchases by existing customers; and

●	disruptions in our sales, production, service or other business activities resulting from disagreements with our labor force or our inability to attract and retain qualified personnel.

Fluctuations in our operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, our revenue, key operating metrics and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of our common stock.

We must maintain customer confidence in our liquidity and long-term business prospects in order to grow our business.

Currently, we are the only provider able to fully support and maintain our PowerGen units. If potential customers believe we do not have sufficient capital or liquidity to operate our business over the long-term or that we will be unable to maintain their PowerGen units and provide satisfactory support, customers may be less likely to purchase our products, particularly in light of the significant financial commitment required. In addition, financing sources may be unwilling to provide financing on reasonable terms. Similarly, suppliers, financing partners and other third parties may be less likely to invest time and resources in developing business relationships with us if they have concerns about the success of our business.

Accordingly, in order to grow our business, we must maintain confidence among customers, suppliers, financing partners and other parties in our liquidity and long-term business prospects. This may be particularly complicated by factors such as:

●	our limited operating history at a large scale;

●	our lack of profitability;

●	unfamiliarity with or uncertainty about our PowerGen units;

●	competition from alternate sources of energy such as other generators or Fuel Cells;

●	warranty or unanticipated service issues we may experience;

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●	the environmental consciousness and perceived value of environmental programs to our customers;

●	the size of our expansion plans in comparison to our existing capital base and the scope and history of operations; and

●	the other factors set forth in this section.

Several of these factors are largely outside our control, and any negative perceptions about our liquidity or long-term business prospects, even if unfounded, would likely harm our business.

Our future success depends in part on our ability to increase our production capacity and we may not be able to do so in a cost-effective manner.

To the extent we are successful in growing our business, we may need to increase our production capacity. Our ability to plan, construct and equip additional manufacturing facilities is subject to significant risks and uncertainties, including the following:

●	The expansion or construction of any manufacturing facilities will be subject to the risks inherent in the development and construction of new facilities, including risks of delays and cost overruns as a result of factors outside our control, such as delays in government approvals, burdensome permitting conditions, and delays in the delivery of manufacturing equipment and subsystems that we manufacture or obtain from suppliers.

●	It may be difficult to expand our business internationally without additional manufacturing facilities located outside the United States. Adding manufacturing capacity in any international location will subject us to new laws and regulations including those pertaining to labor and employment, environmental and export import. In addition, it brings with it the risk of managing larger scale foreign operations.

●	We may be unable to achieve the production throughput necessary to achieve our target annualized production run rate at our current and future manufacturing facilities.

●	Manufacturing equipment may take longer and cost more to engineer and build than expected, and may not operate as required to meet our production plans.

●	We may depend on third-party relationships in the development and operation of additional production capacity, which may subject us to the risk that such third parties do not fulfill their obligations to us under our arrangements with them.

●	We may be unable to attract or retain qualified personnel.

If we are unable to expand our manufacturing facilities, we may be unable to further scale our business. If the demand for our PowerGen units or our production output decreases or does not rise as expected, we may not be able to spread a significant amount of our fixed costs over the production volume, thereby increasing our per unit fixed cost, which would have a negative impact on our financial condition and results of operations.

We have in some instances, entered into long-term supply agreements that could result in insufficient inventory and negatively affect our results of operations.

We have entered into long-term supply agreements with certain suppliers. Some of these supply agreements provide for fixed or inflation-adjusted pricing and substantial prepayment obligations. If our suppliers provide insufficient inventory at the level of quality required to meet customer demand, or if our suppliers are unable or unwilling to provide us with the contracted quantities, as we have limited or in some case no alternatives for supply, our results of operations could be materially and negatively impacted. Further, we face significant specific counterparty risk under long-term supply agreements when dealing with suppliers without a long, stable production and financial history. Given the uniqueness of our product, some of our are private companies that may not have substantial capital resources. In the event any such supplier experiences financial difficulties, it may be difficult or impossible, or may require substantial time and expense, for us to recover any or all of our prepayments. We do not know whether we will be able to maintain long-term supply relationships with our critical suppliers, or secure new long-term supply agreements. Additionally, many of our parts and materials are procured from foreign suppliers, which exposes us to risks including unforeseen increases in costs or interruptions in supply arising from changes in applicable international trade regulations, such as taxes, freight, tariffs, or quotas. Any of the foregoing could materially harm our financial condition and results of operations.

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We face supply chain competition, including competition from businesses in other industries, which could result in insufficient inventory and negatively affect our results of operations.

Certain of our suppliers also supply parts and materials to other businesses, including businesses engaged in the production of consumer electronics and other industries unrelated to Free Piston Stirling engines. As a relatively low-volume purchaser of certain of these parts and materials, we may be unable to procure a sufficient supply of the items in the event that our suppliers fail to produce sufficient quantities to satisfy the demands of all of their customers, which could materially harm our financial condition and results of operations.

If we fail to manage our growth effectively, our business and operating results may suffer.

Our current growth and future growth plans may make it difficult for us to efficiently operate our business, challenging us to effectively manage our capital expenditures and control our costs while we expand our operations to increase our revenue. If we experience significant growth in orders, without improvements in automation and efficiency, we may need additional manufacturing capacity and we and some of our suppliers may need additional and capital intensive equipment. Any growth in manufacturing must include a scaling of quality control as the increase in production increases the possible impact of manufacturing defects. In addition, any growth in the volume of sales of our PowerGen units may outpace our ability to engage sufficient and experienced personnel to manage the higher number of installations and to engage contractors to complete installations on a timely basis and in accordance with our expectations and standards. Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

Although we have taken many protective measures to protect our technology with trade secrets, know-how and specialized domain expertise, including agreements, limited access, segregation of knowledge, password protections and other measures, policing unauthorized use of proprietary technology can be difficult and expensive.

Also, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets, or determine the validity and scope of the proprietary rights of others. Such litigation may result in our intellectual property rights being challenged, limited in scope, or declared invalid or unenforceable. We cannot be certain that the outcome of any litigation will be in our favor, and an adverse determination in any such litigation could impair our intellectual property rights and may harm our business, prospects and reputation.

We rely primarily on know-how, specialized knowledge, domain expertise, trade secrets and non-disclosure, confidentiality and other types of contractual restrictions to establish, maintain, and enforce our intellectual property and proprietary rights. However, our rights under these laws and agreements afford us only limited protection and the actions we take to establish, maintain, and enforce our intellectual property rights may not be adequate. For example, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed, or misappropriated or our intellectual property rights may not be sufficient to provide us with a competitive advantage, any of which could have a material adverse effect on our business, financial condition or operating results. In addition, the laws of some countries do not protect proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately abroad.

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Our patent applications may not result in issued patents, and our issued patents may not provide adequate protection, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. The status of patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us in the future will afford protection against competitors with similar technology. In addition, patent applications filed in foreign countries are subject to laws, rules, and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued in other regions. Furthermore, even if these patent applications are accepted and the associated patents issued, some foreign countries provide significantly less effective patent enforcement than in the United States.

In addition, patents issued to us may be infringed upon or designed around by competitors, suppliers or others which may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, and operating results.

We may need to defend ourselves against claims that we infringe, have misappropriated or otherwise violate the intellectual property rights of others, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations, or individuals, including our competitors, and suppliers may hold or obtain patents, trademarks, or other proprietary rights that they may in the future believe are infringed by our products or services. Although we are not currently subject to any claims related to intellectual property, these companies holding patents or other intellectual property rights allegedly relating to our technologies could, in the future, make claims or bring suits alleging infringement, misappropriation, or other violations of such rights, or otherwise asserting their rights and seeking licenses or injunctions. In specific cases indemnify our customers or suppliers against claims that the products we supply infringe, misappropriate, or otherwise violate third party intellectual property rights, and we may therefore be required to defend our customers against such claims. If a claim is successfully brought in the future and we or our products are determined to have infringed, misappropriated, or otherwise violated a third party’s intellectual property rights, we may be required to do one or more of the following:

●	cease selling or using our products that incorporate the challenged intellectual property;

●	pay substantial damages (including treble damages and attorneys’ fees if our infringement is determined to be willful);

●	obtain a license from the holder of the intellectual property right, which license may not be available on reasonable terms or at all; or

●	redesign our products or means of production, which may not be possible or cost-effective.

Any of the foregoing could adversely affect our business, prospects, operating results and financial condition. In addition, any litigation or claims, whether or not valid, could harm our reputation, result in substantial costs, and divert resources and management attention.

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If we are unable to attract and retain key employees and hire qualified management, technical, engineering, and sales personnel, our ability to compete and successfully grow our business could be harmed.

We believe that our success and our ability to reach our strategic objectives are highly dependent on the contributions of our key management, technical, engineering and sales personnel. The loss of the services of any of our key employees could disrupt our operations, delay the development and introduction of our products and services, and negatively impact our business, prospects and operating results. None of our key employees is bound by an employment agreement for any specific term. We cannot assure you that we will be able to successfully attract and retain senior leadership necessary to grow our business. Furthermore, there is increasing competition for talented individuals in our field. We cannot assure that we will be able to afford the compensation packages customary in our filed, which may lead to inability to attract and retain leadership and talent. Our failure to attract and retain our executive officers and other key technology, sales, marketing and support personnel, could adversely impact our business, prospects, financial condition, and operating results. In addition, we do not have “key person” life insurance policies covering any of our officers or other key employees.

We may be subject to various environmental, health and safety laws and regulations that could impose substantial costs upon us and cause delays in building our manufacturing facilities.

We may be subject to national, state, and local environmental, health and safety laws and regulations as well as environmental laws in those foreign jurisdictions in which we operate. Environmental, health and safety laws and regulations can be complex and may change often. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties or third-party damages. In addition, ensuring we are in compliance with applicable environmental health and safety laws could require significant time and management resources and could cause delays in our ability to build out, equip and operate our facilities, as well as service our fleet which would adversely impact our business, prospects, financial condition and operating results. In addition, environmental laws and regulations, such as the Comprehensive Environmental Response, Compensation and Liability Act in the United States, impose liability on several grounds for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. If, in the future, contamination is discovered at properties formerly owned or operated by us or owned or operated by us, or properties to which hazardous substances were sent by us, it could result in liability for us under environmental laws and regulations. Many of our customers who purchase our PowerGen units have high sustainability standards and any environmental noncompliance by us could harm our reputation and impact a current or potential customer’s buying decision.

The costs of complying with environmental laws, regulations and customer requirements, and any claims concerning noncompliance, or liability with respect to contamination in the future could have a material adverse effect on our financial condition or operating results.

The installation and operation of our PowerGen units may be subject to environmental laws and regulations in various jurisdictions, and there is uncertainty with respect to the interpretation of certain environmental laws and regulations to our PowerGen units, especially as these regulations evolve over time.

Qnergy is committed to compliance with applicable environmental laws and regulations, including health and safety standards, and we continually review the operation of our PowerGen units for health, safety and compliance. Our PowerGen units, like other generator technology-based products of which we are aware, produce small amounts of air pollutants, and we seek to ensure that they are handled in accordance with applicable regulatory standards.

While we seek to comply with air quality and emission standards in every region in which we operate, it is possible that certain customers may request that we comply with the stricter standards even though they are not applicable and even though we are under no contractual obligation to do so. Failure or delay, satisfying requests or attaining regulatory approval could result in our not being able to operate in a particular local jurisdiction.

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Since in the current mode of operation, we primarily use fossil fuel, our business prospects may be negatively impacted if we are prevented from completing new installations or our installations become more costly as a result of laws, regulations, ordinances or other rules applicable to our PowerGen units, or by our customers’ and potential customers’ power generation procurement policies.

The operation of our PowerGen units on natural gas or propane does produce carbon dioxide (CO2), which has been shown to be a contributing factor to global climate change. As such, we may be negatively impacted by CO2-related changes in applicable laws, regulations, ordinances or other rules. Changes, or in some cases a lack of change, in any of the laws, regulations, ordinances or other rules that apply to our installations and new technology could make it illegal or more costly for us or our customers to install and operate our PowerGen units on particular sites, negatively affecting our ability to deliver cost savings to customers, or we could be prohibited from completing new installations or continuing to operate existing projects. Our customers’ and potential customers’ energy procurement policies may prohibit or limit their willingness to procure our PowerGen units. Our business prospects may be negatively impacted if we are prevented from completing new installations or our installations become more costly as a result of laws, regulations, ordinances or other rules applicable to our PowerGen units, or by our customers’ and potential customers’ power generation procurement policies.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may in the future become subject to product liability claims. Each PowerGen installation must be designed, constructed, and operated in compliance with applicable federal, state, and local regulations, codes, standards, guidelines, policies, and laws. To install and operate our systems, we or our customers are required to obtain applicable permits and approvals from local authorities having jurisdiction (AHJ) to install the PowerGen and when applicable to interconnect the systems with the local electrical utility. For this reason, the PowerGen and the engine + controller packages carry a third-party certification from a Nationally Recognized Testing Laboratory (NRTL) for both the United States and Canada (cETLus). If not properly handled in accordance with our servicing and handling standards and protocols, there could be a system failure and resulting liability. These claims could require us to incur significant costs to defend. Furthermore, any successful product liability claim could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our company and our PowerGens, which could harm our brand, business, prospects, and operating results. While we maintain product liability insurance, our insurance may not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our business and financial condition.

Future litigation or administrative proceedings could have a material adverse effect on our business, financial condition and results of operations.

We may be involved in legal proceedings, administrative proceedings, claims and other litigation that arise in the ordinary course of business. In addition, since our PowerGen is a new type of product, we may in the future need to seek the amendment of existing regulations or, in some cases, the creation of new regulations, in order to operate our business in some jurisdictions. Such regulatory processes may require public hearings concerning our business, which could expose us to subsequent litigation.

Unfavorable outcomes or developments relating to proceedings to which we are a party or transactions involving our products, such as judgments for monetary damages, injunctions, or denial or revocation of permits, could have a material adverse effect on our business, financial condition, and results of operations. In addition, settlement of claims could adversely affect our financial condition and results of operations.

We may work on a defense project that will result in a component of our technology subject to export control.

Although we are not currently working directly on any projects for defense applications, we are selling PowerGens to the U.S. government and its contractors, and from time to time we support research at government labs and affiliated institutions. In addition, we are in contact with companies that work on space power and we may be requested by the U.S. government to work on defense related projects from time to time. While our PowerGen is dual use, there is a risk that a new component will be subject to export control if we are working on any projects for defense applications. Such a restriction may increase production costs and could adversely affect our financial condition and results of operations.

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A breach or failure of our networks or computer or data management systems could damage our operations and our reputation.

Our business is dependent on the security and efficacy of our networks and computer and data management systems. For example, all of our PowerGen units are connected to, controlled and monitored by our centralized remote monitoring service and we rely on our internal computer networks for many of the systems we use to operate our business generally. Although we take protective measures and endeavor to modify them as circumstances warrant, the security of our infrastructure, including the network that connects our PowerGen units to our remote monitoring service, may be vulnerable to breaches, unauthorized access, misuse, computer viruses or other malicious code and cyber-attacks that could have a material adverse impact on our business and our PowerGen units in the field. A breach or failure of our networks or computer or data management systems due to intentional actions such as cyber-attacks, negligence or other reasons, could seriously disrupt our operations or could affect our ability to control or to assess the performance in the field of our PowerGen units and could result in disruption to our business and potentially legal liability. These events could result in significant costs or reputational consequences.

Expanding operations internationally could expose us to risks.

Although we currently primarily operate in North America, we will seek to expand our business internationally. We currently have operations in the United States and a sales office in Canada. Managing any international expansion will require additional resources and controls, including additional manufacturing and assembly facilities. Any expansion internationally could subject our business to risks associated with international operations, including:

●	conformity with applicable business customs, including translation into foreign languages and associated expenses;

●	cost of alternative power sources, which could be meaningfully lower outside the United States;

●	availability and cost of natural gas or propane;

●	difficulties in staffing and managing foreign operations in an environment of diverse culture, laws and customers, and the increased travel, infrastructure and legal and compliance costs associated with international operations;

●	installation challenges which we have not encountered before, which may require the development of a unique model for each country;

●	compliance with multiple, potentially conflicting and changing governmental laws, regulations and permitting processes, including environmental, banking, employment, tax, privacy and data protection laws and regulations, such as the EU Data Privacy Directive;

●	compliance with U.S. and foreign anti-bribery laws, including the Foreign Corrupt Practices Act and the U.K. Anti-Bribery Act;

●	difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

●	restrictions on repatriation of earnings;

●	compliance with potentially conflicting and changing laws of taxing jurisdictions where we conduct business and applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws and potentially adverse tax consequences due to changes in such tax laws; and

●	regional economic and political conditions.

As a result of these risks, any potential future international expansion efforts that we may undertake may not be successful.

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If we discover a material weakness in our internal control over financial reporting or otherwise fail to maintain effective internal control over financial reporting, our ability to report our financial results on a timely and accurate basis and the market price of our common stock may be adversely affected.

The Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act) requires, among other things, that we evaluate the effectiveness of our internal control over financial reporting and disclosure controls and procedures. Although we did not discover any material weaknesses in internal control over financial reporting at December 31, 2020, subsequent testing by us or our independent registered public accounting firm, which has not performed an audit of our internal control over financial reporting, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. To comply with Section 404A, we may incur substantial cost, expend significant management time on compliance-related issues and hire additional accounting, financial and internal audit staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404A in a timely manner or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we could be subject to sanctions or investigations by the Securities and Exchange Commission (SEC) or other regulatory authorities, which would require additional financial and management resources. Any failure to maintain effective disclosure controls and procedures or internal control over financial reporting could have a material adverse effect on our business and operating results, and cause a decline in the price of our common stock.

Our ability to use our deferred tax assets to offset future taxable income may be subject to limitations that could subject our business to higher tax liability.

We may be limited in the portion of net operating loss carryforwards that we can use in the future to offset taxable income for U.S. federal and state income tax purposes. At December 31, 2020, we had federal and state net operating loss carryforwards (NOLs) of $36.1 million, which will expire, if unused, beginning of 2033. A lack of future taxable income would adversely affect our ability to utilize these NOLs. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the Code), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its NOLs to offset future taxable income. Changes in our stock ownership, including this offering or future offerings, as well as other changes that may be outside of our control, could result in ownership changes under Section 382 of the Code, which could cause our NOLs to be subject to these limitations. Our NOLs may also be impaired under similar provisions of state law. Our deferred tax assets may expire unutilized or underutilized, which could prevent us from offsetting future taxable income.

Our substantial indebtedness may limit our financial and operating activities and may adversely affect our ability to incur additional debt to fund future needs.

As of December 31, 2020 and June 30, 2021, we had approximately $3,532,000 and $2,900,000 of total indebtedness, respectively. Our substantial indebtedness and any new indebtedness could:

●	require us to dedicate a substantial portion of cash flow from operations to the payment of principal, and interest on, indebtedness, thereby reducing the funds available for other purposes, such as working capital and capital expenditures;

●	make it more difficult for us to satisfy and comply with our obligations with respect to our indebtedness;

●	subject us to increased sensitivity to interest rate increases;

●	make us more vulnerable to economic downturns, adverse industry conditions or catastrophic external events;

●	limit our ability to withstand competitive pressures;

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●	limit our ability to invest in business subsidiaries;

●	reduce our flexibility in planning for or responding to changing business, industry and economic conditions; and/or

●	place us at a competitive disadvantage to competitors that have relatively less debt than we have.

In addition, our substantial level of indebtedness could limit our ability to obtain required additional financing on acceptable terms or at all for working capital, capital expenditures and general corporate purposes. Any of these risks could impact our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition, liquidity and results of operations. Our liquidity needs could vary significantly and may be affected by general economic conditions, industry trends, performance and many other factors not within our control.

We may not be able to generate sufficient cash to meet our operational and financial goals.

Our ability to generate sufficient cash to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control.

If we do not generate sufficient cash to satisfy our debt obligations, including interest payments, the payment of principal at maturity or other payments that may be required from time to time under the terms of our debt instruments, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot provide assurance that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Furthermore, the ability to refinance indebtedness would depend upon the condition of the finance and credit markets at the time, which have in the past been, and may in the future be, volatile. Our inability to generate sufficient cash to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms or on a timely basis, would have an adverse effect on our business, results of operations and financial condition.

We may not be able to secure additional debt financing.

As of December 31, 2020, we had approximately $3,532,000 of total indebtedness, including $1,500,000 in short-term debt and $2,032,000 in long-term debt. As of June 30, 2021, we had approximately $2,900,000 of total indebtedness, including $2,238,000 in short-term debt and $662,000 in long-term debt. Given our current level of indebtedness and the fact that most of our assets serve as collateral to secure existing debt, it may be difficult for us to secure additional debt financing at an attractive cost, which may in turn impact our ability to expand our operations and product development activities and remain competitive in the market.

Restrictions imposed by the agreements governing of our outstanding indebtedness contain covenants that significantly limit our actions.

The agreements governing our outstanding indebtedness contain, and any of our other future debt agreements may contain, covenants imposing operating and financial restrictions on our business that limit our flexibility including, among other things, to:

●	borrow money;

●	pay dividends or make other distributions;

●	incur liens;

●	make asset dispositions;

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●	make loans or investments;

●	issue or sell share capital of our subsidiaries;

●	issue guarantees;

●	enter into transactions with affiliates; and

●	merge, consolidate, or sell, lease or transfer all or substantially all of our assets.

Our debt agreements require the satisfaction of financial tests. Our ability to meet these financial tests may be affected by events beyond our control and, as a result, we cannot assure you that we will be able to meet these tests. We cannot provide assurance that we would have sufficient liquidity to satisfy our debt obligations. Furthermore, our financing and debt agreements contain events of default. If an event of default were to occur, the trustee or the lenders could, among other things, terminate their commitments and declare outstanding amounts due and payable, and our cash may become restricted. We cannot provide assurance that we would have sufficient liquidity to repay or refinance our indebtedness if such amounts were accelerated upon an event of default. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may, as a result, be accelerated and become due and payable. We may be unable to pay these debts in such circumstances. If we were unable to repay those amounts, lenders could proceed against the collateral granted to them to secure repayment of those amounts. We cannot assure you that the collateral will be sufficient to repay in full those amounts. We cannot assure you that the operating and financial restrictions and covenants in these agreements will not adversely affect our ability to finance our future operations or capital needs, or engage in other business activities that may be in our interest, or react to adverse market developments.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions for so long as we are an “emerging growth company,” which could be as long as five years following the completion of this offering. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

As an “emerging growth company,” we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

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Risks Related to this Offering and Ownership of our Common Stock

There has been no prior public market for our common stock, the stock price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through a Tender Process (as described in “Plan of Distribution”), and may vary from the market price of our common stock following this offering. The market prices of the securities of newly public companies such as us have historically been highly volatile. An active or liquid market in our common stock may not develop following this offering or, if it does develop, may not be sustainable. We intend to apply to have our common stock listed on the TASE. We do not intend to apply to have our common stock listed on a national securities exchange in the United States and we do not expect an active trading market for our common stock to develop in the United States. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	overall performance of the equity markets;

●	actual or anticipated fluctuations in our revenue and other operating results;

●	changes in the financial projections we may provide to the public or our failure to meet these projections;

●	failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	recruitment or departure of key personnel;

●	the economy as a whole and market conditions in our industry;

●	new laws, regulations or subsidies or credits or new interpretations of them applicable to our business;

●	negative publicity related to problems in our manufacturing or the real or perceived quality of our products;

●	rumors and market speculation involving us or other companies in our industry;

●	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, or capital commitments;

●	lawsuits threatened or filed against us;

●	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events;

●	the expiration of lock-up agreements; and

●	sales or anticipated sales of shares of our common stock by us or our stockholders.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Sales of substantial amounts of our common stock in the public markets, or the perception that they might occur, could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock into the public market, particularly sales by our directors, executive officers, and principal stockholders, or the perception that these sales might occur, could cause the market price of our common stock to decline.

Substantially all of the shares of our common stock and securities convertible into or exchangeable for shares of our common stock outstanding prior to this offering are restricted from resale as a result of lock-up agreements. See the section titled “Shares Eligible for Future Sale—Lock-Up Agreements” for additional information. These securities will become available to be sold 181 days after the completion of this offering. Shares of our common stock held by directors, executive officers and other affiliates will also be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements.

All of the shares of our common stock issuable upon the exercise of stock options and the shares of our common stock reserved for future issuance under our Option Plan will be registered under the Securities Act. Accordingly, these shares of our common stock will be able to be freely sold in the public market upon issuance subject to the lock-up agreements described above and applicable vesting requirements.

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If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the market price of our common stock and trading volume could decline.

The market price for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our common stock would be negatively affected. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our common stock price and trading volume to decline.

Because the initial public offering price of our common stock will be substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

The initial public offering price will be substantially higher than the pro forma as adjusted net tangible book value per share of our common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our common stock in this offering, based on an assumed initial public offering price per share of $11.515, which is the midpoint of the price range set forth on the cover page of this prospectus, and the issuance of 4,342,160 shares of common stock in this offering, you will experience immediate dilution of $7.35 per share, the difference between the price per share you pay for our common stock and its pro forma as adjusted net tangible book value per share as of June 30, 2021. As a result of the dilution to investors purchasing shares in this offering, investors may receive less than the purchase price paid in this offering, if anything, in the event of our liquidation. See the section titled “Dilution” for additional information.

There are currently no U.S. corporations whose common equity is traded on the TASE.

There are currently no U.S. corporations whose common equity trades on the TASE. Accordingly, there is no historical market data on how our common stock may trade on the TASE, whether a liquid market will develop or whether the trading price of our common stock may be adversely affected by virtue of the fact that there are no similar corporations trading in the local market. If a robust trading market for our common stock does not develop on the TASE or if Israeli investors otherwise treat our common stock unfavorably as compared to the securities of listed domestic companies, the market price of our common stock could decline.

We will have broad discretion in the use of the net proceeds to us from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds to us from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in investment-grade rated, interest-bearing instruments, such as money market funds, certificates of deposit, commercial paper, direct or guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our investors.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors (the “Board”). Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

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Provisions in our charter documents could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management, limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees, and limit the market price of our common stock.

Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions that:

●	we will be subject to the provisions of the Israeli Companies Law applicable to issuers incorporated outside of Israel. The Israeli Companies Law, among other things, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for certain transactions involving directors, officers or controlling shareholders and regulates other matters that may be relevant to these types of transactions. The applicability of these provisions of Israeli law may delay, prevent or make difficult an acquisition of us, which could prevent a change of control; and

●	(a) the Board or (b) two directors or one quarter of the directors in office; (c) one or more stockholders holding in the aggregate (x) at least five percent of our issued and outstanding shares of our capital stock and at least one percent of our issued and outstanding shares of our capital stock entitled to vote, or (y) one or more stockholders holding at least five percent of the issued and outstanding shares of our capital stock entitled to vote, will be authorized to call a special meeting of stockholders.

We may not raise a sufficient amount of capital in this offering to meet our business objectives.

We are offering up to 4,342,160 shares of our common stock and there is no minimum number of shares of our common stock that must be sold in order for us to consummate this offering. Accordingly, the amount of money raised may not be sufficient for us to meet our business objectives. Moreover, if only a small amount of money is raised, all or substantially all of this offering proceeds may be applied to cover the offering expenses and we will not otherwise benefit from this offering. Additionally, if fewer than anticipated shares of our common stock are sold in this offering, but we nonetheless choose to complete this offering, there may not be enough shares to facilitate an active trading market for our common stock or to satisfy the minimum listing requirements established by the TASE.

Allocation of shares to successful bidders in a uniform offering may result in a phenomenon known as the “winner’s curse,” and, as a result, investors may experience significant losses.

The allocation of shares to successful bidders in a uniform offering may result in a phenomenon known as the “winner’s curse”. At the conclusion of this offering, bidders that receive allocations of our common stock in this offering, may infer that there is little incremental demand for our common stock above or equal to the public trading price. As a result, successful bidders may conclude that they paid too much for our common stock and could seek to immediately sell their common stock to limit their losses should the price of our common stock decline. In this situation, other investors who were not allocated shares may wait for this selling to be completed, resulting in reduced demand for our common stock in the public market and a significant decline in the price of our common stock. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in our common stock shortly after this offering.

Submitting a bid in a uniform offering does not guarantee an allocation of shares of our common stock.

Submitting a bid in a uniform offering does not guarantee an allocation of shares of our common stock. Acceptance of an interested investor’s bid may depend on a number of factors, including:

●	whether the TASE regulations requiring minimum diversification of public holdings of our shares and other listing requirements are satisfied;

●	the total number of shares offered to the public by this prospectus;

●	the Unit Price (as defined below) determined based on the Tender Process; and

●	the total number of shares represented by bids cast in the Tender Process (including bids by Classified Investors cast during the early bidding process described below in “Plan of Distribution — Uniform Offering with Pricing Determined in a Tender Process — Early Bidding by Classified Investors”).

In the case of a uniform offering, the manner in which shares will be allocated to bidders and the resulting Unit Price will be determined by the bids submitted during the Tender Process as described below in the “Plan of Distribution.” We do not know how many bids will be submitted or what the prices will be for any such bids. We cannot guarantee that an interested investor who submits a bid will be allocated any shares or will receive the full number of shares indicated in such bid.

The Tender Process may result in a situation in which less price-sensitive investors play a larger role in the determination of the offering price per share and constitute a larger portion of the investors in this offering, and, therefore, the offering price per share may not be sustainable.

In a typical public offering, a majority of the securities sold to the public are purchased by professional investors that have significant experience in determining valuations for companies. These professional investors typically have access to, or conduct their own, independent research and analysis regarding investments. Other investors typically have less access to this level of research and analysis, and, as a result, may be less sensitive to price when participating in the Tender Process. In the case of a uniform offering with pricing determined in a Tender Process, these less price-sensitive investors may have a greater influence in setting the offering price per share and may have a higher level of participation in our offering than is normal. This, in turn, could cause the Tender Process to result in an offering price per share that is higher than the price professional investors are willing to pay for our common stock. As a result, the market price of our common stock may decrease once trading begins. Also, because professional investors may have a substantial degree of influence on the trading price of our common stock over time, the price of our common stock may decline and not recover after this offering. Furthermore, if the offering price per share is above the level that investors determine to be reasonable for our shares, certain investors might attempt to short sell the stock after trading begins, which would create additional downward pressure on the trading price of our common stock.

Classified Investors who submitted successful bids during the Tender Process will pay a price per share that is effectively lower than the Unit Price for other investors.

As discussed below under “Plan of Distribution — Uniform Offering with Pricing Determined in a Tender Process — Early Bidding by Classified Investors”, in the case of a uniform offering with pricing determined in a Tender Process, we will pay to each Classified Investor an early commitment fee equal to 2.5% of the product of  (i) the number of shares of our common stock the Classified Investor committed to bid for during the Early Bidding Process multiplied by (ii) the Minimum Price. As a result, Classified Investors who submitted successful bids during the Tender Process will effectively pay a price per share for the shares represented by such bids that is lower than the Unit Price paid by the other investors.

The mechanics of the Tender Process make it difficult for persons not having an account with an Authorized Entity at the time of the Tender Process to place a bid for our common stock.

In the case of a uniform offering with pricing determined in a Tender Process, such Tender Process will be conducted in accordance with the Israeli Securities Law as well as rules established by the TASE. Although the Tender Process is open to all persons who wish to participate, with the exception of the Early Bidding Process for Classified Investors, bids for our common stock must be submitted through an Authorized Entity. This requirement may make it difficult and/or costly for persons without an account with an Authorized Entity to bid on our common stock.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “predict,” “intend,” “could,” “would,” “should,” “expect,” “plan” and similar expressions are intended to identify forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, operating results, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those discussed in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make in this prospectus. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially and adversely from those described or anticipated in the forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.

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USE OF PROCEEDS

We are offering to sell shares of our common stock on a best efforts basis. We will conduct the offering of shares of our common stock through a uniform offering with the price of the shares of our common stock determined through a Tender Process (as described in “Plan of Distribution”). The distributors will not be under any obligation to purchase or sell any shares of our common stock. There is no minimum number of shares required to be sold in order for the offering to proceed. We estimate that the net proceeds from the sale of shares of our common stock that we are selling in this offering, based on an assumed initial public offering price of $11.515 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated distributor commissions and estimated offering expenses payable by us, will be approximately:

●	$11.3 million (if 25% of the offering is sold);
●	$23.5 million (if 50% of the offering is sold);
●	$35.6 million (if 75% of the offering is sold); or
●	$47.7 million (if 100% of the offering is sold).

Each $1.00 increase or decrease in the assumed initial public offering price of $11.515 per share would increase or decrease the net proceeds that we receive from this offering by approximately $1.1 million (if 25% of the offering is sold), $2.1 million (if 50% of the offering is sold), $3.2 million (if 75% of the offering is sold) or $4.2 million (if 100% of the offering is sold), assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated distributor commissions.

We may use the net proceeds that we receive from this offering, as well as any cash income from our ongoing activities, for (i) an increase in our marketing and sales efforts, mainly for the CAP-3 system, in the natural gas market in the U.S. and Canada ($2 million to $5 million), (ii) geographic expansion into additional territories outside North America, as well as adopting our products to the regulation in any such new territory ($2 million to $5 million), (iii) ongoing R&D, focusing on improving our existing products and decreasing production costs ($6 million to $12 million), (iv) investing in additional markets, and in particular the bio-gas, the telecom and the residential markets, by developing targeted products and creating joint ventures ($6 million to $12 million), (v) the repayment of any outstanding loans or other indebtedness, and (vi) the establishment of an R&D center in Israel with at least five full time employees.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, cash requirements, financial condition, requirements under applicable law (including the Israeli Companies Law), contractual restrictions including compliance with covenants under our credit facilities and other factors that our Board may deem relevant.

Our charter provides that, we will be subject to the provisions of the Israeli Companies Law applicable to issuers incorporated outside of Israel. Therefore, distributions of dividends by us to our stockholders will be made in accordance with Delaware law and the requirements of the Israeli Companies Law and the regulations promulgated thereunder applicable to the distribution of dividends.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2021 on:

●	an actual basis;

●	a pro forma basis to give effect to (1) the conversion of 500,000 shares of our Series A preferred stock, 130,180 shares of our Series B preferred stock and 102,093 shares of our Series B-1 preferred stock outstanding as of June 30, 2021 into an aggregate of 732,273 shares of our common stock upon the completion of this offering, (2) the conversion of 13,018 warrants to purchase shares of our common stock, at an exercise price of $46.10 per share, outstanding as of June 30, 2021 into 13,018 shares of our common stock upon the completion of this offering, (3) the conversion of 1,000 shares of our Series A-1 preferred stock outstanding as of June 30, 2021 into 65,132 shares of our common stock upon the completion of this offering, and (4) a 10-for-1 forward stock split of our common stock to be effected upon the completion of this offering, but after the conversions described above; and

●	a pro forma as adjusted basis to give effect to the pro forma adjustments set forth above and the sale and issuance of shares of common stock by us in this offering at an assumed initial public offering price of $11.515 per share, which is the midpoint of the price range on the cover of this prospectus, and after deducting estimated distributor commissions and estimated offering expenses payable by us.

	As of June 30, 2021
	(Unaudited)
	Actual	Pro Forma	Pro Forma, As Adjusted(1)
	(in thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,994	$2,594	$50,307
Accounts receivable	2,396	2,396	2,396
Prepaid expenses and other assets	803	803	803
Inventories, net	3,127	3,127	3,127
		-
Total current assets	8,320	8,920	56,633

NON-CURRENT ASSETS:
Property and equipment, net	2,376	2,376	2,376
Intangible assets, net	1,703	1,703	1,703
Other long-term assets	495	495	495
Operating lease right-of-use assets	808	808	808

Total non-current assets	5,382	5,382	5,382
Total assets	13,702	14,302	62,015

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	1,854	1,854	1,854
Other payables and accrued expenses	1,606	1,606	1,606
Deferred revenues	215	215	215
Revolving line of credit	738	738	738
Current maturities of long-term debt	1,500	1,500	1,500

Total current liabilities	5,913	5,913	5,913

LONG-TERM LIABILITIES:
Long-term loans	662	662	662
Long-term operating lease liabilities	637	637	637
Warrants to purchase preferred shares	812	812	812

Total long-term liabilities	2,111	2,111	2,111
Total liabilities	8,024	8,024	8,024

Preferred stock, $0.0001 par value per share	29,703	—	—

STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY):
Common stock, $0.0001 par value per share	*	*	*
Additional paid-in capital	18,041	48,344	96,057
Accumulated deficit	(42,066)	(42,066)	(42,066)

Total stockholders’ equity (Capital Deficiency)	(24,025)	6,278	53,991
Total liabilities and shareholders’ equity	13,702	14,302	62,015

(1)	Each $1.00 increase or decrease in the assumed initial public offering price of $11.515 per share, the midpoint of the price range on the cover of this prospectus, would increase or decrease, respectively, the amount of cash, additional paid-in capital, total stockholders’ deficit and total capitalization by approximately $4.2 million, assuming the number of shares we offer, as stated on the cover of this prospectus, remains the same and after deducting the estimated distributor commissions.

The preceding table is based on 1,000,000 shares of our common stock outstanding as of June 30, 2021, and gives effect to (1) the conversion of 500,000 shares of our Series A preferred stock, 130,180 shares of our Series B preferred stock and 102,093 shares of our Series B-1 preferred stock outstanding as of June 30, 2021 into an aggregate of 732,273 shares of our common stock upon the completion of this offering, (2) the conversion of 13,018 warrants to purchase shares of our common stock, at an exercise price of $46.10 per share, outstanding as of June 30, 2021 into 13,018 shares of our common stock upon the completion of this offering, (3) the conversion of 1,000 shares of our Series A-1 preferred stock outstanding as of June 30, 2021 into 65,132 shares of our common stock upon the completion of this offering, and (4) a 10-for-1 forward stock split of our common stock to be effected upon the completion of this offering, but after the conversions described above, and excludes:

●	131,892 shares of common stock issuable upon exercise of stock options outstanding under our Option Plan as of June 30, 2021, at a weighted-average exercise price of $40.00 per share; and

●	9,210 additional shares of our common stock reserved for future issuance under our Option Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our Option Plan.

For more information regarding our Option Plan, see “Executive Compensation – Option Plan.”

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DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

Our net tangible book value as of June 30, 2021 was $3.975 million, or $3.975 per share of common stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2021.

After giving effect to (1) the conversion of 500,000 shares of our Series A preferred stock, 130,180 shares of our Series B preferred stock and 102,093 shares of our Series B-1 preferred stock outstanding as of June 30, 2021 into an aggregate of 732,273 shares of our common stock upon the completion of this offering, (2) the conversion of 13,018 warrants to purchase shares of our common stock, at an exercise price of $46.10 per share, outstanding as of June 30, 2021 into 13,018 shares of our common stock upon the completion of this offering, (3) the conversion of 1,000 shares of our Series A-1 preferred stock outstanding as of June 30, 2021 into 65,132 shares of our common stock upon the completion of this offering, and (4) a 10-for-1 forward stock split of our common stock to be effected upon the completion of this offering, but after the conversions described above, our pro forma net tangible book value as of June 30, 2021 was $4.575 million, or $0.25 per share of common stock.

Our pro forma as adjusted net tangible book value per share gives further effect to our sale of our common stock in this offering at the assumed initial public offering price of $11.515 per share, the midpoint of the price range on the cover of this prospectus, after deducting the estimated distributor commissions and our estimated offering expenses, and assuming the sale of 25%, 50%, 75% and 100% of the shares in this offering. Our pro forma as adjusted net tangible book value as of June 30, 2021 would have been $15.912 million, or $0.83 per share (assuming 25% of the offering is sold), $28.037 million, or $1.38 per share (assuming 50% of the offering is sold), $40.162 million, or $1.88 per share (assuming 75% of the offering is sold) and $52.287 million, or $2.33 per share (assuming 100% of the offering is sold). This represents an immediate increase in net tangible book value of $0.58 per share to our existing stockholders and an immediate dilution of $10.69 per share to new investors purchasing shares of common stock in this offering if 25% of the offering is sold, an immediate increase in net tangible book value of $1.13 per share to our existing stockholders and an immediate dilution of $10.13 per share to new investors purchasing shares of common stock in this offering if 50% of the offering is sold, an immediate increase in net tangible book value of $1.63 per share to our existing stockholders and an immediate dilution of $9.63 per share to new investors purchasing shares of common stock in this offering if 75% of the offering is sold, and an immediate increase in net tangible book value of $2.08 per share to our existing stockholders and an immediate dilution of $9.19 per share to new investors purchasing shares of common stock in this offering if 100% of the offering is sold. The following table illustrates this dilution on a per share basis:

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Assumed initial public offering price per share	$11.515	$11.515	$11.515	$11.515
Net tangible book value per share as of June 30, 2021	$0.40	$0.40	$0.40	$0.40
Pro forma decrease in net tangible book value per share attributable to conversion of all outstanding shares of preferred stock and full conversion of outstanding warrants into shares of common stock	$(0.15)	$(0.15)	$(0.15)	$(0.15)
Pro forma net tangible book value per share at June 30, 2021, before giving effect to this offering	$0.25	$0.25	$0.25	$0.25
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering	$0.58	$1.13	$1.63	$2.08
Pro forma as adjusted net tangible book value per share after giving effect to this offering	$0.83	$1.38	$1.88	$2.33
Dilution per share to new investors in this offering	$10.69	$10.13	$9.63	$9.19

Each $1.00 increase or decrease in the assumed initial public offering price of $11.515 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease our pro forma as adjusted net tangible book value per share after this offering by $0.05 (if 25% of the offering is sold), $0.10 (if 50% of the offering is sold), $0.15 (if 75% of the offering is sold) and $0.19 (if 100% of the offering is sold), and would increase or decrease dilution per share to new investors in this offering by $0.05 (if 25% of the offering is sold), $0.10 (if 50% of the offering is sold), $0.15 (if 75% of the offering is sold) and $0.19 (if 100% of the offering is sold), assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated distributor commissions and estimated offering expenses payable by us.

The following table illustrates as of June 30, 2021 the differences between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by existing stockholders and new investors purchasing shares of our common stock in this offering based on an assumed initial public offering price of $11.515 per share, the midpoint of the price range on the cover of this prospectus, before deducting estimated distributor commissions and estimated offering expenses payable by us, and assuming the sale of 25%, 50%, 75% and 100% of the shares in this offering.

Assuming 25% of Offering Sold
	Shares Purchased		Total Consideration		Average Share
	Number	Percent	Amount	Percent	Price
Existing stockholders	18,104,230	94.34%	$44,144,000	77.93%	$2.438
New investors	1,085,540	5.66%	$12,500,000	22.07%	$11.515
Total	19,189,770	100.00%	$56,644,000	100.00%	$2.952

Assuming 50% of Offering Sold
	Shares Purchased		Total Consideration		Average Share
	Number	Percent	Amount	Percent	Price
Existing stockholders	18,104,230	89.29%	$44,144,000	63.84%	$2.438
New investors	2,171,080	10.71%	$25,000,000	36.16%	$11.515
Total	20,275,310	100.00%	$69,144,000	100.00%	$3.41

Assuming 75% of Offering Sold
	Shares Purchased		Total Consideration		Average Share
	Number	Percent	Amount	Percent	Price
Existing stockholders	18,104,230	84.75%	$44,144,000	54.07%	$2.438
New investors	3,256,620	15.25%	$37,500,000	45.93%	$11.515
Total	21,360,850	100.00%	$81,644,000	100.00%	$3.822

Assuming 100% of Offering Sold
	Shares Purchased		Total Consideration		Average Share
	Number	Percent	Amount	Percent	Price
Existing stockholders	18,104,230	80.66%	$44,144,000	46.89%	$2.438
New investors	4,342,160	19.34%	$50,000,000	53.11%	$11.515
Total	22,446,390	100.00%	$94,144,000	100.00%	$4.194

The preceding table is based on 1,000,000 shares of our common stock outstanding as of June 30, 2021, and gives effect to (1) the conversion of 500,000 shares of our Series A preferred stock, 130,180 shares of our Series B preferred stock and 102,093 shares of our Series B-1 preferred stock outstanding as of June 30, 2021 into an aggregate of 732,273 shares of our common stock upon the completion of this offering, (2) the conversion of 13,018 warrants to purchase shares of our common stock, at an exercise price of $46.10 per share, outstanding as of June 30, 2021 into 13,018 shares of our common stock upon the completion of this offering, (3) the conversion of 1,000 shares of our Series A-1 preferred stock outstanding as of June 30, 2021 into 65,132 shares of our common stock upon the completion of this offering, and (4) a 10-for-1 forward stock split of our common stock to be effected upon the completion of this offering, but after the conversions described above, and excludes:

●	131,892 shares of common stock issuable upon exercise of stock options outstanding under our Option Plan as of June 30, 2021, at a weighted-average exercise price of $40.00 per share; and

●	9,210 additional shares of our common stock reserved for future issuance under our Option Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our Option Plan.

For more information regarding our Option Plan, see “Executive Compensation – Option Plan.”

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SELECTED FINANCIAL DATA

The selected statements of operations data for the years ended December 31, 2020 and 2019 and the balance sheet data as of December 31, 2020 and 2019 are derived from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the six months ended June 30, 2021 and June 30, 2020 and the balance sheet data as of June 30, 2021 and June 30, 2020 are derived from our unaudited financial statements included elsewhere in this prospectus. You should read the following selected financial data below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, related notes and other financial information included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future. The selected financial data in this section are not intended to replace the financial statements and are qualified in their entirety by the financial statements and related notes included elsewhere in this prospectus.

See “Key Operating Metrics” below for information regarding how we define our product accepted during the period, billings for product accepted in the period, billings for installation on product accepted, billings for annual maintenance services agreements, product costs of product accepted, period costs of manufacturing related expenses not included in product costs and installation costs on product accepted.

	Year Ended December 31, 2019	Year Ended December 31, 2020	Six Months Ended June 30, 2020 (Unaudited)	Six Months Ended June 30, 2021 (Unaudited)
	(in thousands, except for per share data)
Statements of Operations
Revenues	$8,771	$8,603	$3,930	$8,527
Cost of revenues	$8,081	$7,922	$3,659	$6,783
Gross profit	$690	$681	$271	$1,744
Operating expenses:
Research and development	$2,210	$2,015	$1,078	$1,274
Sales and marketing	$963	$1,455	$788	$1,206
General and administrative	$1,217	$1,311	$771	$2,356
Other Income	$-	$-	$-	$665
Total operating expenses	$4,390	$4,781	$2,637	$4,171
Operating loss	$3,700	$4,100	$2,366	$2,427
Financial expenses, net	$1,346	$967	$640	$287
Loss	$5,046	$5,067	$3,006	$2,714

Loss per share attributable to ordinary shareholders, basic and diluted	$50.46	$5.07	$3.01	$2.71

Weighted-average shares used in computing the loss per share attributable to ordinary shareholders, basic and diluted	100,000	1,000,000	1,000,000	1,000,000

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	Year Ended December 31, 2019	Year Ended December 31, 2020	Six Months Ended June 30, 2020 (Unaudited)	Six Months Ended June 30, 2021 (Unaudited)
	(in thousands)
Balance Sheet Data
Current assets:
Cash and cash equivalents	$2,071	$4,444	$	$1,994
Accounts receivable	$1,283	$1,178	$	$2,396
Prepaid expenses and other assets	$129	$88	$	$803
Inventories, net	$2,129	$2,581	$	$3,127
Total current assets	$5,612	$8,291	$	$8,320
Property and equipment, net	$2,982	$2,457	$	$2,376
Operating lease right-of-use assets	$1,086	$904	$	$808
Other long-term assets	$—	$—		$495
Intangible assets, net	$1,907	$1,771	$	$1,703
Total assets	$11,587	$13,423	$	$13,702
Current liabilities:
Trade payables	$674	$605	$	$1,854
Accrued expenses and other liabilities	$1,268	$1,198	$	$1,606
Deferred revenues	$66	$138	$	$215
Revolving line of credit, net of issuance costs of $64	—	—		738
Current maturities of long-term debt	$1,125	$1,500	$	$1,500
Total current liabilities	$3,133	$3,441	$	$5,913
Long-term operating lease liabilities	$940	$744	$	$637
Long-term loans	$1,835	$2,302	$	$662
Shareholders’ loan	$6,166	$—	$	$—
Shareholders’ convertible loans	$3,837	$—	$	$—
Conversion component of convertible loans	$703	$—	$	$—
Warrants to purchase preferred shares	$112	$442	$	$812
Total liabilities	$16,726	$6,659	$	$8,024

Preferred shares of $0.0001 par value 749,000 authorized as of June 30, 2021 and December 31, 2020 and 500,000 authorized as of December 31, 2019; 733,273 issued and outstanding as of June 30, 2021 and December 31, 2020 and 500,000 issued and outstanding as of December 31, 2019. Liquidation preference of $55,000 at June 30, 2021 and December 31, 2020 and $20,000 as of December 31, 2019.	$12,820	$29,703	$	$29,703
Shareholders’ deficit:

Common shares of $0.0001 par value: 2,001,000 shares authorized as of June 30, 2021 and December 31, 2020 and 1,500,000 shared authorized as of December 31, 2019; 1,000,000 issued and outstanding as of June 30, 2021, December 31, 2020 and December 31, 2019.

	*	*		*
Additional paid-in capital	$16,326	$16,413	$	$18,041
Accumulated deficit	$(34,285)	$(39,352)	$	$(42,066)
Total shareholders’ deficit	$(17,959)	$(22,939)	$	$(24,025)
Total liabilities and shareholders’ deficit	$11,587	$13,423	$	$13,702

(*)	Amount less than $1.

Key operating metrics:

	Year Ended December 31, 2019	Year Ended December 31, 2020	Six Months Ended June 30, 2020 (Unaudited)	Six Months Ended June 30, 2021 (Unaudited)
	(dollar amounts in thousands)
Revenue from Product Shipped in the Period	$8,105	$7,742	$3,538	$8,066
Revenue from Services, Software and Other Agreements in the Period	$666	$861	$392	$461
Book to bill Ratio in the Period	104%	115%	93%	132%
Methane Abated in the Period (t CO2-e)	—	4,490 tons	—	6,306 tons

Revenue from product shipped during the period

Revenue from products shipped during the period is the revenue from PowerGen units and other system products such as CAP3 that shipped to our customers in any period. Generally, we deem a shipped unit to occur when a unit has left our premises. We use revenue from products shipped during the period to measure the volume of our activity, and therefore, we can compare shipped PowerGen units and other system products across different time periods to gauge the operational volume and trajectory of our business.

Revenue from products shipped during the period provides useful information to investors because it reflects the progress that our business is making in customer acquisition, customer retention and growth. Our business model relies mostly on selling capital equipment. Most of our current revenue is from our PowerGen units. The CAP3 systems also predominantly rely on the PowerGen technology. Investors can use revenue from products shipped during the period to measure the volume of our activity, and, therefore, can compare shipped products across different time periods to gauge the trajectory of our business.

Revenue from products shipped during the six months ended June 30, 2021 was $8,066,000 an increase of 128% as compared to $3,538,000 during the six months ended June 30, 2020. Revenue from products shipped during the year ended December 31, 2020 was $7,742,000 a decrease of 4% as compared to $8,105,000 in the year ended December 31, 2019.

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Revenue from services, software and other agreements in the period

The revenue from service agreements represents the dollar amount recognized in respect of service contracts that have been initiated or renewed during the period. Our customers enter into service agreements with us to receive ongoing service of their units. Generally, the first year of service is included in the price of the product as part of the warranty. The initial warranty period commences at either the time of installation or three months from shipment, whichever comes earlier. Our extended warranty agreements are generally contracted for one to three years and billed at the time the agreement is executed. The revenue from those contracts is recognized over the service period. As our cumulative installed units grows each year, we expect that the revenue for service agreements will grow as well.

Revenue from software subscription represent the dollar amount recognized in respect to software contracts that have been initiated or renewed during the period. Our customers enter into subscription agreements with us for remote monitoring of their units. While the subscription agreements are generally contracted annually and billed at the same time, the revenue from those subscriptions is recognized over the subscription period. As our cumulative installed units grows each year, we expect that the revenue from software subscription agreements will grow as well.

Revenue from service agreements and software subscriptions provides useful information to investors because it represents the level of recurring revenue with respect to service contracts. Our customers enter into service agreements with us to receive ongoing service of their PowerGen units. The revenue from these contracts is expected to grow as our cumulative installed units grows each year. For investors, revenue from these contracts also serves as both an indicator of the strength of the install base and the level of high-margin recurring revenue.

Revenue from service, software and other agreements during the six months ended June 30, 2021 was $461,000 an increase of 17% as compared to $392,000 during the six months ended June 30, 2020. This increase was driven both by extended warranty agreements and software subscriptions. Revenue from service, software and other agreements in the year ended December 31, 2020 was $861,000, an increase of 29% as compared to $666,000 in the year ended December 31, 2019. This increase was driven both by new service contract renewals and new service contracts over that same period.

Book to bill ratio in the period

The book-to-bill ratio, also known as the BB ratio, is the ratio of orders received to the amount billed for a specific period, usually one month or one quarter. As a manufacturing plant, book-to-bill ratio is an important leading indicator of demand trends.

The book-to-bill ratio provides useful information to investors it is an indicator of demand trends and the momentum of our business. For example, when the book-to-bill ratio is larger than one, we expect growth because there are more orders to be fulfilled than orders that have been fulfilled. On the other hand, when the book to bill ratio is smaller than one, we expect a slowdown.

The BB ratio during the six months ended June 30, 2021 was 132%, an increase of 42% compared to the BB ratio of 93% during the six months ended June 30, 2020. This increase was primarily due to an order of 100 CAP3 unit received during the month of June 2021. The BB ratio in the year ended December 31, 2020 was 115%, an increase of 11% compared to the BB ratio of 104% in the year ended December 31, 2019. This increase was primarily due to the number of orders we received in 2020 (despite COVID-19 slowdown in the first half of 2020).

Quantifiable GHG Abated in Period in tons of CO2-e

Quantifiable greenhouse gas (GHG) abated in period is the aggregate of quantifiable GHG in tons of carbon dioxide equivalent that our products abate in a period. It is calculated as the difference between the GHG that would have been emitted without our products and the GHG that our products emit. The abatement is quantifiable when it is calculated using established protocols using the following assumptions: gas equivalency ratio (GEF) of 1.3 (conversion from volume of air to volume of natural gas that would have been vented in the baseline); percentage of methane (by volume) contained in the fuel gas of 80%; density of methane of 0.7 kg/m3 at 15°C and 1 atmosphere; and global warming potential (GWP) of 34. This metric is currently used to measure the impact of our CAP products. In the future, it may apply to other products for instance biogas. We track this metric because the amount of GHG that we abate in a period measures our direct contribution to climate change mitigation.

GHG provides useful information to investors because it reflects the impact that the Company has on global greenhouse gas emissions. The higher the value of this indicator, the higher the contribution of the Company to mitigating climate change and thus, the higher the appeal of our products in the energy transition. We believe that investors in Qnergy will perceive our contribution to climate change mitigation as an indicator of the long-term sustainability of the Company and future growth.

We started tracking this metric in 2020 and during 2020, we abated 4,310 tCO2-e. During the six months ended June 30, 2021 we abated 6,306 tCO2-e, compared to no counted tCO2-e abated during the six months ended June 30, 2020 since we only started aggregating mitigation data in the first half of 2020.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

Our mission is to provide sustainable, clean and reliable power for applications that are not connected to the electric power grid or that need to ensure continuous energy supply in the event of grid disruption or vulnerability. To fulfill this mission, we have developed durable, cost-effective and efficient technological solutions. While our focus to date has been on serving the North American natural gas exploration, production and transport market, we intend to expand into other segments of the distributed energy generation market, including telecommunication, residential and small and medium-sized commercial distributed energy resources. We believe that climate change will be the determining factor in how energy is produced and consumed in the 21st century. In fulfilling our mission, we are helping our customers both mitigate greenhouse gas (GHG) emissions and become more resilient to the effects of climate change.

We operate in the stationary power sector providing primary and back-up power. Our products provide low-maintenance power solutions that work reliably with a broad range of heat sources. Our generators contain proprietary Free Piston Stirling Engines (FPSE). These engines are enclosed, frictionless external combustion systems that require no lubrication, oil-change or repair and are capable of delivering tens of thousands of hours of uninterrupted operation. Our lead product is our PowerGen. It is a power generator based on the FPSE technology. Some of our fielded systems have already passed the 30,000 hours mark without any engine maintenance. Qnergy offers generators of different sizes, ranging from approximately 0.5 kilowatt to 5.5 kilowatts of electric output. Our generators can be bundled together to create larger generation solutions. Our systems are designed to use any source of heat to provide power, including natural gas, propane, biogas and waste heat. However, the systems in the field currently use only natural gas and propane as sources of heat to provide power, while there is a feasibility proof for the use of biogas and waste heat and use of residual heat and hydrogen remains to be tested. Our design philosophy and breadth of technology aims to allow customers to choose the fuel source that best fit their needs.

Our engine technology is based on the FPSE, which allows us to provide reliable power which is also fuel-flexible. NASA has recognized the reliability of the FPSE technology, announcing in March 2020 that a free-piston Stirling power convertor accomplished about 14 years of maintenance-free operation in the Stirling Research Laboratory at NASA’s Glenn Research Center.5 NASA has collaborated in the past on FPSE technology with Stirling Technology Company,6 formerly a Washington corporation formed in 1985 and engaged in the research, development and commercialization of long-life, free-piston, Stirling machines, primarily through government contracts. During the year ended July 31, 2005, Stirling Technology Company changed its name to Infinia Corporation, and in November 2013, we acquired all the assets of Infinia Corporation. A recent testament to our reliability at active customer sites was obtained in February 2021 in Texas; our customers had full power allowing them to operate without disruption, while most of their peers experienced a state-wide outage.

In our fastest growing application, we leverage our reliable off-grid power to drive air compressors that help the natural gas industry eliminate methane emission from pneumatic devices, which emit the highly potent GHG. Our solution, Compressed Air Pneumatics (CAP3), allows customers to vent clean air instead of emitting methane. Each of these systems is capable of abating more than 500 tons of carbon dioxide (CO2) equivalent per year, which is equivalent to the average annual emissions caused by about 121 cars.

Our strategy has been to establish our company as a world-class supplier of reliable power generators, while keenly protecting our know-how and trade secrets. We have initially focused on a single beachhead market to demonstrate the performance of our PowerGen in a well-defined sector of oil and gas remote power. Now that we have reached this milestone, we are expanding to other markets.

5 https://www.nasa.gov/feature/glenn/2020/stirling-convertor-sets-14-year-continuous-operation-milestone.

6 https://spinoff.nasa.gov/spinoff2002/er_9.html.

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Major and independent natural gas companies already rely on our products for their distributed power and decarbonization needs. In April 2020, the Oil and Gas Climate Initiative, through its investment arm OGCI Climate Investment Holdings LLP (“OGCI”), purchased $6 million of shares of our Series B preferred stock, as a result of which $4 million of our convertible loans were converted into shares of our Series B-1 preferred stock.

We believe that we are capturing only a small percentage of our largest customers’ total remote power and air-compression needs, which gives us a significant opportunity for expansion and growth within our existing customer base. Moreover, additional markets will unfold with the need to mitigate climate change and adapt to its severe effects. Our growth is also supported by external factors such as regulatory pressure to reduce methane emission in the oil and gas sector, the increasing price and declining reliability of grid power and the phasing-out of diesel generators.

Qnergy is the only company that offers an FPSE-based power generator that produces greater than one kilowatt per unit; the PowerGen employs one of Qnergy’s FPSEs and is capable of delivering highly reliable, uninterrupted, 24/7 power, that is also significantly cleaner and more sustainable than conventional diesel generators. Customer requirements for our generators can be provided for prime power (typically nearly 99% duty cycle), Standby or Backup Power (typically less than 20% duty cycle) and Combined Heat and Power (typically also 99% duty cycle).

FPSE are closed cycle systems or heat engines that work using variations in internal pressure produced by a heat source to drive a power piston connected to reciprocating magnets (i.e., a linear alternator) for the conversion of kinetic energy into electricity. The heat source or ‘fuel’ is external to a sealed engine that contains a fixed amount of helium gas. The sealed engine construct leads to the high reliability and fuel flexibility. The fuel-agnostic nature of the technology means that we can supply power with various sources of heat including any mix of natural gas, propane and biogas that our customers prefer.

Our latest in-house innovation in hardware and software control is one of the factors that enabled the commercialization of our products. We continue to improve and expand our performance envelope in reliability, efficiency, cost effectiveness, fuel-tolerance and electronic control. Our FPSE engine uses proprietary flexures to suspend the moving displacer and piston. Consequently, both the reliability and life expectancy of the engine are high as there is little wear in the system.

We have innovated and evolved our technology over time. We have commercial generators that have already exceeded the 30,000 hours (~3.5 years) mark of continuous operation and continue to be fully functional, acquiring more hours without engine maintenance. We perform low-cost and light annual inspections to a number of ancillary pieces of support equipment to the engine; the engine itself, however, requires nearly zero service or maintenance. An Internal Combustion Engine requires an oil change every 300 to 1,000 hours (roughly eight times per year of continuous operation). In addition, we are constantly reviewing novel manufacturing technologies to reduce cost and improve performance.

As of December 31, 2019 and December 31, 2020, we had approximately 200 and 400 deployed systems, respectively. 2019 and 2020 sales were approximately $8.8 million and $8.6 million, respectively, while our cumulative losses for the same periods were approximately $34.3 million and $39.4 million, respectively. Our 2020 sales to the natural gas sector were similar to 2019, outperforming the sector that nearly stalled in 2020 due to COVID-19. As of June 30, 2021, we had approximately 450 deployed systems. Sales for the six month period ended June 30, 2021 were approximately $8.5 million, while cumulative losses for the same period were $42.1 million.

Components of Results of Operations

Revenue

We primarily recognize revenue from the sale and installation of PowerGen units and by providing services under operations and maintenance services contracts. For sales of our products, the revenue is recognized upon delivery based on the agreed International Commercial terms, or “INCOTERMS.” Revenues from installations are recognized upon completion of installation. For software subscriptions and extended warranty services, revenue is recognized based on usage as the usage occurs over the contract period.

Our total revenue is comprised of the following:

Product Revenue

Most of our product revenue is generated from the sale and installation of our PowerGen units. Sales of our PowerGen units are made mainly through distributors, as well as through direct purchase. We generally begin to recognize product revenue from contracts with customers for the sales of our PowerGen units when control is transferred based on the agreed INCOTERMS, which is generally when the system has been shipped from our premises to the customer. Revenues from installations are recognized upon completion of installation, which is generally when the system has been installed and running at full power as defined in each contract.

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Our product offerings contain multiple performance obligations representing a combination of revenue from sales of PowerGen units and installation. We allocate the transaction price for each contract to each performance obligation based on the relative stand-alone selling price (“SSP”).

Service Revenue

Service revenue is generated from access to software for monitoring PowerGen units, without providing the customer with the right to take possession of software, and extended warranty agreements that extend the standard warranty service coverage beyond the initial one-year warranty for PowerGen units sold under direct purchase. Customers may renew their extended warranty agreements on an annual basis for up to three years, at prices determined at the time of purchase of the renewal. Revenue is recognized from such extended warranty agreements based on the fair value over the agreement period. We anticipate that the majority of our customers will continue to renew their extended warranty agreements each year.

Cost of Revenue

Our cost of revenue consists of the cost of manufacturing PowerGen units and the cost of services such as raw materials, employees’ compensation costs including share-based compensation, shipping costs, depreciation and provisions for excess and obsolete inventory. We provide warranty and performance guarantees regarding the PowerGen units’ efficiency and output during the first year warranty period. Extended warranty costs for customers that purchase under managed services are recognized as a cost of product revenue as they are incurred.

Gross Profit

Gross profit has been and will continue to be affected by a variety of factors, including the sales price of our products, manufacturing costs, the costs to maintain the systems in the field, and the mix of revenue between product and service. We expect our gross profit to fluctuate over time depending on the factors described above.

Operating Expenses

Research and Development

Research and development costs are expensed as incurred and consist primarily of employee compensation costs. Research and development expense also includes prototype-related expenses and allocated facilities costs. We expect research and development expense to increase in absolute dollars as we continue to invest in our future products and services, and we expect our research and development expense to fluctuate as a percentage of total revenue.

Sales and Marketing

Sales and marketing expenses consist primarily of employee compensation costs, including commissions. We expense commission costs as earned. Sales and marketing expenses also includes costs for market development programs, promotional and other marketing costs, travel costs and allocated facilities costs. We expect sales and marketing expenses to continue to increase in absolute dollars as we increase our sales and marketing capabilities and expand our international presence, and we expect our sales and marketing expenses to fluctuate as a percentage of total revenue.

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General and Administrative

General and administrative expenses consist of employee compensation costs, fees for professional services and allocated facilities costs. General and administrative personnel include our executive, finance, human resources, information technology and facilities personnel. We expect general and administrative expenses to increase in absolute dollars due to additional legal fees and costs associated with accounting, insurance, investor relations, SEC, ISA and stock exchange compliance, and other costs associated with being a public company, and we expect our general and administrative expenses to fluctuate as a percentage of total revenue.

Financial Expense, net

Financial expense net primarily consists of interest charges associated with our short and long-term debt facilities, losses resulting from the re-measurement of equity linked instruments that were classified as liabilities and measured at fair value through profit and loss and the interest rate related to our operating leases and liabilities. We expect interest charges to decrease as a result of pay downs of the debt obligations over the course of the debt arrangements.

Provision for Income Taxes

We have not generated taxable income since inception, and at December 31, 2020 and June 30, 2021, we had federal and state net operating loss carryforwards of $36,123,000, which will expire, if unused, beginning in 2033. We anticipate that we will be able to carry forward these tax losses for our foreseeable future tax years. Accordingly, we do not expect to pay taxes until we have taxable income after the full utilization of our carryforward tax losses.

Provision for income taxes consists primarily of federal and state income taxes in the United States and income taxes in foreign jurisdictions in which we conduct business. We account for income taxes using the liability method under Financial Accounting Standards Board Accounting Standards Codification Topic 740, “Income Taxes” (ASC 740). Under this method, deferred tax assets and liabilities are determined based on net operating loss carryforwards, research and development credit carryforwards, and temporary differences resulting from the different treatment of items for tax and financial reporting purposes. Deferred items are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse. Additionally, we assess the likelihood that deferred tax assets will be recovered as deductions from future taxable income. We have provided a full valuation allowance on our deferred tax assets because utilization is not expected in the foreseeable future.

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Results of Operations

Certain Projected Financial Results

Our complete financial information and operating data for periods after June 30, 2021 will not be available prior to the completion of this offering. However, based on the preliminary information we have available as to financial results to date, our management estimates that for the year ended December 31, 2021, our total revenue will range between approximately $16 million and $19 million, as compared to total revenue of $8.6 million and $8.8 million for the years ended December 31, 2020 and 2019, respectively.

The estimate of total revenue for the year ended December 31, 2021 is based on, among other things, market data and other information available as of the date of this prospectus, our experience with customers and our ongoing negotiations with potential customers. The estimate of total revenue for the year ended December 31, 2021 assumes (1) our total revenue is approximately 100% of the average of total revenue for the years ended December 31, 2020 and 2019, (2) approximately one-third of the CAP3 system purchase order of $4 million to $6 million is fulfilled (28 systems) in 2021, (3) organic growth of PowerGen sales during the remainder of 2021 and (4) purchases of additional CAP3 systems by other customers during the remainder of 2021.

The financial projection above has been prepared by, and is the responsibility of, our management. Our independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to the financial projection and does not express an opinion or any other form of assurance with respect thereto. The total revenue information presented above for the year ended December 31, 2021 has not yet been subject to our normal annual financial closing processes, reflects estimates based only upon preliminary information available to us as of the date of this prospectus, and is not a comprehensive statement of our financial results for the year ended December 31, 2021.

The financial projection set forth above is necessarily subjective and based on assumptions made by management, and undue reliance should not be placed on it. The financial projection is not a guarantee of actual future performance and should be read together with “Risk Factors,” “Special Note Regarding Forward-looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Financial Data” and our financial statements and related notes included elsewhere in this prospectus. Our future financial results may differ materially from those expressed in the financial projection due to factors beyond our ability to control or predict. We do not intend to, and, except to the extent required by applicable law, expressly disclaims any obligation to, update, revise or correct the financial projection to reflect circumstances existing or arising after the date such financial projection was generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the financial projection are shown to be in error or the financial projection otherwise would not be realized.

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table sets forth selected statements of operations data for each of the periods indicated:

	For the Six Months Ended June 30,
	2020	2021
	(in thousands, except for per share data)
Statements of Operations
Revenues	$3,930	$8,527
Cost of revenues	$3,659	$6,783
Gross profit	$271	$1,744
Operating expenses:
Research and development	$1,078	$1,274
Sales and marketing	$788	$1,206
General and administrative	$771	$2,356
Other Income	$—	$665
Total operating expenses	$2,637	$4,171
Operating loss	$2,366	$2,427
Financial expenses, net	$640	$287
Loss	$3,006	$2,714

Loss per share attributable to ordinary shareholders, basic and diluted	$3.01	$2.71

Weighted-average shares used in computing the loss per share attributable to ordinary shareholders, basic and diluted	1,000,000	1,000,000

Total Revenue

	For the Six Months Ended June 30,		Change 2021 vs. 2020
	2021	2020	Amount	%
	(dollars in thousands)
Product	$8,066	$3,538	$4,528	128%
Service	$461	$392	$69	18%

Total revenue	$8,527	$3,930	$4,597	117%

Total revenue increased approximately $4.6 million, or 117%, for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020. Product revenue increased approximately $4.5 million, or 128%, for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020. $0.3 million of the increase in product revenue was attributable to an increase in the prices of products sold and $4.2 million of the increase in product revenue was attributable to an increase in the volume of products sold, including PowerGen units and the new CAP3 systems. Service revenue increased approximately $69,000, or 18%, for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020, due to software subscriptions increase and new extended warranty agreements.

Total Cost of Revenue and Gross Profit

Cost of revenue increased approximately $3.1 million, or 85%, for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020. This mainly consisted of an increase of 2.4 million in material and an increase of $0.4 million in shipment and an increase of $0.2 million in employees’ compensation mainly related to the increase in sales of products.

Gross profit increased approximately $1.5 million, or 544%, for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020. This increase was generally a result of the increase in our total increase in our revenues from sales of products and services.

Operating Expenses

	For the Six Months Ended June 30,		Change 2021 vs. 2020
	2021	2020	Amount	%
	(dollars in thousands)
Research and development	$1,274	$1,078	$196	18%
Sales and marketing	$1,206	$788	$418	53%
General and administrative	$2,356	$771	$1,585	206%
Other Income	665	—	665	—

Total	$4,171	$2,637	$1,534	58%

Research and development expenses increased approximately $0.2 million, or 18%, for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020. This increase was primarily due an increase of $0.2 million in employees’ compensation, including share-based compensation expenses.

Sales and marketing expenses increased approximately $0.4 million, or 53%, for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020. This increase was primarily attributable to an increase of $0.3 million in employees’ compensation, including share based compensation expenses.

General and administrative expenses increased approximately $1.5 million, or 206%, for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020. The increase was primarily attributed to an increase of $1.3 million in share-based compensation expenses, an increase of $0.1 million in employees’ salary and related expenses due to increase in headcount and an increase of $0.1 million in other general and administrative expenses mainly related to professional services.

Financial Expenses, net

Financial expenses, net decreased approximately $0.4 million, or 55%, for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020, mainly due to financial expenses related to the shareholders’ loan and the shareholders’ convertible loan that were converted into equity on April 1, 2020. Our financial expenses is comprised mainly of interest related to short and long-term loans and losses resulting from the re-measurement of equity linked instruments (i.e., our convertible loans and warrants) that were classified as liabilities and measured at fair value through profit and loss. For the assumptions used in the valuation of our convertible loans and warrants, see “—Financial Overview—Critical Accounting Policies and Estimate—Fair Value of Financial Liabilities Through Profit or Loss.”

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Comparison of the Years Ended December 31, 2020 and 2019

The following table sets forth selected statements of operations data for each of the periods indicated:

	Year Ended December 31,
	2020	2019
	(in thousands, except for per share data)
Statements of Operations
Revenues	$8,603	$8,771
Cost of revenues	$7,922	$8,081
Gross profit	$681	$690
Operating expenses:
Research and development	$2,015	$2,210
Sales and marketing	$1,455	$963
General and administrative	$1,311	$1,217
Total operating expenses	$4,781	$4,390
Operating loss	$4,100	$3,700
Financial expenses, net	$967	$1,346
Loss	$5,067	$5,046

Loss per share attributable to ordinary shareholders, basic and diluted	$5.07	$50.46

Weighted-average shares used in computing the loss per share attributable to ordinary shareholders, basic and diluted	1,000,000	100,000

Total Revenue

	Year Ended December 31,		Change 2020 vs. 2019
	2020	2019	Amount	%
	(dollars in thousands)
Product	$7,742	$8,105	$(363)	(4)%
Service	$861	$666	$195	29%

Total revenue	$8,603	$8,771	$(168)	(2)%

Total revenue decreased approximately $168,000, or 2%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019. Product revenue decreased approximately $363,000, or 4%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019. $138,000 of the decrease in product revenue was attributable to a decrease in the prices of products sold, as a result of COVID-19 related discounts to customers, and $225,000 of the decrease in product revenue was attributable to a decrease in the volume of products sold. Service revenue increased approximately $195,000, or 29%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019, due to new service contract renewals and new service contracts over that same period.

Total Cost of Revenue and Gross Profit

Cost of revenue decreased approximately $159,000, or 2%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019. This decrease was mainly due to a reduction in material cost.

Gross profit decreased $9,000, or 1%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019. This decrease was generally a result of certain selling price discounts due to the COVID-19 pandemic.

Operating Expenses

	Year Ended December 31,		Change 2020 vs. 2019
	2020	2019	Amount	%
	(dollars in thousands)
Research and development	$2,015	$2,210	$(195)	(8.8)%
Sales and marketing	$1,455	$963	$492	51.1%
General and administrative	$1,311	$1,217	$94	7.7%

Total	$4,781	$4,390	$391	8.9%

Research and development expenses decreased approximately $195,000, or 8.8%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019. This decrease was primarily due to completion of the core technology development for CAP3 as well as salary reductions due to COVID 19.

Sales and marketing expenses increased approximately $492,000, or 51.1%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019. This increase was primarily attributable to an increase of approximately $500,000 in employee compensation expenses as a result of increased headcount.

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General and administrative expenses increased approximately $94,000, or 7.7%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019. The increase was primarily attributed to $0.1 million in employee compensation related expenses as a result of increased headcount and $0.1 million in professional fees mainly related to legal fees. The increase was partially offset by a decrease in travel expenses, mainly due to the COVID-19 pandemic.

Financial Expenses, net

Financial expenses, net decreased by $379,000, or 28.2%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019. The decrease was mainly due to the conversion into equity, in connection with the April 1, 2020 financing round, of the shareholders’ loan and the shareholders’ convertible loans in the total amounts of $6.3 million and $4.0 million, respectively, as a result of which no related financial expenses were recorded after the first quarter of 2020. Our financial expenses is comprised mainly of interest related to short and long-term loans and losses resulting from the re-measurement of equity linked instruments (i.e., our convertible loans and warrants) that were classified as liabilities and measured at fair value through profit and loss. For the assumptions used in the valuation of our convertible loans and warrants, see “—Financial Overview—Critical Accounting Policies and Estimate—Fair Value of Financial Liabilities Through Profit or Loss.”

Liquidity and Capital Resources

We have financed our operations, mainly through a variety of financing arrangements, credit facilities from banks, sales of our preferred stock, debt financings and cash generated from our operations. As of June 30, 2021, December 31, 2020 and December 31, 2019, we had cash and cash equivalents and short-term investments of $1,994,000, $4,444,000 and $2,071,000, respectively.

On March 14, 2019, we entered into a loan agreement with Viola Credit Five Fund Limited Partnership (“Viola”), pursuant to which Viola issued a loan in an aggregate principal amount of up to $3,000,000. The loan bears interest at an annual rate equal to the higher of 10% or 12 month LIBOR+6.75% with repayment in 24 equal monthly installments commencing 12 months from the grant date of the loan. The loan is secured by a floating charge on all of the Company’s assets and a fixed charge on the Company’s intellectual property. As part of the loan agreement, Viola also received a warrant to purchase up to $600,000 of Series A preferred stock at a price of $40.00 per share. On May 2, 2020, the loan agreement was amended to defer the repayment of the remaining 23 payments of the loan principal until January 1, 2021, and the interest rate on the loan was reduced to a maximum of 8.5% or LIBOR plus 6.25%.

On April 21, 2021, the loan agreement with Viola was further amended to provide a credit line to the Company of up to $3,000,000. The credit line bears interest at an annual rate equal to 8.25% with quarterly interest payments and the repayment of principal at the Company’s discretion no later than April 21, 2022 or, if the term of the credit line is extended, for an additional six-month period. On May 21, 2021, the loan agreement with Viola was further amended to extend the term of the credit line by a second additional six-month period. As part of the credit line, Viola also received a warrant to purchase Series B preferred stock or the most senior class of the Company’s shares issued in the first round of equity financing completed after April 21, 2021 in an amount up to $250,000 and an additional $150,000 upon the extension of the term of the credit line and an additional $150,000 upon the second extension of the term of the credit line. The exercise price for the Class B preferred stock will be determined based on the lowest price paid for the Class B preferred stock or, if the Company consummates an IPO or a financing of at least $10,000,000 (the “Next Equity Round”) within twelve months, 85% of the initial public offering price or 85% of the lowest price paid for the shares issued in the Next Equity Round.

We believe that our existing cash and cash equivalents and future sales will be sufficient to meet our operating cash flow, capital requirements and other cash flow needs for at least the next 12 months. Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our rate of revenue growth, the timing and extent of spending on research and development efforts and other business initiatives, the rate of growth in the volume of system builds, the expansion of sales and marketing activities, market acceptance of our products, and overall economic conditions. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional debt or equity financing. The sale of additional equity would result in additional dilution to our shareholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. Further, as most of our assets are collateralized in existing debt arrangements, new debt financing may be unsecured which may result in higher interest rate obligations.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(dollars in thousands)
Net cash provided by (used in):
Operating activities	$(3,950)	$(3,830)	$(2,963)	$(2,050)
Investing activities	$(165)	$(245)	$(150)	$(131)
Financing activities	$6,000	$6,448	$6,448	$(269)

Net change in cash and cash equivalents	$1,885	$2,373	$3,335	$(2,450)

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Operating Activities

Net cash used in operating activities for the six months ended June 30, 2021 was $2,050,000, as compared to net cash used in operating activities of $2,963,000 for the six months ended June 30, 2020. The increase in 2021, as compared to the same period in the previous year, was mainly due to a decrease of operating loss net of share-based compensation expenses. Net cash used in operating activities for the year ended 2020 was $3,830,000, as compared to net cash used in operating activities of $3,950,000 for the year ended 2019. The decrease in 2020, as compared to 2019, was mainly due to an increase in raw material inventory in anticipation of increased business and customer orders resulting from the easing of COVID-19 restrictions in the fourth quarter of 2020.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2021 was $131,000, as compared to net cash used in operating activities of $150,000 for the six months ended June 30, 2020. The decrease in 2021, as compared to the same period in the previous year, was mainly due to an increase in purchase of property and equipment. Net cash used in investing activities for 2020 was $245,000, as compared to net cash used in investing activities of $165,000 for 2019. The increase in 2020, as compared to 2019, was mainly due to an increase in the purchase of property and equipment.

Financing Activities

Net cash used in financing activities for the six months ended June 30, 2021 was $269,000, as compared to $6,448,000 net cash provided by financing activities for the six months ended June 30, 2020. Net cash used in financing activities for the six months ended June 30, 2021 mainly resulted from paying $750,000 of the Viola loan and $455,000 of offering costs net of proceeds from the Viola credit line of $1,000,000. $6,448,000 net cash provided by financing activities for the six months ended June 30, 2020 mainly resulted from the OGCI funding round closed on April 1, 2020. Net cash provided by financing activities for 2020 was $6,448,000, as compared to net cash provided by financing activities of $6,000,000 for 2019. Net cash provided by financing activities for the year ended December 31, 2020 mainly resulted from net proceeds of approximately $5,920,000 from the issuance of preferred shares and $653,000 related to a loan received, which were partially offset by a $125,000 repayment of a loan. Net cash provided by financing activities for the year ended December 31, 2019 mainly resulted from $3,000,000 related to a loan received and $3,000,000 from the issuance of a capital note.

Contractual Obligations and Other Commitments

The following table summarizes our contractual obligations and debt as of December 31, 2020:

	Payments Due By Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Contractual Obligations or Other Commitments:
Long-term debt	$3,528	$1,500	$2,028	$—	$—
Interest on long-term debt	$257	$186	$71	$—	$—
Operating leases	$1,091	$259	$534	$298	$—

Total	$4,876	$1,945	$2,633	$298	$—

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks as part of our ongoing business operations, primarily exposure to changes in interest rates. Our sales contracts are primarily denominated in U.S. dollars, and therefore, substantially all of our revenue is not subject to foreign currency risk. We are exposed to commodity price risk with respect to metal parts costs that are correlated to different metal commodity prices.

Interest Rates

Our cash and cash equivalents are invested in money market funds. We believe that we do not have any material exposure to changes in fair value as a result of changes in interest rates due to the short-term nature of our cash equivalents. We have not been exposed to material risks on investment income due to changes in interest rates given the low levels of interest being earned on money market funds and U.S. Treasury bills.

We are exposed to interest rate risk related to our indebtedness that bears interest at floating rates based on LIBOR plus a specified margin. For fixed-rate debt, interest rate changes do not affect our earnings or cash flows. We do not believe that an increase or decrease in interest rates of a hypothetical 10% would have a material effect on our operating results or financial condition.

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Critical Accounting Policies and Estimates

We prepare our financial statements in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our future financial statements will be affected to the extent that our actual results materially differ from these estimates.

We describe our significant accounting policies more fully in Note 2 to our audited financial statements included elsewhere in this prospectus. We believe that the accounting policies below are critical in order to fully understand and evaluate our financial condition and results of operations. The preparation of our financial statements requires us to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements and accompanying notes. The most significant estimates in our financial statements relate to the allocation of transaction price among various performance obligations, the fair value of financial liabilities and the determination of the fair value of share-based compensation. We evaluate our estimates and assumptions on an ongoing basis and base such estimates and assumptions on historical experience – when available – and on various factors – including expectations of future events – that we believe to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Share-Based Compensation

On June 21, 2015, the board of directors of Qnergy Ltd. approved an equity compensation plan (the “2015 Plan”), pursuant to which directors, officers, employees and service providers were granted options to purchase ordinary shares, par value $0.0001 per share, of Qnergy Ltd., if certain conditions were met. The contractual life of the options granted under the 2015 Plan, if vested, was ten years from the grant date. In the event of termination of grantees employment or of the services given to Qnergy Ltd., all options granted, which were vested and exercisable at the time of such termination, could be, unless earlier terminated in accordance with a specific agreement, exercised within three months after the date of such termination. On the date of termination, all unvested options expired.

On January 25, 2021, the board of directors of Qnergy approved an equity compensation plan (the “Option Plan”), pursuant to which directors, officers, employees and service providers may be granted options to purchase shares of common stock of Qnergy under certain conditions. As a result, on January 25, 2021, Qnergy granted options under the Option Plan to purchase 45,500 shares of common stock (the “New Options”), in order to compensate employees holding options outstanding at December 31, 2020 to purchase 45,500 of ordinary shares of Qnergy Ltd. granted under the 2015 Plan (the “Old Options”). The vesting schedules for the New Options were based on the vesting status of the Old Options, except for two grants for which the vesting period was accelerated. The exercise price for the New Options was set at $40 per share, which is similar to the exercise price of the Old Options, except for grants to three employees, in which in order to compensate for an increase in the exercise price to $40 per share, each employee received additional options. In total, additional options to purchase 7,000 shares of common stock of Qnergy were granted to the mentioned three employees. The expiration date of the New Options was set at ten years from the New Options grant date.

Qnergy accounts for share-based compensation in accordance with ASC 718, “Compensation-Stock Compensation” (“ASC 718”). ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an Option-Pricing Model (“OPM”). The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in Qnergy’s statements of operations. Qnergy recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards.

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Qnergy selected the Black-Scholes-Merton (“B&S”) OPM as the most appropriate fair value method for its share-based compensation, in which for the year ended on December 31, 2020 and 2019, options expenses amounted to $20,000 and $18,000, respectively. The OPM requires a number of assumptions, such as (1) the fair market value of the underlying ordinary share, which due to the fact that Qnergy is a private company, the fair value was evaluated by the Company; (2) the expected option term was calculated based on the simplified method, which uses the midpoint between the vesting date and the contractual term, as Qnergy does not have sufficient historical data to develop an estimate based on participant behavior; (3) the expected volatility which is based on implied volatility of other comparable publicly-traded companies; (4) the dividend yield, in which Qnergy has historically not paid dividends and has no foreseeable plans to issue dividends and therefore is set at 0%; and (5) the risk-free interest rate is based on the yield from U.S. treasury zero-coupon bonds with an equivalent term.

The fair value of the options granted on July 9, 2019 was set using the following assumptions:

Dividend yield (%)	—%
Expected volatility (%)	69%
Risk-free interest rate (%)	1.92%
Expected life (in years)	6.25

Fair Value of Financial Liabilities Through Profit or Loss

Prior to the completion of the offering of shares of our common stock under this prospectus, a warrant to purchase shares of our preferred stock and the conversion feature of a convertible loan were classified as financial liabilities and measured at fair value through profit or loss at each balance sheet date. To determine the fair value of the warrant and the convertible loan, we used our judgment to select a variety of methods and made assumptions that were mainly based on market conditions existing at the end of each reporting period prior to the completion of the offering of shares of our common stock under this prospectus. The estimated fair value of these liabilities might have been different if we had used different estimates and assumptions.

The convertible components of the convertible loan (the option to convert the principal amount of the loan and accrued interest into shares), which was not based on observable market data or a level 3 valuation, was valued based on probability assessment of the occurrence of any of the specified conversion events and measured the fair value of the conversion option at the value of the conversion discount. To determine the fair value of the warrant to purchase shares of our preferred stock, we determined the fair value of the convertible components of the warrant using the Monte Carlo option pricing model.

The following parameters were used in the valuation of the warrant to purchase shares of our preferred stock:

	At December 31, 2020	At December 31, 2019	At June 30, 2021
Volatility	87%	71%	94%
Risk free rate	0.27%	1.69%	0.46%
Expected life (in years)	4	5	0.17 - 3.25

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BUSINESS

Overview

Our mission is to provide sustainable, clean and reliable power for applications that are not connected to the electric power grid or that need to ensure continuous energy supply in the event of grid disruption or vulnerability. To fulfill this mission, we have developed durable, cost-effective and efficient technological solutions. While our focus to date has been on serving the North American natural gas exploration, production and transport market, we intend to expand into other segments of the distributed energy generation market, including telecommunication, residential and small and medium-sized commercial distributed energy resources. We believe that climate change will be the determining factor in how energy is produced and consumed in the 21st century. In fulfilling our mission, we are helping our customers both mitigate greenhouse gas (GHG) emissions and become more resilient to the effects of climate change.

We operate in the stationary power sector providing primary and back-up power. Our products provide low-maintenance power solutions that work reliably with a broad range of heat sources. Our generators contain proprietary Free Piston Stirling Engines (FPSE). These engines are enclosed, frictionless external combustion systems that require no lubrication, oil-change or repair and are capable of delivering tens of thousands of hours of uninterrupted operation. Our lead product is the PowerGen. It is a power generator based on the FPSE technology. Some of our fielded systems have already passed the 30,000 hours mark without any engine maintenance. Qnergy offers generators of different sizes, ranging from approximately 0.5 kilowatt to 5.5 kilowatts of electric output. Our generators can be bundled together to create larger generation solutions. Our systems are designed to use any source of heat to provide power, including natural gas, propane, biogas and waste heat. However, the systems in the field currently use only natural gas and propane as sources of heat to provide power, while there is a feasibility proof for the use of biogas and waste heat and use of residual heat and hydrogen remains to be tested. Our design philosophy and breadth of technology aims to allow customers to choose the fuel source that best fit their needs.

Our engine technology is based on the FPSE, which allows us to provide reliable power which is also fuel-flexible. NASA has recognized the reliability of the FPSE technology, announcing in March 2020 that a free-piston Stirling power convertor accomplished about 14 years of maintenance-free operation in the Stirling Research Laboratory at NASA’s Glenn Research Center.9 NASA has collaborated in the past on FPSE technology with Stirling Technology Company,10 formerly a Washington corporation formed in 1985 and engaged in the research, development and commercialization of long-life, free-piston, Stirling machines, primarily through government contracts. During the year ended July 31, 2005, Stirling Technology Company changed its name to Infinia Corporation, and in November 2013, we acquired all the assets of Infinia Corporation. A recent testament to our reliability at active customer sites was obtained in February 2021 in Texas; our customers had full power allowing them to operate without disruption, while most of their peers experienced a state-wide outage.

In our fastest growing application, we leverage our reliable off-grid power to drive air compressors that help the natural gas industry eliminate methane emission from pneumatic devices, which emit the highly potent GHG. Our solution, Compressed Air Pneumatics (CAP3), allows customers to vent clean air instead of emitting methane. Each of these systems is capable of abating more than a thousand tons of carbon dioxide (CO2) equivalent per year.

Our strategy has been to establish our company as a world-class supplier of reliable power generators, while keenly protecting our know-how and intellectual property. We have initially focused on a single beachhead market to demonstrate the performance of our PowerGen in a well-defined sector of oil and gas remote power. Now that we have reached this milestone, we are expanding to other markets.

Major and independent natural gas companies already rely on our products for their distributed power and decarbonization needs. In April 2020, the Oil and Gas Climate Initiative, through its investment arm OGCI Climate Investment Holdings LLP (“OGCI”), purchased $6 million of shares of our Series B preferred stock, as a result of which $4 million of our convertible loans were converted into shares of our Series B-1 preferred stock.

We believe that we are capturing only a small percentage of our largest customers’ total remote power and air-compression needs, which gives us a significant opportunity for expansion and growth within our existing customer base. Moreover, additional markets will unfold with the need to mitigate climate change and adapt to its severe effects. Our growth is also supported by external factors such as regulatory pressure to reduce methane emission in the oil and gas sector and the increasing price and declining reliability of grid power and the phasing-out of diesel generators.

Our production depends on our supplier’s ability to obtain raw materials, such as copper for magnetic coils and Inconel, stainless steel and carbon steel for various engine components. In addition, we are dependent on our supplier’s ability to obtain electronics components. We are currently experiencing shortages and price increases and are working with our suppliers to secure supply of raw materials and electronic components.

9https://www.nasa.gov/feature/glenn/2020/stirling-convertor-sets-14-year-continuous-operation-milestone.

10 https://spinoff.nasa.gov/spinoff2002/er_9.html.

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Qnergy is the only company that offers an FPSE-based power generator that produces greater than one kilowatt per unit; the PowerGen employs one of Qnergy’s FPSEs and is capable of delivering highly reliable, uninterrupted, 24/7 power, that is also significantly cleaner and more sustainable than conventional diesel generators. Customer requirements for our generators can be provided for prime power (typically nearly a 99% duty cycle), Standby or Backup Power (typically less than a 20% duty cycle) and Combined Heat and Power (typically also a 99% duty cycle).

FPSE are closed cycle systems or heat engines that work using variations in internal pressure produced by a heat source to drive a power piston connected to reciprocating magnets (i.e., a linear alternator) for the conversion of kinetic energy into electricity. The heat source or ‘fuel’ is external to a sealed engine that contains a fixed amount of helium gas. The sealed engine construct leads to the high reliability and fuel flexibility. The fuel-agnostic nature of the technology means that we can supply power with various sources of heat including any mix of natural gas, propane and biogas that our customers prefer.

Our latest in-house innovation in hardware and software control is one of the factors that enabled the commercialization of our products. We continue to improve and expand our performance envelope in reliability, efficiency, cost effectiveness, fuel-tolerance and electronic control. Our FPSE engines uses proprietary flexures to suspend the moving displacer and piston. Consequently, both the reliability and life expectancy of the engine are high as there is little wear in the system.

We have innovated and evolved our technology over time. We have commercial generators that have already exceeded the 30,000 hours (~3.5 years) mark of continuous operation and continue to be fully functional, acquiring more hours without engine maintenance. We perform low-cost and light annual inspections to a number of ancillary pieces of support equipment to the engine; the engine itself, however, requires nearly zero service or maintenance. An Internal Combustion Engine requires an oil change every 300 to 1,000 hours (roughly eight times per year of continuous operation). In addition, we are constantly reviewing novel manufacturing technologies to reduce cost and improve performance.

Our generators are monitored through remote cloud-based software. They are connected to a central 24/7 live support center that provides early alerts, reporting, and, when applicable, methane emission mitigation information. The connection is through cellular or satellite communication. It allows us to build a business model that benefits from both up-front capital equipment sales and subscription-based recurring revenue.

We have expanded the range of available accessories which extend the capability and functionality of our PowerGen to meet additional customer requirements, such as our CAP3 air compressor solution, modularity that allows us to provide higher power levels, a freeze-off prevention feature for customers in cold climates, solar hybridization, battery charging and more. Additionally, we intend to establish a “Powered by Qnergy” developer program for customers in order to leverage our technology platform to develop new applications using non-conventional fuel sources for subsea power, space power and more.

We have team members who dedicated their careers to the in-depth understanding and development of FPSE technology and are recognized as world-class experts in their fields. They enable Qnergy to retain its competitive advantage through continuous innovation in FPSE technology. We have also built an interdisciplinary team of experts that allow us to benefit from the advancement of other specialized disciplines that support our business: electronics, control, additive manufacturing, metallurgy, advanced materials and more.

As of December 31, 2019 and December 31, 2020, we had approximately 200 and 400 deployed systems, respectively. 2019 and 2020 sales were approximately $8.8 million and $8.6 million, respectively, while our cumulative losses for the same periods were approximately $34.3 million and $39.4 million, respectively. Our 2020 sales to the natural gas sector were similar to 2019, outperforming the sector that nearly stalled in 2020 due to COVID-19. As of June 30, 2021, we had approximately 450 deployed systems. Sales for the six months ended June 30, 2021 were approximately $8.6 million, while cumulative losses for the same period were $42.1 million.

Industry Background

The effects of climate change increase the frequency and intensity of hazardous weather events such as storms, droughts, fires and extreme cold and hot temperature that impact the already strained electricity grid. The economic cost of these weather events is sizable. Worldwide, natural disasters produced global losses of $210 billion in 2020. The vulnerable central electricity supply calls for a distributed and reliable power source, while the need to reduce carbon intensity requires a flexible-fuel technology that has the ability to utilize renewable fuels. These two requirements fit the fundamental characteristics of PowerGen, making it a vital component in the energy transition.

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Natural Gas as a ‘Bridge’ to a Decarbonized Economy

Natural gas plays a key role in any future global scenario. According to projections published in the U.S. Energy Information Administration’s (EIA) Annual Energy Outlook 2020, total dry natural gas production in the United States is likely to continue to increase until 2050.

Our natural gas business is divided into (1) traditional distributed power applications such as Cathodic Protection and Automation and (2) the relatively new but rapidly growing application of helping decarbonizing the natural gas supply chain by providing compressed air to power pneumatic devices. Our traditional distributed power business is growing as the demand for dry natural gas increases. In addition, operators find that relying on the electrical grid is becoming more expensive while the grid is becoming less reliable, which is driving operators to prefer distributed power solutions. Our decarbonization application is growing much faster than our traditional distributed power application. This trend is driven by the impact of supply-chain methane emissions on the lifecycle GHG intensity of natural gas. The compounding effects of environmental, social, and corporate governance trends, new U.S. Federal and State levels climate plans and European requirements are driving gas producers to invest in mitigating supply-chain methane emissions. In Canada (Alberta and British Columbia), the government already banned methane emission through venting and flaring, including explicit reference to pneumatic devices. Producers are also incentivized through carbon credits (Alberta) and rebates (British Columbia).

The “bleeding pneumatic devices” use natural gas to activate valves and pumps, mainly for process control and chemical injection, venting spent gas (i.e. methane) directly into the air. Millions of bleeding pneumatic devices are used in the natural gas supply chain, making them one of the largest sources of methane emissions in the natural gas value chain. According to IEA, emissions from bleeding pneumatic devices is about 15% of the total GHG emissions of the oil and gas value chain. Although each pneumatic device is a relatively small emitter, collectively they comprise a major source of methane emissions.

One of the simplest and most established solutions is to replace natural gas as a source of power with compressed air. This solution fits into the infrastructure that exists on-site. However, air compression requires electrical power and nearly half the sites in the US, a larger percentage in Canada, and an additional double-digit percentage globally, are not connected to a stable electrical grid. The reason that bleeding pneumatic devices are so ubiquitous is because most gas fields do not have a stable electrical grid or any grid connectivity at all.

Our solution is to connect the PowerGen to the unprocessed wellhead gas to produce utility-grade power and clean instrument air. It is being implemented across gas fields in North America including the Marcellus, Haynesville and other natural gas plays.

Cellular communication became critical infrastructure and it depends on reliable power

Increasing wireless data proliferation and usage continues to drive wireless service providers to improve their network quality and make investments in the coverage and capacity of their networks. The 2020 COVID-19 epidemic created a slowdown in the industry but made communication even more important. These trends are expected to drive growth in telecommunication infrastructure investments in both urban and remote locations. The demand increases further with the transition to 5G and the requirement for additional capacity driven by ‘Internet of Things’ and ‘edge computing’.

Traditionally, this pressure would drive demand for the incumbent technology, which conventionally consisted of diesel generators. These generators are ubiquitous and cheap. Diesel generators have low capital expenditure and use locally-abundant diesel. However, in some locations, diesel generators are expected to be phased out and the telecom industry is seeking alternatives.

Among the alternatives are gas generators that also have low capital expenditures, but, similar to diesel generators, have high operating expenses and low reliability. Solar-charged batteries are suitable in unique areas where radiation is abundant throughout the year and land is not a constraint. In most other locations, despite the decline in solar panels and battery cost, a 24/7 solar-battery solution is expensive. PowerGen has already been deployed in remote locations and other places, demonstrating competitive performance. We are now starting to commercialize our PowerGen to this sector as a solution for new and existing (retrofit) telecommunication towers.

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The Residential and Business Sectors Moving to Distributed Energy Resources

The increasing frequency and severity of natural disasters will likely increase the cost of grid-supplied power to customers. According to data from the U.S. Department of Energy (DOE), the United States electric grid loses power 285% more often than in 1984, when data collections on blackouts began. These outages result in an annual loss to American businesses of as much as $150 billion, with weather-related disruptions costing the most per event. The recent fire-driven and cold-driven outages in California and Texas significantly enhanced this issue.

Residential and small and medium businesses (SMB) DER are looking for sustainable energy solutions that provide resiliency and immunity against electricity outages. Specifically in the residential market, the ‘home as a sanctuary’ trend was accelerated by the 2020 pandemic, where people live, learn, work and shop from home is already driving a surge in sales of residential generators for both prime power or standby generators. We focus on the high-end segment and are starting to pilot the use of PowerGen for prime and backup power.

Growing Interest in Biogas

Biogas is composed mostly of methane, which is a potent GHG. Biogas contains other components that need to be removed before biogas can be used in the current infrastructure. Refined biogas is often called biomethane or renewable natural gas. According to Navigant, the potential GHG emissions reductions of renewable natural gas in California from the residential and commercial building sectors, could reach similar GHG emissions reduction targets in 2030 as appliance electrification. Furthermore, when comparing the cost effectiveness of different GHG emissions reduction strategies, renewable natural gas scenarios have comparable or lower costs to electrification scenarios. In addition, according to EIA, Biogas qualifies under the U.S. Renewable Fuel Standard Program. Nearly all of the biogas now consumed in the United States is produced from anaerobic decomposition and used for electricity generation.

One of the applications of PowerGen through a feasibility study is the use of direct biogas in-situ at the production site, in addition to our capability to use renewable natural gas to generate electricity. The main components of this solution are a PowerGen; biodigester; gas-tank and a controller. Our preliminary estimates show that PowerGen can abate about 3-4 tons of methane per month at a ratio of 0.1 ton of methane to ton of food waste.

Electric Vehicle Charging

EV charging is an important related application. According to Frost and Sullivan, the U.S. EV sales will rise to 6.9 million cars by 2025. According to McKinsey, the U.S. alone will need a cumulative 20 million charging stations by 2030. This growth will add a significant burden on the U.S. electrical grid. In addition, unlike gas stations, EV fast-charging stations cannot be placed everywhere. They must be placed in close proximity to transformers that can support their heavy draw from the grid.

PowerGen can support this transition in multiple configurations: slow (Level 1 and 2) charging and direct current fast charging (DCFC), which will require 50kW and a supporting battery bank that will be charged by PowerGen over a longer period. This opportunity is currently being studied by the Company.

Transformed Utility Landscape

The EIA projects that the share of renewables in the United States electricity generation mix will increase from 21% in 2020 to 42% in 2050. Wind and solar generation are responsible for most of that growth. The EIA projects that by 2030, renewables will collectively surpass natural gas to be the predominant source of generation in the United States and that solar electric generation will surpass wind energy by 2040 as the largest source of renewable generation in the United States. The excessive supply of solar and wind lead to curtailment of conventional gas power plants.

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While solar and wind help reduce GHG emissions, they provide only intermittent power to the grid. Consequently, renewable energy reduces the grid’s ability to deliver 24/7 reliable electric power. As the penetration of these resources increases, balancing real-time supply and demand becomes more challenging and costly.

Utilities and energy asset owners are leveraging new technologies to drive adoption of distributed prime power generators and mCHP that can help balance supply and demand. According to Wood Mackenzie, these technologies may supplant direct load controls in homes as a primary source of demand response, creating large new reservoirs of potential grid flexibility.

We believe that a reliable and fuel flexible generator, which can operate with conventional as well as new fuels will play an important role in this transition.

Our Solution

The PowerGen can deliver highly reliable, uninterrupted, 24/7 clean and sustainable prime power. It can also work as standby power and potentially Combined Heat and Power. It contains a FPSE engine that converts heat into electrical energy. The heat source is external to the sealed engine, which contains a fixed amount of compressed helium gas. The FPSE has a small number of moving parts. The motion is linear and the piston is suspended on flexures, giving rise to the name “Free Piston Stirling Engine.” The FPSE technology allows us to build systems that are customizable, always-on and can serve as a source of reliable power.

The electrical output of the PowerGen is connected to the customer’s electrical load. The typical use configuration for our products provides reliable distributed power in modules of 500 to 5,500-watt range. The footprint is roughly equivalent to five kilowatt per square meter, or approximately fifty times more space-efficient than solar power generation.

The PowerGen is designed for harsh environmental conditions. In addition, it can be easily integrated into a residential or corporate environment due to its compact space requirement, minimal noise profile and absence of harmful emissions.

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Figure 4 shows the PowerGen in some installations.

Figure 4. PowerGen in various installations working as both Prime and standby power (1) A system in Louisiana supplying prime power for Cathodic Protection working after being through Hurricanes Laura and Delta; (2) A remote weather station in Colorado - Rocky Mountains; (3) Remote cell tower in Alaska. PowerGen on the right side of the picture serves as backup power for Telecommunication. It charges batteries when needed using propane. The insert shows the system working during winter at -400F. This picture was taken through a helicopter window. Some of our distributed installations require a helicopter trip for maintenance. In those cases, the ROI of our elevated reliability is nearly immediate.; (4) A pilot installation in Mexico (in collaboration with Sistema bio). The fuel is biogas from animal manure, which was digested in the sleaves in the left side of the picture. The low-pressure biogas is fed into PowerGen to create clean power; (5) Off-shore installation providing prime power to an unmanned platform of the Gulf of Mexico.

The fastest growing application of our solution is the CAP3 system. This system replaces methane emission in pneumatic devices in gas fields with clean instrument air. The air is compresses using our PowerGen, which combusts the normally vented methane, while providing reliable electric power and clean instrument air. The CAP3 package contains: duplex compressors; air dryer; gas flow measurement for mitigation reporting (emissions offset and carbon credits). Available models include: CAP3-F: Large walk-in shelter with auxiliary equipment space for cold weather; CAP3-M: All weather reach-in enclosure; CAP3-L: Warm climate partially roofed open skid; CAP3-G: Grid powered skid. Two of these configurations are shown in Figure 5.

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Figure 5. Two examples of CAP3 configurations: (1) CAP3-M All-weather reach-in enclosure installed in Pennsylvania; (2) CAP3-F Large walk-in shelter for cold climate s with auxiliary equipment space

Key Corporate Milestones

2005.............. Stirling Energy Technology (STC) changed its name to Infinia. Raised approximately $300 million since its inception in 1985. Most of the proceeds were raised between 2005 and 2013

2009.............. Ricor Solar founded as a subsidiary of Ricor (an Israeli company that is the market leader in cryogenic technology using FPSEs) to leverage Ricor’s technology and Stirling expertise in the energy market

2013.............. Ricor Solar acquires Infinia’s assets and founded Qnergy

2017.............. Power Gen 5650 beta testing ‘try and buy’. All customers bought their units

2018.............. PG5650 launched for commercial sales

2019.............. Second commercial year; ~200% revenue growth; first multimillion dollar order from tier 1 customer; launch of the CAP program; reorganization of Qnergy resulting in E.H.I holding 2002 - Agriculture Cooperative Association Ltd., Tene Growth Capital (Investment Fund) L.P and Tene Investment in Qnergy Limited Partnership becoming shareholders

2020.............. $6 million Series B preferred stock offering by Qnergy to OGCI (Oil & Gas Climate Initiative), as a result of which $4 million of convertible loans were converted into Series B-1 preferred stock

Our Value Proposition

Clean, reliable remote power. We provide the complete, integrated solution including installation, equipment, service, maintenance and remote monitoring software. Our value proposition has multiple key elements: reliability, resiliency, and low-maintenance; cost savings and predictability; efficiency, sustainability and fuel-flexibility. While the relative importance of these attributes can vary by customer, our ability to deliver these attributes is a significant differentiator for us in the current marketplace and adjacent markets.

Reliability over lifetime. Our legacy is based on our experience providing reliable, low-maintenance, long-life missions including both terrestrial and participation in the development of deep space remote power generation platforms. Reliability is deeply ingrained within our culture. We provide high-performing products to our customers by designing them to stringent reliability targets and then stress-test reliability by intentionally failing parts within extreme, harsh operating parameters. Tests to failure shows us exactly where the margins are, establishes the validity of our products within their specified operating envelope, and helps speed up product improvement cycles. With millions of total hardware operating hours, we continue to demonstrate our capacity to design and manufacture products to the most stringent of reliability requirements.

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Resiliency. The PowerGen is designed to provide power in the harshest environments. Our systems provide prime power in the -400F (-580F including wind-chill) of the winters in Canada and Alaska and the +1350F of the summers in Arizona and California. In most of our locations, there is either no available grid or the grid is unreliable. The resiliency of our systems becomes exceedingly important with the decreasing availability of a reliable electrical grid.

Availability. The PowerGen operates at very high availability; many of our systems have availability of more than 99+%. Thus, the PowerGen provides resiliency in off-grid or weak-grid locations and security against a failure that can occur on the electrical grid.

Best in class maintenance. The FPSE is designed to work continuously nearly maintenance free. All our generators are capable of being read remotely to monitor performance. We recommend a light annual inspection; unlike gas generators, this is the only visit recommended.

Cost savings and predictability. We offer our customers the ability to choose the lowest total cost of ownership (TCO) solution. Most of our customers are sensitive to down-time. The combination of our reliability with the significantly lower TCO than competition is a leading differentiator in the natural gas market and expected to be in telecom. In addition, our solution often provides greater predictability and uptime in grid-connected scenarios. We can help customers load shift and peak shave, thereby reducing their exposure to demand charging and other time of use price volatilities.

Sustainability. Our recent solution, CAP3, reduces emissions while minimizing capital and operating costs. Each 5.5 kilowatt of generation from solar panels abates less than 9 metric tons of CO2 per year. The same amount of power in CAP3 abates more than 1,000 metric tons of CO2 per year. Additional sustainability benefits are the very low NOx and CO emissions and very little noise levels. These qualities are important especially for residential power where CO poisoning is known to lead to severe health risks and sometimes even fatalities.

Flexible fuel. Additional sustainability benefits are the flexible fuel capability that stems from the external combustion characteristics of our technology. The need for a flexible fuel is expected to grow as utilities will shift to biogas, hydrogen and perhaps other low-carbon fuels. Technologies that can utilize these fuels efficiently and reliably will be at a high demand especially in a grid dominated by intermittent sources like solar and wind. Our systems in the field currently use only natural gas and propane as sources of heat to provide power, while there is a feasibility proof for the use of biogas and waste heat and use of residual heat and hydrogen remains to be tested.

Our Market Opportunity

Natural gas. The natural gas market can be divided into two segments: conventional distributed power and decarbonization opportunities. The annual North America conventional remote power market is estimated at hundreds of millions of dollars. It is an established market that follows asset development and equipment replacements. The main applications are cathodic protection (midstream) and automation (upstream) applications.

Our fast-growing opportunity is natural gas decarbonization. This market is estimated at $3 billion based on multiple sources and approaches. Using the IEA (Methane Tracker), we have analyzed the natural gas supply chain emissions per country and per mitigation technology. The data was processed assuming that a CAP system abates 45-75 tCH4/yr (in round numbers, about 1,100-2,200 tCO2e/yr). The global warming potential (“GWP”) factor between methane to CO2 is assumed 25. This is an unfavorable assumption since under a 20 years scenario the GWP of methane is 86. In addition, we have assumed that 50% of the sites are off-grid. This approach was coupled with a bottom-up approach using the EPA (FLIGHT) data, Thundersaid Energy and Alberta Energy Regulator (AER). This market is driven by regulations that limit the use of bleeding pneumatic devices in gas fields. The Canadian Environmental Protection Act (CEPA) includes Directive 60 that limits emissions from pneumatic devices in Alberta. In the U.S., the Biden administration is expected to limit emissions the natural gas supply chain as part of its climate plan.

A recent report provided a per-operator analysis of methane emissions from oil and natural gas production in the United States.11 Pages 23 to 25 of the report disclose the emissions of the top 100 producers. Twenty of these producers are already our customers. We are in discussions with an additional 23 of these producers and the full potential of mitigating their emissions amounts to approximately $480 million dollars.

11 https://www.catf.us/wp-content/uploads/2021/06/OilandGas_BenchmarkingReport_FINAL.pdf.

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Telecommunications. Based on primary and secondary data in a study commissioned by Qnergy, we estimate that the global telecom market for PowerGen is approximately $8 billion. The estimation is based on a complete diesel generators phaseout across all geographies especially in developing countries.

Residential DER. According to Wood Mackenzie, the total U.S. DER market is $110 billion. However, our segment is the very high end. About one percent (600,000) homes are valued at $2 million or more. The size of this sector is estimated at $11 billion. As our production costs decline and the adoption rate of DER grows, we will focus on larger markets.

SMB DER. According to the Small Business Bureau, the United States has about 30 million SMBs. Assuming ten percent penetration of DER where we will sell to the high-end (assuming that businesses are more inclined to pay the premium for our superior performance), we estimate a $8 billion market in the U.S. SMB sector as well.

Biogas in SMB, Restaurants, Small Farms and other Organizations. According to an academic meta-analysis of data from FAO, there are about 570 million small farms globally. Assuming that 20% of these farms will adopt a DER solution that converts agricultural waste to energy and that 5% of those will acquire a low-cost version of the PowerGen, our products will address a $19 billion market. In addition, there is a growing interest in biogas from utilities, SMB, restaurants, government organizations and other.

Our Growth Strategy

Our growth strategy is based on our superior economics and environmental performance. We are initiating the market through high-end customers that depend on clean, distributed power for their operations. These sales allow us to increase volume, reduce cost and penetrate new markets. This will be done while continuing to innovate and improve our performance envelope as well as introducing new business models that allow our customers to select the combination of operating cost and capital cost that meets their needs.

Expanding Fuel Capabilities. Part of our technology roadmap is to leverage our fuel – agnostic capability to allow customers to use our system not only with propane and natural gas, but also with any mix of biogas and hydrogen. Additional heat sources that are in active discussions or trials are nuclear and waste-heat.

Focus on high-end segments for strategic growth. To establish our product offering and capture the commercial opportunity, we have started selling to high-end sectors and segments that are willing to pay a premium for our superior performance. Our market grows as our volume increase and cost reduced. We have begun our commercialization with remote power solutions to the natural gas sector and are now expanding to telecommunication and plan to expand into the residential and SMB DER sectors.

Geographical Expansion. We expect the demand for our products to grow in first world countries as well as in emerging economies. The list of countries that are relevant to PowerGen due to a combination of insufficient power supply, higher intensity of extreme weather events and commitments to reduce carbon emissions is very broad. Outside of North and Latin America it includes, among others, the U.K., France, Germany, Russia, Italy, Spain, Poland, India, China, Philippines, Vietnam, Indonesia, Mexico, Turkey, Saudi Arabia, U.A.E., Nigeria, Algeria.

Maintain a “field-first” mentality to attract and retain customers. Our customers are willing to pay a premium for our products not only because PowerGen’s superior performance, but also because we have demonstrated our commitment to field service and technical support. Reputation is hard to gain and easy to lose. We have invested and will continue to invest in field support making sure that our customers receive the up-time and ‘peace of mind’ that they expect. Our post-sale engagement is as important as our pre-sale. Our customer support team ensures that our customers are well-served and that our uptime commitment is respected. Our sales strategy is based on a close interaction with end-users both directly and through our distributors.

Shorten sale-cycles by becoming specified vendor. We launched our PowerGen in 2018. As new entrants in a competitive market, we launched our offering with a “try and buy” program. We have sold hundreds of units without a single unit returned to us. The quality and staying power of our customers are important factors contributing to our confidence in this strategy. A high percentage of our current orders are repeat (approximately 80% in year to date 2021), which shortens our sales-cycle and lowers our cost of sales. Our success in landing industry leading customers encouraged other natural gas companies to follow suit. We employ a “land and expand” model with channel partners, which recognizes that new customers typically pilot a limited scale solution initially to gain experience with our PowerGen solutions. Many of our customers have very significant assets and distributed power needs. Moving from a trial to being specified is a key element in our strategy. We work with our customers to become and remain the specified vendor for all their needs in our power range.

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Drive production cost reductions to expand our market. We expect to reduce cost with technological innovation and as our volume increases. Since our initial commercial deployments, we have continually reduced the production cost of our systems. This continuous trend will enable our expansion into new markets. We believe that our technology innovation will drive further cost reductions as each successive generation of PowerGen builds on the design and field experience of all previous generations. In addition, increased production volumes should lead to further cost reductions based on economies of scale, enabling market expansion and improved margins. We continue cost reduction with our staff and consultants approaching it from multiple directions including design, tooling, materials and procurement.

Provide innovative financing options to our customers. We intend to continue to assist our customers by providing innovative financing options to purchase our products. We have developed multiple options for our customers to acquire our products and enjoy the benefits of the carbon credits that can be obtained in some regions. We are the first to introduce the option of compressed air as a service (CAaaS) in our industry. CAaaS is a simple utility style agreement with an activation fee and charges for metered air and electricity. These offerings provide a range of options that enable customers to do business with us and secure service (power or air) best customized to their needs. Our customers will be able to purchase our system outright, with operations and maintenance services contracts, or purchase the electricity or compressed air that our systems produce through various financing vehicles including lease. Although to date we have not sold any CAaaS agreements, we believe that it is important that our customers be aware of multiple ways to purchase our product.

Simplify the process of developing innovative power solutions based on our technology platform. Our technology leadership is considerable and we have a well-established track record of continuous improvements. Our priority is to continue to advance our technology to maintain and reinforce this leadership position. Our current offering is well suited for powering natural gas sites, cell sites in the mobile telephony market and the residential SMB DER markets, that we intend to address. Our FPSE is a broad technology platform. We intend to establish a “Powered by Qnergy” developer program that allows researchers around the world to buy our engines and controllers and develop their own products around our platform. These potential customers will find a flexible arrangement where we support their development efforts with nonrecurrent engineering service to help them couple their heat source to our engine. Our arrangement will include an OEM supply and license agreement under which we will supply engines and controllers to the customer product for terrestrial nuclear power, space nuclear power, sub sea power, waste to energy power and others.

Our Technology

Free Piston Stirling Engine. The original Stirling engine was invented by Robert Stirling in 1816. It is also called external combustion engine because heat energy is applied to the outside of the device. Like a steam engine or internal combustion engine, a Stirling engine converts heat energy to mechanical energy (work) by repeating a series of basic operations, known as its cycle. Stirling engines use pistons but the engine itself is sealed to the atmosphere.

The engine operates using the Stirling cycle, which can theoretically reach the maximal thermal efficiency known as Carnot efficiency. The efficiency achieved in practice is less due to pressure and thermal losses in the engine. The Stirling cycle operates on a closed regenerative thermodynamic cycle, with cyclic compression and expansion of a working fluid at different temperature and pressure levels.

The heat is transferred to the engine’s working gas through the walls of the primary heater. The engine is a completely closed system. The working gas (which may be air or an inert gas such as helium or hydrogen) forces the pistons in the engine to move, compressing and expanding the working fluid, thus producing mechanical energy that can be used to drive a generator and produce electricity.

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The original Stirling Engine evolved into what is known as the kinematic Stirling engines where manual linkages like cranks are used to move the working fluid inside the engine. Despite the superior theoretical efficiency, the kinematic Stirling engine did not gain significant commercial traction over the conventional internal combustion engines.

The Stirling engine was modified to the FPSE in the early 1960s with a design that reduces the number of moving parts and nearly eliminates friction and wear altogether. FPSE use pressure variations in the working fluid to drive a linear alternator. In the FPSE the moving parts have no side load thanks to the lack of connecting rods, which enables a long operating life without the need for lubrication. In FPSE the mechanical dynamics and the thermodynamics are highly coupled, making designing a FPSE more complicated than designing a kinematic Stirling engine. The FPSE can operate very quietly, since off-axis motions and forces are eliminated, hence resulting vibrations to the engine are in the axial direction and may be easily isolated.

The motion in the FPSE is linear and the piston is suspended on flexures, giving rise to the name Free Piston Stirling Engine. The engine is contactless (i.e. no contact between moving parts, fully sealed and requires no lubrication or oil change). Since the FPSE have no manual linkages, both the reliability and life expectancy of the engine are increased as there is nearly no wear in the system. The FPSE construct allows us to build systems that are, always-on and can serve as a source of reliable primary and/or standby power. Among the benefits attributed to FPSE beside high reliability, low emissions and fuel flexibility. In the last few decades Qnergy and its predecessors improved the FPSE technology in term of manufacturability, cost and power density.

Electronic controller firmware and hardware. We have developed and are manufacturing an electronic control board which we call Qnergy Electronic Control (QEC). The QEC is responsible for the health and the operation of the engine. Among other functions, the QEC verifies the stroke of the engine, ensuring that at any given time the engine is cooled by water and does not over stroke.

From the electrical standpoint, the QEC converts the Stirling Engine AC power to DC power. It also uses our firmware to accurately follow customers’ electrical loads. In addition, the QEC has a bidirectional battery interface which enables the QEC to charge its DC buses during startup. This allows the QEC to provide AC auxiliary power to a system when the engine is not providing power.

System. The engine + controller are the ‘muscle’ and ‘brain’ of our products. But there is still a need for a body to have a full product. This is the system. It includes the engine and controller but also a Coolant Loop, Heat Rejection Unit, Local User Interface and Control (LUI) and more.

Remote monitoring. Our PowerGen units are connected to a cloud-based IoT platform and a database server. Data is pushed constantly to monitor performance and provide early alerts, which are created for faults or any other abnormalities. Systems typically communicate via an amplified cellular signal. We can also provide a satellite option in remote locations where cell signal is unavailable. For CAP customers we enable methane abatement monitoring that enables quantifying their emissions for internal or reporting purposes such as carbon credits.

Our Products

Our products are based on our proprietary FPSE platform. Most of our currently commercial products are built on the QB80 series. As an external combustion engine, the Qnergy QB80 can run on almost any heat source. The engine is designed for long, uninterrupted quiet operation.

We have three main product lines that are based on the QB80: Power Generator Series; Engineered Solutions and a Stirling Engine with Controller (OEM / Developer Program), as illustrated in Figure 6.

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Figure 6. We have three product lines: (1) PowerGen units for various markets and applications that will be able to use natural gas, propane, biogas or hydrogen; (2) Engineered Solutions. The figure shows our Compressed Air Pneumatics (CAP3) solution; (3) Developer Package for long-term supply and OEM Program.

PowerGen Series

The PowerGen is our versatile generator that is designed to serve multiple markets and opportunities. utilizes the Qnergy QB80 series engine. PowerGen is a thermal-powered generator suitable to utilize virtually any combustible gaseous fuel. The PowerGen is made for rugged and remote operation and yet can easily meet the aesthetic design requirements of an indoor residential or corporate environment. The PowerGen provides reliable electrical power supply to the most demanding and mission-critical loads.

We offer PowerGen systems with different sizes and specifications. We currently offer 600W, 1200W, 1800W and 5600W solutions. The PowerGen product line can be configured to prime or standby power and for tandem operation. By means of its flexible and modular design, this generator package can be tailored to provide a broad range of power output architectures to meet the electrical requirements of each specific site load.

As of the date of this prospectus, the sale price of the PowerGen to the end user is in the range of $35,000 to $50,000, and the sale price of the CAP-3 is in the range of $60,000 to $100,000. As of the date of this prospectus, by utilizing our current manufacturing facilities, we are able to produce approximately 6,000 linear engines annually. As of the date of this prospectus, we have sold more than 420 PowerGen units. We estimate that the potential production capacity existing in our current facilities will satisfy our business needs and goals in the coming years such that in five to seven years, our actual production volume is expected to be approximately 85% to 95% of such potential production capacity. This estimate, which is subject to change and is no guarantee of future performance, is based on, among other things, management’s assessments based on its experience, market data and other information available to us as of the date of this prospectus and the implementation of a business plan focusing on the following: the market development of CAP3 systems; marketing and sales to new areas for strategic growth; expanding fuel supply capabilities; shortening the sales cycle as a result of performance proof; reducing production costs; providing innovative financing options to customers; simplifying development processes for innovative power supply solutions based on our products; maintaining a “field” service and support approach to attract and retain customers; and geographical expansion.

All of our PowerGens are connected to our central cloud based, IoT platform that connects the system through an amplified cell signal and occasionally satellite. It allows us to perform real-time analytics as well as provide our customers with 24/7 live support and early failure alerts.

Assembled using lean manufacturing processes, the PowerGen meets strict quality standards. The integrated components and controls are all designed to maximize the customer’s ability to monitor their power-generation asset while minimizing servicing of any kind.

Engineered Solutions

This product line allows us to capture the value of a full solution to specific customer problems that require our PowerGen technology in a special configuration. The prime example is our compressed air solution for bleeding pneumatic devices. Other solutions are our off-shore package (released) and solar-hybrid system (released), that contains a PowerGen. A future off-grid fast EV charger will fall under this category as well. In most cases we work with specialized engineering firms to develop these solutions. Our ability to develop standardized and customized engineered solutions is important for building and retaining long-term relationships with our tier 1 customers.

Compressed Air Pneumatics (CAP3). Our CAP3 solution is our main revenue driver for 2021 as well as the next few years and is a prime example of an engineered solution. This system allows operators to replace methane emission in pneumatic devices in gas fields with clean instrument air. The air is compressed using our PowerGen, which combusts the normally vented methane, while providing reliable electric power and dry, clean instrument air.

In June 2021, we entered into a blanket purchase order agreement with one of the world’s leading energy companies to supply 100 CAP-3 systems for a period of 18 months to be installed in Texas, which we expect to result in proceeds of approximately $4,000,000 to $6,000,000.

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Hybrid solutions Qnergy’s solar hybrid system leverages the PowerGen to supplement photovoltaic power. Under normal conditions the PV array supplies power through a battery bank. The PowerGen engine is in standby, monitoring the battery. In extended durations of poor solar availability, the PowerGen intelligent control system will start the engine and charge the batteries. In cold northern climates, the waste heat of the PowerGen system is harvested to maximize system performance and extend battery life. Pairing a more reasonably sized off-grid solar package with the PowerGen 5650 increased the reliability and value of a solar-battery system. The generator eliminates deep discharge cycles on the battery, preventing accelerated aging. Using fewer batteries that last longer not only saves capital but reduces the environmental waste associated with disposal. With the intelligent control system, the engine only runs when required, optimizing fuel consumption. This system adapts to changing weather conditions ensuring efficient power production, while the low-maintenance engine drives operational savings.

“Powered by Qnergy” Developer Program

The developer package is designed to capture additional value of our FPSE platform. In many cases, companies seek to develop markets and applications that we do not intend to pursue directly. We intend to establish a process that includes selling hardware and non-recurring engineering; long term OEM agreement that includes manufacturing and supply and potentially a field-of-use license. We believe that OEM products serve as a future revenue source and a way to leverage innovation and expand our technology, while protecting our IP, proprietary information and assets.

Our Customers

The breadth, depth and scale of our commercial customer adoption is significant for a new product in a conservative, stringently regulated industry. We currently have installations or purchase orders from more than eighty customers in hundreds of sites across multiple States in the U.S. (Washington, Oregon, California, Idaho, Utah, Arizona, New Mexico, Colorado, Wyoming, Texas, Louisiana, Pennsylvania and West Virginia) as well as in Canada, Mexico, Peru and Argentina. Most of our current customers are distributors and not end users.

Factors Driving Customer Adoption

Our customers in the natural gas industry have a growing requirement for customized, high-quality and reliable power in their midstream and upstream operations. Similarly, telecommunication companies face an exceeding demand for power as they transition to 5G and increase the coverage and reliability of their operations. These industries, as well as others find that uninterruptible, high-quality power is an essential requirement that the legacy grid is struggling to meet especially in a changing climate.

Incumbent technologies do not meet the requirements of reliability, autonomy, cost of ownership and environmental performance. Our customers are looking for a highly available and scalable solution that can replace some of the current patchwork of incumbent solutions, which include a combination batteries, fuel-cells, solar panels and conventional generators.

Manufacturing and Supply Chain

Our tightly integrated in-house research and development, engineering, manufacturing capabilities, and facilities provide us with a significant competitive advantage through continuous innovation. We developed both our high-precision manufacturing technology and capability as well as supply chain to take advantage of the best aspects of other industries’ manufacturing processes, with the goal of doing so in a cost-effective manner.

Manufacturing expertise. We design most of our key equipment and build some of the significant equipment in-house. Our manufacturing team has experience with leading companies in the automotive manufacturing industry. Our production equipment was originally acquired from a reputable automotive air-bag manufacturer, which are known for high-volume production, continual, sustained cost reduction and the highest-quality output. Our teams have implemented lean manufacturing processes to systematically eliminate waste and inefficiencies throughout our manufacturing and supply chain operations.

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Facilities. Our 60,000 square foot factory in Ogden, Utah, utilizes lean manufacturing concepts’ testing and quality systems drawn from automotive production. Given that, our current manufacturing footprint is one that, relative to other industries, does not require expensive tool sets or constant retooling. Our current manufacturing processes reflect a rapid rate of learning and adoption of new ideas from our manufacturing experience. We believe that our current manufacturing facilities are adequate to support our business for the next few years. We are fully integrated including electronics assembly and machine shop operation.

Manufacturing scalability. Because of the expertise that we have developed over the past decade, the significant amount of automation that we deploy in our manufacturing process steps, and the general lack of need to retool as we move from one technology node to the next, we can quickly scale to support increased demand requirements. We do not need greenfield factories to manufacture our systems. While our manufacturing process tools are customized for our use, most of the components and parts required for our process tools are generally not hard to acquire allowing for shorter lead times to procure. In addition, our supply chain is geared towards high volume. All these dynamics combine to allow our manufacturing capability to scale rapidly to meet demand requirements. Currently our scale-up is in-house in our facility. The exception is the large CAP3 systems (mainly CAP3-F and CAP3-L) that we scale through sub-contractors.

Supply chain. We have multiple sources for most of the critical parts, capital equipment and components necessary to build our systems. Many of the key components and materials, including a large percentage of power electronics and controls system components, are commercially available. In some key components we use specialized suppliers. In some cases we have an exclusive arrangement with our suppliers as an additional barrier to entry for competitors. Our specialized suppliers must undergo a rigorous qualification and validation process, and we continually evaluate suppliers. In some cases, we have entered into long-term supply agreements with suppliers based on our forecasted inventory demand pursuant to which these suppliers are contractually obligated to purchase the forecasted inventory. Long-lead time items are maintained at appropriate levels in stock to ensure continuity.

Service and Warranty

We offer operations and maintenance services agreements for our PowerGen solutions, which are renewed on an annual basis. The first-year warranty is included in the initial purchase. After the first-year customers sign on our extended warranty program where they agree to pay an on-going service fee and in return we monitor and maintain the systems on their behalf. In addition, Standard customer contracts include service covering all on-going system operation, maintenance—including periodic maintenance —and 24x7 remote monitoring and control of the systems.

Our first-year warranty also includes unlimited access to our remote monitoring software. The subscription expires after the first year and customers have the option to continue software subscription or buy full warranty that includes the subscription. The number of customers that subscribe to our software increases rapidly.

Our web-based remote monitoring software allows our distributors and end-users to view the operational status of their PowerGen systems. In addition, it allows our customer-support team to remotely diagnose and trouble shoot our systems. The feature set of our remote monitoring software includes: secure login; auto notifications; system performance details; event log details and analytics. The data is visible on a desktop computer as well as a smartphone. All site operation parameters can be graphed, downloaded and shared.

We currently service and maintain all our PowerGen units. We have also trained our distributors and may engage third-party service organizations to provide routine field maintenance domestically, such as replacing air filters. Internationally, we have started to create strategic partnerships for local service and support of customer installations. Overall, we believe that our extended warranty program and our software platform will constitute a continuous source of reoccurring revenue.

Sales, Marketing and Partnerships

Our sales and marketing strategy is based on close relationship with end customers; value-add distributors and credible marketing:

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Close relationship with end customers pre and post sales. Our post sales relationships are as important as pre-sales. Many vendors claim performance leading to confusion in the market, our approach is to demonstrate performance and help customers filter ‘signal’ from ‘noise’. We are constantly in the field monitoring our performance and learning from customers about challenges that we may be able to address.

Value-add distributors. We have built and continue to build an effective distribution network with field-presence and domain expertise. We carefully select, vet and train our distributors and they become our ‘boots on the ground’ and effective force multiplier. Our distributors receive training and hold stock. We believe that it is critical to establish long-term broad and deep relationships with our distributors. We compensate our distributors appropriately to ensure their commitment and full alignment of interests - so that they become effective extension of our organization. So far we have appointed distributors in the U.S., Canada and selected countries in Latin America and Asia.

Credible marketing. Our customers are buying actual ‘peace of mind’ and uptime. They care about performance that meets their specifications. Our best marketing tool is the actual performance of our systems and integrity of our team. Our marketing in centered on credibility and long-term relationship. We often let customers try our product before they buy and make sure that we deliver what we promise. In addition we use and intend to increase the use of conventional marketing tools including but not limited to trade shows, webinars, press releases and periodic publications on our website and social media.

Research and Development

Our research and development organization addressed complex mechanical engineering, thermodynamics, electronics, power electronics, applied materials, processing and manufacturing challenges through the invention of many solutions related to our PowerGen. Over time, we have built a world-class team of scientists and technology experts. We have team members with more than two decades of experience working on FPSE and decades of working together as a cohesive team. This team has continued to develop innovative technology improvements for our PowerGen, achieving increased electrical efficiency, reduced cost and improved reliability, as well as acquired unique know-hour in designing, testing, manufacturing and implementing products that work in the harshest environmental conditions.

The expertise and capabilities of our team ranges from the foundations of the technology and thermal coupling of our FPSE to non-conventional heat sources, through improving the PowerGen as mentioned above and all the way to customizable engineered solutions. For example, our research and development team have managed to develop, build and successfully deploy the leading compressed air solution (CAP3) for distributed pneumatic devices in the gas industry. The solution has multiple configurations to fit to the different operation requirement of each customer.

On May 11, 2021, we entered into a grant agreement (the “PERC Agreement”) with the Propane Education & Research Council (“PERC”), a non-profit organization established under the Propane Education and Research Act of 1996 for the purpose of investing in the research and development of new technologies fueled by propane gas. Under the PERC Agreement, we will be paid a grant of $450,000 to develop and manufacture, as an independent contractor, until November 2023 (unless further extended by PERC), an ecological system of sterling batteries using propane. The grant will be paid upon completion of certain milestones, such as design of the product, the testing of key components, the manufacturing of a prototype within the efficiency standard specified in the PERC Agreement, small scale manufacturing, beta testing and product launch. As of the date hereof, we have not received the grant funds from PERC.

Intellectual Property

We leverage a combination of patent, trade secret, copyright and trademark law, along with employee and third-party non-disclosure agreements and other contractual restrictions, to establish and protect our proprietary rights in our technology and products. We seek protection for our intellectual property whenever possible. Prior art for the FPSE technology is available. However, we mainly rely on engineering and manufacturing know-how, expertise and trade secrets with respect to functional design, high-precision manufacturing and engine control. Trade secrets often are preferable to filing patents as we seek to avoid providing information to potential competition and new entrants to the FPSE field. As of June 30, 2021, we had one issued patent and four pending patent applications in the United States. New patents in process focus on a few areas: integration methods that will help customers to interface with Qnergy products; methods for getting customer heat sources into the FPSE absorber heat exchanger, and extracting excess heat out of the rejecter heat exchanger.

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Sustainability

From the GHG emission standpoint, we are a quantifiably net-positive organization. Each of our CAP3 systems can abate the equivalent of about 121 cars. Thus, as an organization we abate orders of magnitude more GHG than we emit.

As a net positive company, our focus is to maximize the deployment of CAP3 and other PowerGen solutions, which reduce GHG emissions. Our primary sustainability goal is to maximize sales of our systems and provide the longest and most economically sustainable product life cycle.

Competition

We frequently compete against the utility grid which is extremely high in capital expenditure requirement for connecting sites. In other cases, we compete against alternative power generation technologies mainly Gas-Powered Internal Combustion Engines (ICE) and Fuel Cells (FC). As we drive down our cost, we expect our economic value proposition to continue to improve relative to the grid and alternative generators in all the markets that we have described.

The main incumbent and most established technology are ICE generators. These generators are similar in design to the engines used in automobiles. ICEs suffer from frequent maintenance requirements, high noise levels, toxic emissions (CO, NOx) and low reliability. Gas-powered ICE generators are currently produced in part by Generac, Caterpillar, and Cummins. These companies have products and markets that are well developed and technologies that have been proven for a long time. Hence, our distributed generation competitors are well established firms, they derive advantages from production economies of scale, worldwide presence, and greater resources which they can devote to product development or promotion. Despite these incumbent advantages the fundamental challenges of high emissions and low reliability of gas-powered ICEs remain.

Several fuel-cell companies sell to the Telecom and DER markets e.g., Plug Power, Ballard Power Systems. We believe that despite the preferable scale of competing technologies, in many instances both gas-powered ICEs and fuel cells will not be able to compete with the superior reliability of the PowerGen.

Due to these competitive threats, our strategy has been to establish our company as a world-class supplier, while keenly protecting our know-how and intellectual property. We have initially focused on a single beachhead market to demonstrate the performance of our PowerGen in a well-defined sector. Now, that this milestone was met, we are expanding to other markets.

Competition: Markets

In the natural gas market, we often compete with the power grid. Customers seek alternatives to the grid in instances where the cost of connecting to the grid is high, and availability, reliability, power and /or quality are poor. Once the customer is looking for an off-grid alternative, they have various options that can work as prime power using the unprocessed well-head gas. The known alternatives are thermoelectric devices (TEG) sold by Global Power Technologies, FC (sold by EFOY), microturbines (sold by Capstone Turbines), organic ranking cycles (ORC) sold by Ormat and ICE sold by Generac, Cummings and others. In this sector we have seen in the last three years that we become the preferred solution of customers that have tried the PowerGen.

In the pneumatic devices methane mitigation sector, we see emerging competitors using ICEs to cycle-charging batteries using five-kilowatt ICE manufactured by Yanmar or similar generators. Despite the experience and scale of the generator manufacturer we have not seen significant deployments of these alternatives. We believe that the CAP3 product-market fit for prime power applications will allow us to establish and sustain market dominance in this sector.

The market for our products in the telecom, residential and SMB DER sectors is more competitive than the natural gas market and is changing rapidly with the interplay of several factors. One of the factors that may furhter change these markets in our favor is the potential phasing out of small diesel generators due to environmental concerns.

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Competition: Technologies

We have demonstrated rapid growth and momentum due our highly differentiated competitive advantages:

Unlike TEGs and ORCs, PowerGen is high efficiency, low emissions, low cost and high power. TEGs and ORCs are limited to low efficiency (sub 10%) and less than one kilowatt per unit (for TEG) with a high installed cost.

Unlike Fuel Cells, in the sub twenty-kilowatt category, PowerGen can use well-head gas, biogas as well as other fuels according to a feasibility proof, it does not suffer from performance degradation, it does not need ‘modules refresh’, it does not use platinum and other expensive or toxic materials and has a significantly more attractive Total Cost of Ownership.

Unlike ICE generators, PowerGen provides uninterrupted power, using unprocessed well-head gas, it can be used as baseload prime power and does not need extensive maintenance interventions, having a demonstrated high reliability and low total cost of ownership.

Unlike microturbines, which are commercialized at thirty kilowatts and above, the PowerGen can serve the sub ten-kilowatt sector efficiently.

Unlike TEGs, ORCs, FC, ICE and microturbines, the external combustion characteristics of PowerGen allow it to work with biogas in the sub 10 kilowatt applications according to a feasibility proof.

Unlike solar and wind, PowerGen is stable and not intermittent and has a high-power density. The main drawbacks of photovoltaics and wind powered systems are their dependence on weather conditions and their high area requirements -thus the need for backup. A battery-only backup that covers all weather conditions is prohibitively expensive. The PowerGen may be falsely perceived as competing with renewable technologies. However we see PowerGen is complementary to solar and wind as a preferred back-up power for days-long grid disruptions.

Unlike other FPSEs, PowerGen focuses on the power sector greater than one kilowatt. With respect to alternative FPSEs, we believe that we have a sustainable technology leadership and a first mover advantage in the 1-10 kilowatt range. We are aware of one other FPSE company with commercial products: SunPower Inc. (now part of Ametek). SunPower’s engines are one kilowatt in size. Microgen uses the Sunpower platform to commercialize in various applications mainly in the European mCHP sector, which is a future target market for us.

Permits and Approvals

Each PowerGen installation must be designed, constructed, and operated in compliance with applicable federal, state, and local regulations, codes, standards, guidelines, policies, and laws. To install and operate our systems, we or our customers are required to obtain applicable permits and approvals from local authorities having jurisdiction (AHJ) to install the PowerGen and when applicable to interconnect the systems with the local electrical utility. For this reason, the PowerGen and the engine + controller packages carry a third-party certification from a Nationally Recognized Testing Laboratory (NRTL) for both the United States and Canada (cETLus).

We use several supplier management platforms to help our customers review our compliance documents and qualify us as approved vendor. These compliance management platforms include ISNetworld and Veriforce. Both are heavily utilized by our current target market customers for their contractor and supplier management for their contract documentation (MSA’s and insurance) and safety program compliance (OSHA 300/300a compliance and written safety programs).

Government Policies, Regulations and Incentives

While our business is growing and is expected to continue growing without any governmental support, there are a few regulatory trends that are worth noting because of their expected positive impact on our business.

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Incentive programs for clean energy. There are varying policy frameworks across the United States and abroad designed to support and accelerate the adoption of clean and/or reliable distributed power generation technologies. These policy initiatives come in the form of tax incentives, cash grants, performance incentives, and/or specific gas or electric tariffs. At this point, Stirling engines do not enjoy these incentives. One exception is Alberta Canada, where Stirling engines are specifically recognized as a clean energy technology for methane mitigation. As we grow, we expect federal and regional governments both in the United States and globally to become aware of the benefits of our technology and include PowerGen in incentive programs.

Bleeding pneumatic devices regulations. Certain regulations limit the use of bleeding pneumatic devices in gas fields. These regulations drive our customers to install CAP systems. In Canada, the Canadian Environmental Protection Act (CEPA) includes “Regulations Respecting Reduction in the Release of Methane and Certain Volatile Organic Compounds (Upstream Oil and Gas Sector).” On the provincial level, Directive 60 requires limiting emissions from pneumatic devices in Alberta. Alberta also requires the transition to low-bleed devices in Greenfields by 2022 and in Brownfields by 2023. British Columbia requires transitioning to no-bleed in Greenfields by 2021 and low-bleed in Brownfields by 2022. In the U.S., the Biden EPA is expected to advance efforts to limit emissions from Pneumatic Devices in the natural gas supply chain. Colorado and New Mexico have already adopted a regulation that resembles Alberta’s requirement and ban emissions from high-bleed devices by 2023.

Carbon credits and rebates. Our customers in Alberta are not only obligated by regulations to reduce their emissions, but they are also incentivized through carbon offsets and credits. At $40/ton a CAP system that abates a 1,000 ton of CO2 equivalent per year can generate $40,000 in credits. In British Columbia, our customers can leverage a 50% rebate. Both credits and rebate programs have a positive effect on our current business. Other carbon markets are expected to affect our biogas market.

Telecom. A few regulatory trends are expected to drive our telecom business, including, the need to upgrade to 5G and the requirement that wireless providers in high-risk zones to deploy a 72-hour backup power to ensure minimum service coverage during disasters or grid outages.

Human Capital Management

As of June 30, 2021, we had 51 employees (49 full-time and two part-time), six in executive management, fifteen in research and development, four in quality assurance, three in finance and accounting, sixteen in operations/production, six in sales and one in all other miscellaneous roles, including business development, information technology services, and administration. Our employees are not party to any collective bargaining agreements. We also employ independent contractors in material science, mechanical engineering, welding, and electronics.

We believe that our future success will depend, in part, on our continued ability to attract, hire and retain qualified personnel. In particular, we depend on the skills, experience and performance of our senior management, operations and engineering staff. We compete for qualified personnel with other companies in our sector and region.

We provide competitive compensation and benefits programs to help meet the needs of our employees. In addition to salaries, these programs (which vary by country/region and employment classification) include incentive compensation plans, safe harbor 401(k) plans, healthcare and insurance benefits including employee assistance plans, paid time off, and family leave, among other benefits. We also use targeted equity-based grants with vesting conditions to facilitate retention of personnel, particularly for our key employees.

The success of our business is fundamentally connected to the well-being of our people. Accordingly, we are committed to the health and safety of our employees. In response to the COVID-19 pandemic, we implemented significant changes that we determined were in the best interest of our employees, as well as the communities in which we operate, and which comply with government guidelines and recommendations. This includes having employees work from home, while implementing additional safety measures for employees continuing critical on-site work.

We consider our relations with our employees to be very good.

Facilities

Our corporate headquarters and manufacturing facility is located in Ogden, Utah. This facility comprises approximately 60,000 square feet of space. We believe that its manufacturing capacity can support our business for at least the next 24 months. Our current lease for this manufacturing facility was entered into in February 2019 and expires in February 2022. We also sublease an office in Calgary, Alberta Canada.

Legal Proceedings

From time to time, we may be involved in various legal proceedings or subject to claims arising in the ordinary course of our business. Although the results of legal proceedings and claims cannot be predicted with certainty, we are not currently party to any legal proceedings.

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MANAGEMENT

Executive Officers, Other Key Employees and Directors

The following table sets forth certain information concerning our current executive officers, other key employees and directors:

Name	Age	Position(s)
Executive Officers and Other Key Employees:
Dr. Ory Zik	56	Chief Executive Officer
Asaf Vos	40	Chief Financial Officer
Dan Midea	53	Vice President, Sales & Marketing
Dr. Isaac Garaway	45	Chief Technology Officer & Product Manager
Steve Maughan P.E.	46	Vice President, Engineering & Operations
Jack Augenblick M.E.	47	Chief Engineer
Jen Leininger, CPA CPIM	60	Vice President, Finance

Non-Employee Directors:
Avraham Levin	43	Director
Dr. Ariel Halperin	66	Director
Yishai Haetzni	53	Director
Nachman Pundak	81	Director (Chairman)
Itai Raz	56	Director
Paul Fenn	54	Director
Michal Marom Brikman	52	Director

Executive Officers and Other Key Employees

Dr. Ory Zik (Chief Executive Officer) has served as our Chief Executive Officer since April 2018. Dr. Zik previously served as an advisor to the Company and Board. Prior to joining the Company, Dr. Zik served as the founding chief executive officer of Energy Points, an energy analytics company, from 2010 to 2014. When Energy Points was later acquired by Lux Research, a research and advisory firm, Dr. Zik served as the vice president of analytics at Lux Research. From 2015 to 2017, Dr. Zik helped build Greenometry, an environmental nonprofit organization. Dr. Zik has two decades of leadership in the energy sector. Prior to joining Energ Points, Dr. Zik was co-founder and chief executive officer of Heliofocus, a solar energy company that operated in the U.S., Israel and China, and the founding chief executive officer of QuantomiX, the first company to image live cells in an election microscope. Dr. Zik holds a PhD in physics from The Weizmann Institute of Science, an undergraduate degree in Physics and Mathematics from Tel Aviv University, and world wide patents.

Asaf Vos (Chief Financial Officer) has served as our Chief Financial Officer since March 2021. Mr. Vos has over 15 years of experience with U.S. and foreign private and public companies in the manufacturing, engineering and telecommunication sectors. His experience also includes several successful mergers and acquisitions. From August 2013 to September 2014, Mr. Vos served as the chief financial officer of Baran Americas, a subsidiary of Baran Group Ltd (BRAN.TV), where he was responsible for managing the financial action of the US entities. From September 2014 to September 2014, Mr. Vos served as the Financial Director at IMERYS Refractory, Abrasive and Construction, a division of IMERYS SA (NK.PA), where he was responsible for all controlling and financial reporting, budgeting and forecasting for the America division. Mr. Vos holds a Bachelor of Economics and Accounting from Ben Gurion University of the Negev.

Dan Midea (Vice President, Sales & Marketing) has served as our Vice President of Sales and Marketing since 2018. Previously, Mr. Midea worked as a sales manager at the Company. Mr. Midea brings over 30 years of experience building Sales distribution channels within the Oil and Gas and Telecom industries. From 2003 to 2017, Mr. Midea worked as a sales manager at Global Power Technologies, an energy company, where he built and managed the U.S. Sales operations of a global remote power company offering mission-critical, integrated power solutions to the North American market.

Dr. Isaac Garaway (Chief Technology Officer & Product Manager) has been with Qnergy since its inception as Ricor Solar in 2009. Dr. Garaway has served as our Chief Technology Officer and Product Manager since June 2016. In this role, Dr. Garaway manages the technology development vectors for the Company, continuously gauges new market opportunities for the purpose of defining new and pertinent technologies, and manage the process for creating new intellectual property as well as maintain our existing patent and trademark portfolio. From 2009 to 2016, Dr. Garaway served as our Chief Technology Officer and Engineering Manager. building and then managing the research and development departments. In this capacity, Dr. Garaway was responsible for leading the development of the Power System and Free Piston Stirling Engine technology, which included acquiring and managing the relevant engineering resources as well as the development facilities, including laboratories and prototype manufacturing. Dr. Garaway brings decades of experience in innovative energy devices focusing on resonant free piston Stirling. He holds multiple patents covering topics related to power conversion and thermal mechanics. With a PhD in the field of energy from the Technion (Israel Institute of Technology), as well as many years of activity within energy-related industries, Dr. Garaway has extensive experience in applying pioneering energy technologies into real-life applications and products.

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Steve Maughan P.E. (Vice President, Engineering & Operations) has served as our Vice President, Engineering and Operations since May 2017. Mr. Maughan is a professional engineer with more than 20 years of experience in the design and manufacture of customized OEM equipment for the industrial heat transfer and power generation markets. Prior to joining Qnergy from 2012 to 2015, , Mr. Maughan served as the Vice President, Engineering at Shield Air Solutions, an OEM manufacturer of explosion proof HVAC systems, where he was responsible for directing and managing the engineering department and a member of the senior staff. From 2001 to 2012, Mr. Maughan served in various roles at at JBT AeroTech, an airline ground equipment manufacturer including industrial HVAC system for aircraft cooling. Mr. Maughan held various roles at JBT Aerotech including Sr. Mechanical Engineer and PCA Engineering Manager. Mr. Maughan holds degrees in Mechanical Engineering Technology from Weber State University (2001) and an MBA from the University of Utah (2011).

Jack Augenblick M.E. (Chief Engineer) has served as our Chief Engineer since December 2013. Mr. Augenblick has over 20 years of experience designing, analyzing and testing Stirling engines. He has been employed by Qnergy since January 2013. Mr. Augenblick is responsible for engine and power electronics at Qnergy, which includes the mechanical and electrical design and analysis of engines and engine controllers, as well as supporting purchasing, manufacturing and quality testing of components. Prior to joining us, Mr. Augenblick served as the principal engineer at Infinia Corporation, where he was primarily responsible for the design and commercialization of Infinia’s Stirling cycle engine. Mr. Augenblick holds a Bachelor of Science in Mechanical Engineering from the University of Colorado at Boulder.

Jen Leininger, CPA CPIM (Vice President, Finance) has been employed by Qnergy since December 2013. She has served as our Vice President of Finance since January 2020. Ms. Leininger served as our Finance Director from June 2018 to January 2020 and as our Corporate Controller from December 2013 to June 2018. Prior to joining us, Ms. Leininger founded Framework Financial, where she was primarily responsible for small business financial consulting. She has a Bachelor of Science degree in Accounting from Wesleyan College and a Master of Science degree in Management from Frostburg State University. Ms. Leininger is a Certified Public Accountant.

Non-Employee Directors

Avraham Levin has served on our Board since October 2017 and as a member of our compensation committee since January 2021. Mr. Levin joined Tene Investment Funds, a private equity fund, in 2006, and has been a Partner there since 2015. Mr Levin has served as a director of Qnergy Ltd. since 2015 and as a director of Gadot Chemical Terminals (1985) Ltd., a chemical company, since 2020. Mr. Levin has also served as a director of Ortal Heating and Air conditioning Systems Ltd., a heating and hearth manufacturer, since 2016, director of Noga Engineering & Technology Ltd., a metalworking tools manufacturer since 2018, and director of De`lambrian Ltd., a private investment company since 2018. He was a director of Teldor Cables Ltd., a fiberoptic and copper wire manufacturer, from 2013 to 2019. Mr. Levin received his Bachelor of Arts in Economics and B.SC & M.SC in Physics from Tel Aviv University. Mr. Levin is qualified to be a director of the Company because he has requisite business experience with technology companies.

Dr. Ariel Halperin has served on our Board since October 2017 and as a member of our compensation committee since January 2021. He has been Senior Managing Partner at Tene Investment Funds, a private equity fund, since 2005. In this role, Dr. Halpern is primarily responsible for the management of the fund. Dr. Halperin received his Bachelor of Arts in Mathematics and Economics and a PhD in Economics from the Hebrew University of Jerusalem and completed his Post Doctorate at MIT. Dr. Halperin is qualified to be a director of the Company because he has requisite business experience with technology and publicly traded companies.

Yishai Haetzni has served on our Board since 2017. He has been Senior Vice President at Tene Investment Funds, a private equity fund, since 2007. In this role, Mr. Haetzni is primarily responsible for fund raising, investor relations and business development. Mr. Haetzni also serves as a director of various portfolio companies of Tene Investment Funds. Mr. Haetzni is qualified to be a director of the Company as he was involved in the company since inception and because he has requisite business experience, including his experience at Tene Investment Funds. Mr. Haetzni also is involved in real estate activity in both Israel and the United States and is a director of Chama Nechasim LTD, a company in the field of solar power generation.

Nachman Pundak has served as Chairman of our Board since 2013. He served as a director of Qnergy Ltd.’s subsidiary ITC from 2013 to 2017. He served as the CEO of Ricor Systems 2011 A.C.S Ltd, a manufacturer of electronic inspection and monitoring instruments, from 1992 to 2011 and has served as CEO of TAG Medical Products A.C.S Ltd, an electromedical, electrotherapeutic and x-ray apparatus manufacturer, since 2011. He has a MSc degree in mechanical engineering from the Technion – Israel Institute of Technology. Mr. Pundak is the founder of Qnergy and was chosen to serve as a Chairman of our Board due to his domain expertise.

Itai Raz has served on our Board since 2018. He serves as Chairman of E.H .I. Holds 2002– Agriculture Cooperative Society LTD, a holdings entity, Chairman of Palbam 2008 Agriculture Cooperative Society LTD, a metalworking machinery manufacturer, Chairman of Kiroskay Agriculture Cooperative Society LTD, an importer of kitchen equipment for the institutional sector , Director of Ricor 2011 Agriculture Cooperative Society Ltd, a manufacturer of cryogenic cooling solutions, Director of Aero-Magnesium Agriculture Cooperative Society LTD, a primary metals manufacturer, and Director of Netzer Precision Position Sensors Agriculture Cooperative Society LTD , a company that designs manufactures, and supplies high-end absolute position encoders. He has a Bachelor of Arts in Business Administration from Ruppin Academic Center and a Master’s degree in Law from University of Haifa. Mr. Raz was chosen to serve as a member of our Board due to his experience in business and being a representative of Industrial Holdings on behalf of the kibbutz.

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Paul Fenn has served on our Board since 2016. He has served as a director of Kibbutz Ein Harod IHUD Finance Committee for the last three years and as a member of Kibbutz Community Board for the past year. He has been employed since 2000 as Sales and Marketing Manager for Kibbutz Manufacturing Company - Palbam Class Sales Worldwide to Hitech Industries, a high end manufacturing company, where he is primarily responsible for sales & marketing. Mr. Fenn holds BSc degree in Environmental Management from Liverpool John Moores University and an MSc in Advanced Crop Production from Hebrew University of Jerusalem. Mr. Fenn was chosen to serve as a member of our Board due to his international business experience.

Michal Marom Brikman has served on our Board since 2021. Since 2011, Ms. Brikman has served as Chief Financial Officer of Linkury, an Israeli company that develops application software, provides software monetization solutions and offers mobile, desktop and web monetization products, including online shopping, advertising, portals and locking systems. Ms. Brikman currently serves on the board of directors of several Israeli companies, including OPC Energy Ltd. (TASE: OPC), Panaxia Labs Israel Ltd (TASE: PNAX), Partner Communications Company Ltd (TASE: PTNR), SaverOne (TASE: SAVR) and Dan Public Transportation Company Ltd. Ms. Brikman has previously served on the board of directors of several Israeli companies, banks and pension funds, including BiondVax Pharmaceuticals Ltd. (Nasdaq: BVXV; TASE: BVXV), Together Pharma Ltd. (TASE: TGTR), The Union Bank of Israel, Ltd. (TASE: UNON), Oren Investments Ltd., Halman Aldubi Provident and Pension Funds Ltd. and the Moinian Group. Ms. Brikman holds a Master of Science Degree in Finance and a Bachelor Degree in Business and Accounts from the College of Management Academic Studies in Israel. Mr. Brikman was chosen to serve as a member of our Board due to her experience in finance and business.

Election of Executive Officers

Our executive officers are elected by, and serve at the discretion of, our Board. There are no familial relationships among our directors and executive officers.

Composition of Our Board

As a result of the listing of our common stock on the TASE, we will be subject to certain provisions of the Israeli Securities Law 5728-1968 (“Israeli Securities Law”). Pursuant to Section 39A of the Israeli Securities Law, rules and regulations of the Israeli Companies Law 5759-1999 (“Israeli Companies Law”) listed in the Forth Addendum of the Israeli Securities Law apply to issuers incorporated in jurisdictions outside Israel which offer securities to the public in Israel. We expect to adopt an Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that will become effective immediately prior to the completion of the offering of shares of our common stock under this prospectus. Under our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, for so long as any shares of our capital stock are publicly listed for trading on a stock exchange in the State of Israel, we will be subject to certain provisions of the Israeli Companies Law, including the applicable regulations promulgated thereunder, as may be amended from time to time (“Applicable Provisions”), to the fullest extent permitted by Delaware law. However, we will no longer be subject to the Application Provisions at such time as our common stock is also listed on another securities exchange outside of Israel as referenced in the Second A Addendum of the Israeli Securities Law, as may be amended from time to time, and subject to compliance with the dual registration requirements as contemplated by the Israeli Securities Law.

Our Board currently consists of six members. Pursuant to our Amended and Restated Bylaws, the authorized number of directors of the corporation will be fixed from time to time by our Board pursuant to a resolution adopted by a majority of the total number of authorized directors, provided, that for so long as any shares of our capital stock are publicly listed for trading on a stock exchange in the State of Israel, the composition of our Board will also comply with the Applicable Provisions. All directors will hold office until the next annual meeting of stockholders and until their respective successors are elected, except in the case of death, resignation or removal of any director.

Committees of Our Board

Upon completion of the offering of shares of our common stock on the TASE, our Board will establish an audit committee, a financial statements’ examination committee and a remuneration committee pursuant to the Applicable Provisions. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignations or until otherwise determined by our Board. In addition, our Board may establish, from time to time, other committees as it deems appropriate.

Audit Committee

Upon completion of the offering of shares of our common stock on the TASE, our Board will establish an audit committee pursuant to the Applicable Provisions. The audit committee, once established, must consist of at least three members, all outside directors will serve as its members, the chair of the committee must be an outside director, and the majority of its members must be directors who meet certain independence requirements set forth in the Applicable Provisions. The composition of the audit committee will also satisfy the independence standards and eligibility requirements for audit committee members set forth in the Applicable Provisions.

Pursuant to the Israeli Companies Law, the audit committee will be responsible for, among other things, identifying defects in the business management of Qnergy, in consultation with the Qnergy’s internal or external auditor, and to propose to our Board ways of correcting them; to prescribe in respect of transactions mentioned under section 270(1) or (4) of the Israeli Companies Law, if they are exceptional transactions or not, and with respect to transactions mentioned under section 270(4) of the Israeli Companies Law the obligation to conduct a competitive procedure; to decide whether to approve acts and transactions that require approval by the audit committee under sections 255 and 268 to 275 of the Israeli Companies Law; to examine the internal auditor’s work program; to examine Qnergy’s internal audit system and the functioning of the internal auditor; to examine the extent of the external auditor’s work and its remuneration; to prescribe arrangements for dealing with complaints by Qnergy’s employees about faults in the management of its business and about the protection that is to be afforded such employees.

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Financial Statements’ Examination Committee

Upon completion of the offering of shares of our common stock on the TASE, our Board will establish a financial statements’ examination committee pursuant to regulations promulgated under the Israeli Companies Law. The financial statements’ examination committee, once established, must consist of at least three members, all outside directors will serve as its members, the chair of the committee must be an outside director, and the majority of its members must be directors who meet certain independence requirements set forth in the Applicable Provisions. In addition, all of the members of the financial statements’ examination committee must be able to read and understand financial statements, with at least one of the independent members having “financial and accounting expertise” as such term is defined in regulations promulgated under the Israeli Companies Law. An audit committee that meets the conditions described above may also serve as a financial statements’ examination committee.

Pursuant to the regulations promulgated under Israeli Companies Law, the financial statements’ examination committee’s primary functions will be to review, discuss and make recommendations to our Board in connection with: the valuations and estimates used in connection with Qnergy’s financial statements; the internal controls related to financial reporting; the completeness and appropriateness of disclosures in the financial statements; the accounting policies adopted and accounting treatments applied in material matters involving Qnergy; and valuations, including the assumptions and estimates underlying them, for which data is provided in Qnergy’s financial statements.

Remuneration Committee

Upon completion of the offering of shares of our common stock on the TASE, our Board will establish a remuneration committee pursuant to the Applicable Provisions. The remuneration committee, once established, must consist of at least three members, all outside directors will serve as its members and they will constitute the majority of its members, the chair of the committee must be an outside director, and its other members will be directors whose office and employment terms are in accordance with section 244 of the Israeli Companies Law. An audit committee that meets the conditions described above may also serve as a remuneration committee.

The remuneration committee will be responsible for, among other things, recommending to our Board the remuneration policy for officers (within the meaning thereof in section 267A(a) of the Israeli Companies Law); recommending to our Board, from time to time, the updating of Qnergy’s remuneration policy and to examine its implementation; deciding whether to approve transactions in respect of service and employment conditions that under sections 272, 273 and 275 of the Israeli Companies Law require approval by the remuneration committee.

Code of Business Conduct and Ethics

Upon completion of the offering of shares of our common stock on the TASE, we will adopt a code of business conduct and ethics that is applicable to all of our employees, officers and directors, and we will also adopt a code of ethics for principal executives and senior financial officers.

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Remuneration Committee Interlocks and Insider Participation

Upon completion of the offering of shares of our common stock on the TASE, none of the members of our remuneration committee will be or will have been an officer or employee of Qnergy. Upon completion of the offering of shares of our common stock on the TASE, none of our executive officers will have served as a member of our Board, or as a member of our remuneration committee, of any entity that has one or more executive officers who served on our Board or remuneration committee during 2019 and 2020.

Non-Employee Director Compensation

Fiscal 2020 Director Compensation Table

The following table provides information for all compensation awarded to, earned by or paid to each person who served as a non-employee director in the fiscal year ending December 31, 2020.

Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Avraham Levin	$—	$—	$—	$—	$—	$—	$—
Dr. Ariel Halperin	$—	$—	$—	$—	$—	$—	$—
Yishai Haetzni	$—	$—	$—	$—	$—	$—	$—
Avshalom Horan	$—	$—	$—	$—	$—	$—	$—
Nachman Pundak	$31,800	$—	$—	$—	$—	$2,000	$33,800
Itai Raz	$—	$—	$—	$—	$—	$—	$—
Paul Fenn	$—	$—	$—	$—	$—	$—	$—
Yonatan Henn	$—	$—	$—	$—	$—	$—	$—

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our principal executive officer and each of our named executive officers during fiscal years 2020 and 2019. These individuals are our named executive officers for both years:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Dr. Ory Zik,	2020	$271,612	$199,320	$—	$17,000	$20,120	$508,052
Chief Executive Officer	2019	$277,482	$—	$—	$10,000	$42,912	$330,394
Dan Midea,	2020	$206,177	$—	$—	$1,000	$110,482	$317,659
VP, Sales & Marketing	2019	$214,293	$—	$—	$2,000	$100,331	$316,624
Jack Augenblick M.E.	2020	$193,331	$—	$606	$—	$—	$193,937
Chief Engineer	2019	$195,661	$—	$1,739	$—	$—	$197,400

Employment Agreements

We have entered into employment agreements with each of our named executive officers. The employment agreements are for unspecified terms and entitle our named executive officers to receive annual base salaries as stated above in the Summary Compensation Table. In addition, the employment agreements entitle each of our named executive officers to receive the annual bonuses or other compensation, including any sales commissions, stated above in the Summary Compensation Table.

Under the employment agreements, if we terminate any of our named executive officers without “cause” or any our named executive officers resign for “good reason” (each as defined below), we will pay the severance amount set forth in the employment agreement.

For purposes of the employment agreements, “cause” generally means a fair and honest cause or reason, regulated by good faith, related to the business needs or goals of the Company, and based on facts the Company reasonably believes to be true at the time.

For purposes of the employment agreements, “good reason” generally means that, without the employee’s consent, any of the following conditions has not been cured within 10 business days after the Company’s receipt of written notice from the employee detailing the employee’s belief that one or more of the following has occurred and is continuing: (i) the employee’s duties and level of responsibility have been materially reduced or the employee’s title has been changed; provided however, in connection with a change of control, the employee’s title and position may be modified; (ii) the employee’s annual salary has been materially reduced from the amount in effect prior to such reduction, other than a reduction by the Company or its successor that is a part of an overall reduction in compensation to all similar level employees of the Company unless such reduction exceeds 20% of the annual salary; or (iii) the Company is in material breach of the employment agreement.

Potential Payments Upon Termination or Change in Control

Our employment agreement with our Chief Executive Officer, Dr. Ory Zik, provides that if the Company consummates an M&A Transaction (as defined below) during the term of the employment agreement, then Dr. Zik will be eligible for an M&A Bonus to be paid directly from funding upon completion of the transaction. The M&A Bonus will be calculated as follows: (i) a one-time cash payment equivalent to 25% of the total net value of vested options then-held by Dr. Zik; plus (ii) upon consummation of an M&A Transaction reflecting a Company valuation of at least $250,000,000, Dr. Zik will be entitled to an additional one-time cash payment in the total amount of $1,500,000. For the purpose of this employment agreement, “M&A Transaction” means (i) the sale of all or substantially all the assets of the Company to a third party; (ii) any merger, consolidation or acquisition of the Company with, by or into another third party corporation, entity or person resulting in more than fifty percent (50%) of the voting rights and/or capital stock of the Company being owned by entities or persons different from the entities, trusts, or persons directly or indirectly owning such assets, voting rights or capital stock prior to such transaction; or (iii) a transaction pursuant to which more than fifty percent (50%) of the Company’s equity prior to the transaction are sold to a third party.

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2020 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of our named executive officers, information regarding outstanding equity awards held as of December 31, 2020.

		Option Awards				Stock Awards
Name	Grant Date	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Stock Awards— Number of Unearned Shares That Have Not Vested (#)	Stock Awards— Market or Payout Value of Unearned Shares That Have Not Vested ($)
Dr. Ory Zik,	7/9/2019	3,750	11,250	$40	7/9/2029	—	$—
Chief Executive Officer
Dan Midea,	10/1/2017	1,500	500	$40	10/1/2027	—	$—
VP, Sales & Marketing
Jack Augenblick, M.E.	8/5/2015	2,000	—	$40	8/5/2025	—	$—
Chief Engineer	12/14/2016	2,000	—	$40	12/14/2026	—	$—

Option Plan

On June 21, 2015, the board of directors of Qnergy Ltd. approved an equity compensation plan (the “2015 Plan”), pursuant to which directors, officers, employees and service providers were granted options to purchase ordinary shares, par value $0.0001 per share, of Qnergy Ltd., if certain conditions were met. The contractual life of the options granted under the 2015 Plan, if vested, was ten years from the grant date. In the event of termination of grantees employment or of the services given to Qnergy Ltd., all options granted, which were vested and exercisable at the time of such termination, could be, unless earlier terminated in accordance with a specific agreement, exercised within three months after the date of such termination. On the date of termination, all unvested options expired.

On January 25, 2021, the board of directors of Qnergy approved an equity compensation plan (the “Option Plan”), pursuant to which directors, officers, employees and service providers may be granted options to purchase shares of common stock of Qnergy under certain conditions. As a result, on January 25, 2021, Qnergy granted options under the Option Plan to purchase 45,500 shares of common stock (the “New Options”), in order to compensate employees holding options outstanding at December 31, 2020 to purchase 45,500 of ordinary shares of Qnergy Ltd. granted under the 2015 Plan (the “Old Options”). The vesting schedules for the New Options were based on the vesting status of the Old Options, except for two grants for which the vesting period was accelerated. The exercise price for the New Options was set at $40 per share, which is similar to the exercise price of the Old Options, except for grants to three employees, in which in order to compensate for an increase in the exercise price to $40 per share, each employee received additional options. In total, additional options to purchase 7,000 shares of common stock of Qnergy were granted to the mentioned three employees. The expiration date of the New Options was set at ten years from the New Options grant date.

Upon completion of the offering of shares of our common stock on the TASE, options issued and to be issued under the Option Plan will be subject to TASE regulations, including with respect to grants and exercise dates, and pursuant to the Applicable Provisions, option grants under the Option Plan to certain officers or a member of our Board will require the approval of the remuneration committee, our Board and our stockholders.

We initially reserved 96,950 shares of our common stock to be issued under the Option Plan. The Option Plan is administered and interpreted by the Board or by a committee consisting of members of the Board. However, the Board approves and administers all grants made to non-employee directors. The committee may delegate authority to one or more subcommittees, as it deems appropriate. The committee has the sole authority to (i) determine the individuals to whom grants will be made under the Option Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, and (v) deal with any other matters arising under the Option Plan.

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Awards under the Option Plan may consist of grants of incentive stock options as described in Section 5 of the Option Plan (“Incentive Stock Options”), nonqualified stock options as described in Section 5 of the Option Plan (“Nonqualified Stock Options”) (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as “Options”), stock awards as described in Section 6 of the Option Plan (“Stock Awards”), stock appreciation rights as described in Section 7 of the Option Plan (“SARs”), and other equity-based awards as described in Section 8 of the Option Plan (“Other Equity Awards”) (collectively referred to herein as “Grants”).

The shares may be authorized but unissued shares of common stock or reacquired shares of common stock. If and to the extent Options or SARs granted under the Option Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards or Other Equity Awards are forfeited, the shares subject to such Grants will again be available for purposes of the Option Plan.

If there is any change in the number or kind of shares of common stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding common stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of common stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of common stock available for issuance under the Option Plan, the maximum number of shares of common stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Option Plan, and the price per share or the applicable market value of such Grants will be equitably adjusted by a committee consisting of members of the Board, in such a manner as the committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Option Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment will be eliminated.

All employees of the Company and its subsidiaries (“Employees”), including Employees who are officers or members of the Board, and members of the Board who are not Employees (“Non-Employee Directors”) are eligible to participate in the Option Plan. Consultants and advisors who perform services for the Company or any of its subsidiaries (“Key Advisors”) are eligible to participate in the Option Plan if the Key Advisors render bona fide services to the Company or its subsidiaries, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

The committee selects the Employees, Non-Employee Directors and Key Advisors to receive Grants and determines the number of shares of common stock subject to a particular Grant in such manner as the committee determines. Employees, Key Advisors and Non-Employee Directors who receive Grants under the Option Plan are referred to herein as “Grantees.”

The committee may grant Options to an Employee, Non-Employee Director or Key Advisor, upon such terms as the Committee deems appropriate. The committee determines the number of shares of common stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors. The committee determines the term of each Option. The term of any Option will not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

The committee may issue or transfer shares of common stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the committee deems appropriate.

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The committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option.

The committee may grant Other Equity Awards, which are awards (other than those described in Sections 5, 6 and 7 of the Option Plan) that are based on, measured by or payable in common stock, including, without limitation, stock appreciation rights, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the committee will determine. Other Equity Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, common stock or any combination of the foregoing, as the committee will determine.

In the event of a Change of Control, the committee may take any of the following actions with respect to any or all outstanding Grants: the committee may: (i) determine that all outstanding Options and SARs that are not exercised will be assumed by, or replaced with comparable options by the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change of Control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation), (ii) require that Grantees surrender their outstanding Options and SARs in exchange for one or more payments, in cash or common stock as determined by the committee, in an amount, if any, equal to the amount by which the then Fair Market Value of the shares of common stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price or base amount of the Options and SARs, on such terms as the committee determines, or (iii) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the committee deems appropriate. Such assumption, surrender or termination will take place as of the date of the Change of Control or such other date as the committee may specify.

The Board may amend or terminate the Option Plan at any time; provided, however, that the Board will not amend the Option Plan without shareholder approval if such approval is required in order to comply with the Code or to other applicable law. The Option Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Option Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders.

Limitation of Liability and Indemnification

Our Amended and Restated Certificate of Incorporation will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law; provided that we will not, and will not be required to, grant any limitation of liability to the extent prohibited by the Applicable Provisions. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except for liability:

●	for any breach of their duty of loyalty to our company or our stockholders;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	for any transaction from which they derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

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Our Amended and Restated Bylaws will provide that we will indemnify, to the fullest extent permitted by law provided, that we will not, and will not be required to, grant any indemnification to the extent prohibited by the Applicable Provisions, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our Amended and Restated Bylaws will provide that we may indemnify to the fullest extent permitted by law provided, that we will not, and will not be required to, grant any indemnification to the extent prohibited by the Applicable Provisions, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our Amended and Restated Bylaws also will provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions, provided, that we will not, and will not be required to, provide such advance expenses to the extent prohibited by the Applicable Provisions.

We have also entered into indemnification agreements with each of our directors and executive officers that are broader than the specific indemnification provisions contained in the Delaware General Corporation Law, although limited in scope by the Applicable Provisions. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or in these indemnification agreements may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law, provided, that we will not, and will not be required to, provide such insurance to the extent prohibited by the Applicable Provisions.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under the Israeli Companies Law, a corporation may indemnify an officer or director for the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder (within the meaning of the Israeli Companies Law), either pursuant to an undertaking given by the corporation in advance of the act or following the act, provided a corporation’s charter authorizes such indemnification:

●	a monetary liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

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●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the corporation, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

In accordance with the Israeli Companies Law, a corporation may undertake in advance to indemnify its officers and directors, provided that this undertaking be limited to such events that, in the opinion of the board of directors, are expected to occur in the light of what the corporation’s actual activity was when such undertaking was given, and also to an amount or criteria set by the board of directors as reasonable under the circumstances. The events and the amount or criteria set by the board of directors, as mentioned above, will be explicitly stated in the related indemnification agreement.

Under the Israeli Companies Law, a corporation may exempt its office holders in advance from all or some of his/her liability for damage due to a violation of his/her duty of care, provided the corporation’s charter authorizes such exemption. Notwithstanding the above, a corporation is not entitled to release a director in advance from his/her liability toward the corporation in consequence of a violation of the duty of care in a distribution (as such term is defined under the Israeli Companies Law).

Under the Israeli Companies Law, a corporation may enter into a contract for the insurance of an officer’s responsibility for any liability that will be imposed on him/her in consequence of an act that he/she performed by virtue of being its officer, in each of the following cases:

●	violation of the duty of care towards the corporation or towards another person;

●	breach of the duty of loyalty against the corporation, provided that the officer acted in good faith and had reasonable basis to assume that the act would not harm the corporation;

●	a monetary obligation that will be imposed on him/her to another person’s benefit.

Under the Israeli Companies Law, a corporation may not enter into a contract to insure its office holders, indemnify or exempt an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification or insurance for a breach of the duty of loyalty to the corporation to the extent that the office holder acted in good faith and had a reasonable basis to assume that the act would not harm the corporation;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act committed with intent to derive illegal personal benefit; or

●	a fine, civil fine or monetary penalty levied against the office holder.

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RELATED PARTY TRANSACTIONS

In addition to the director and executive compensation arrangements discussed above under “Executive Compensation,” the following is a description of those transactions since January 1, 2020, that we have participated in where the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of the immediate family of or entities affiliated with any of the foregoing persons, had or will have a direct or indirect material interest.

Conversion of Shareholders’ Loan

On December 31, 2019, a loan originally granted on August 12, 2016 (later amended on October 31, 2018) to Qnergy Ltd. by Ricor systems 2011 A.C.S Ltd., a related party of the Qnergy Ltd., the former parent of Qnergy (the “Shareholders’ Loan”), was distributed as an in-kind dividend to its shareholders, E.H.I Holdings (“EHI”) and Tene Growth Capital Investment Fund (“Tene Growth Capital”).

On December 31, 2019, the Shareholders’ Loan in the amount of $5,484,000 was assigned from Qnergy Ltd. to Qnergy, as repayment of capital notes issued to Qnergy Ltd.

The Shareholders’ Loan has no maturity date and must be repaid upon the occurrence of certain events such as an initial public offering (“IPO”), a deemed liquidation or a dividend distribution as described in the related loan agreement. The loan bears interest at an annual rate of 6%, to be paid with the repayment of the loan principal.

On April 1, 2020, as a result of the issuance of Series B preferred stock of Qnergy to OGCI Climate Investment Holdings LLP (“OGCI”), the Shareholders’ Loan in the total amount of $6,257,000 was converted into 1,000 shares of Series A-1 preferred stock of Qnergy.

Board members Avraham Levin, Dr. Ariel Halperin and Yishai Haetzni are and were at the time of the loan conversion directors of Tene Growth Capital and Board members Nachman Pundak, Itai Raz and Paul Fenn are and were at the time of the loan conversion directors of EHI.

Conversion of Shareholders’ Convertible Loans

On October 14, 2018, convertible loans were granted to Qnergy Ltd., the former parent of Qnergy, by its shareholders, EHI and Tene Growth Capital (later amended on April 15, 2019). The total amount of convertible loans received was $1,000,000 and $3,000,000, respectively (together, the “Shareholders’ Convertible Loans”). On December 31, 2019, $4,000,000 of the Shareholders’ Convertible Loans were assigned from Qnergy Ltd. to Qnergy, as repayment of capital notes issued to Qnergy Ltd. According to the Shareholders’ Convertible Loans agreements, the Shareholders’ Convertible Loans will be converted into Qnergy’s most senior class of shares upon the occurrence of certain events, such as an M&A transaction, an IPO or an additional financing round, in which case the Shareholders’ Convertible Loans will be converted into shares of Qnergy of the same class and series (with the same rights’ preferences and privileges) as will be issued in the qualified financing round. In the event of conversion upon an M&A transaction or an IPO, the price per share at the conversion of Shareholders’ Convertible Loans to Qnergy shares will reflect a 15% discount from the price per share of Qnergy, as set forth in the related loan agreement. The Shareholders’ Convertible Loans have no maturity date and do not bear any interest.

On April 1, 2020, as a result of issuance of Series B preferred stock of Qnergy to OGCI, the Shareholders’ Convertible Loans in the total amount of $4,000,000 were converted into 102,093 shares of Series B-1 preferred stock of Qnergy.

Board members Avraham Levin, Dr. Ariel Halperin and Yishai Haetzni are and were at the time of the loan conversion directors of Tene Growth Capital and Board members Nachman Pundak, Itai Raz and Paul Fenn are and were at the time of the loan conversion directors of EHI.

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Registration Rights Agreement

We will enter into an amended and restated investors’ rights agreement with the current holders of our preferred stock, Tene GPL Limited Partnership, Tene Investment in Qnergy Limited Partnership, EHI, OCGI and Viola Credit Five Fund Limited Partnership, prior to the completion of this offering. These stockholders are entitled to rights with respect to the registration of their shares following this offering. See the section titled “Description of Capital Stock—Registration Rights” for additional information.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Amended and Restated Bylaws, which will become effective immediately prior to the completion of this offering, will require us to indemnify our directors to the fullest extent not prohibited by Delaware law, and as limited in scope by the Israel Companies Law. Subject to certain limitations, our Amended and Restated Bylaws also require us to advance expenses incurred by our directors and officers. See the section titled “Executive Compensation—Limitation of Liability and Indemnification” for additional information.

Review, Approval, or Ratification of Transactions with Related Parties

Our related-person transactions policy to be adopted by our Board and the charter of our audit committee to be adopted by our Board and in effect immediately prior to the completion of the offering of shares of our common stock under this prospectus require that any transaction with a related person that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee, unless the related person is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our nominating and corporate governance committee.

Our related-person transactions policy will apply to transactions, arrangements or relationships in which we are a participant, in which the amount involved exceeds $120,000 and in which a related person has or will have a direct or indirect material interest. A related person is: (i) any of our directors, nominees for director or executive officers, (ii) any immediate family member of a director, nominee for director or executive officer, and (iii) any person, and his or her immediate family members, or entity that is known by us to be a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.

In the course of its review and approval of related party transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions. Our audit committee will approve only those related-person transactions that it determines, in light of known circumstances, are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the audit committee determines in the good faith exercise of its discretion.

For the purposes of our related-person transactions policy, our audit committee has determined that, in the absence of facts or circumstances indicating special or unusual benefits to the related person, a related person does not have a direct or indirect material interest in the following categories of transactions, and therefore such following categories of transactions need not be approved by the audit committee under the related-person transactions policy:

●	our employment of any executive officer, if the compensation related to such executive officer’s employment is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements, or if such executive officer is not an immediate family member of another of our executive officers or directors and our nomination and corporate governance committee approved such compensation;

●	any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 Regulation S-K;

●	any transaction with another company at which a related person’s only relationship is as an employee (other than as an executive officer), director or beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in the limited partnership (or similar interests in an alternative form of entity), if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s (or other entity’s) total annual revenues, provided that if the related person is such only because of the ownership of more than 5% of our outstanding voting securities, then such person wiall not be deemed to have an indirect material interest in the transaction if such person’s relationship with the other company is the ownership of less than a majority of such other company’s outstanding voting shares;

●	any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends);

●	any transaction with a related person where the rates or charges involved are determined by competitive bids;
●	any transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or

●	any transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Prior to the adoption of our related-person transactions policy, we have had no formal, written policy or procedure for the review and approval of related-person transactions. However, our practice has been to have all related-person transactions reviewed and approved by a majority of the disinterested members of our Board, including the transactions described above.

Notwithstanding the above, for so long as any shares of our capital stock are publicly listed for trading on a stock exchange in the State of Israel, in addition to our related-person transactions policy, certain related party transactions will be subject to the relevant provisions under the Israeli Companies Law as specified in Forth Addendum of the Israeli Securities Law, including (but not limited) to the following: (a) a director, officer and/or the controlling stockholder of Qnergy that has a personal interest in any transaction of Qnergy is required to disclose the nature of his or her personal interest to our Board, including any material fact or document, a reasonable time prior to any discussion by our Board whether to approve such transaction, and (b) Qnergy may not enter into a transaction with its officers, directors and/or controlling stockholder or into a transaction in which any of them have a personal interest, unless approved in accordance with and in the manner set forth in Sections 268 through 284 of the Israeli Companies Law, which may require, depending on the characteristics of the specific transaction, approval by the following (all or some of them) in the following order (in addition to any other vote required by our charter or bylaws or any applicable law): (i) the audit committee or the compensation committee, as applicable, (ii) our Board and (iii) our stockholders, in accordance with and in the manner set forth in Sections 268 through 284 of the Israeli Companies Law.

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PRINCIPAL STOCKHOLDERS

The following table presents information regarding the beneficial ownership of our common stock as of June 30, 2021, and as adjusted to reflect the sale of the common stock by us in this offering by:

●	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, to our knowledge, based on the information furnished to us, the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of June 30, 2021 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based the percentage ownership of our common stock before this offering on 18,104,230 shares of common stock outstanding as of June 30, 2021, after giving effect to (1) the conversion of 500,000 shares of our Series A preferred stock, 130,180 shares of our Series B preferred stock and 102,093 shares of our Series B-1 preferred stock outstanding as of June 30, 2021 into an aggregate of 732,273 shares of our common stock upon the completion of this offering, (2) the conversion of 13,018 warrants to purchase shares of our common stock, at an exercise price of $46.10 per share, outstanding as of June 30, 2021 into 13,018 shares of our common stock upon the completion of this offering, (3) the conversion of 1,000 shares of our Series A-1 preferred stock outstanding as of June 30, 2021 into 65,132 shares of our common stock upon the completion of this offering, and (4) a 10-for-1 forward stock split of our common stock to be effected upon the completion of this offering, but after the conversions described above. The percentage ownership of our common stock after this offering assumes the sale by us of 4,342,160 shares of common stock in this offering. The percentage ownership of our common stock before and after this offering for each of the individuals and entities named in the table below assumes the effectiveness of a 10-for-1 forward stock split of our common stock. An asterisk (*) below denotes beneficial ownership of less than 1%.

Unless otherwise indicated, the address of each of the individuals and entities named in the table below is: c/o Qnergy 300 West 12th Street Ogden, UT 84404.

	Beneficial Ownership Before this Offering			Beneficial Ownership After this Offering
	Common Stock			Common Stock
Name of Beneficial Owner	Shares		%	Shares	%
Named Executive Officers and Directors:
Dr. Ory Zik	682,000	(1)	3.77%	682,000	3.04%
Dan Midea	20,310	(2)	*	20,310	*
Jack Augenblick M.E.	40,310	(3)	*	40,310	*
Avraham Levin	—		*		*
Dr. Ariel Halperin	—		*		*
Yishai Haetzni	—		*		*
Nachman Pundak	—		*		*
Itai Raz	—		*		*
Paul Fenn	—		*		*
Michal Marom Brickman	—		*		*
Other 5% Stockholders:
E.H.I Holding 2002 Agricultural Cooperative Association Ltd.	8,498,950	(4)	46.94%	8,498,950	37.86%
OGCI Climate Investment Holdings LLP	1,301,800	(5)	7.19%	1,301,800	5.80%
Tene GPL Limited Partnership	3,173,300	(6)	17.53%	3,173,300	14.14%
Tene Investment in Qnergy Limited Partnership	5,000,000	(7)	27.62%	5,000,000	22.28%

(*)	Less than one percent (1%).
(1)	Represents 37,500 shares of our common stock underlying stock options exercisable within 60 days of June 30, 2021 held by Dr. Zik.

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(2)	Represents 15,000 shares of our common stock underlying stock options exercisable within 60 days of June 30, 2021 held by Mr. Midea.
(3)	Represents 40,000 shares of our common stock underlying stock options exercisable within 60 days of June 30, 2021 held by Mr. Augenblick.
(4)	Assumes the conversion of 488,490 shares of Series A-1 preferred stock and 510,460 shares of our Series B-1 preferred stock held by E.H.I Holding 2002 Agricultural Cooperative Association Ltd. into shares of our common stock. The sole members of E.H.I Holding 2002 Agricultural Cooperative Association Ltd. are E.H.I. Loyalties and En Harod Ihud Kibutz, but investment and voting power is held by the board of directors of E.H.I Holding 2002 Agricultural Cooperative Association Ltd. The current members of the board of directors of E.H.I Holding 2002 Agricultural Cooperative Association Ltd. are Ramon Broyde, Amir Fein, Paul Fenn, Barak Gardi, Nehemia Henn, Zvi Nur, Nachman Pundak, Itay Raz, Uri Roudman, Yanai Sanderovich and Guy Sela. The registered address of E.H.I Holding 2002 Agricultural Cooperative Association Ltd. is Ein Harod Ihud, 18960000 Israel.
(5)	Assumes the conversion of 1,301,800 shares of our Series B preferred stock held by OGCI Climate Investment Holdings LLP into shares of our common stock. The registered office of OGCI Climate Investment Holdings LLP is 25 Argyll Street, 4th Floor, London W1F 7TS, United Kingdom.
(6)	Assumes the conversion of 162,830 shares of our Series A-1 preferred stock and 510,470 shares of our Series B-1 preferred stock held by Tene GPL Limited Partnership into shares of our common stock. The General Partner of Tene GPL Limited Partnership is Tene GPL GPLP Limited Partnership (“The General Partner Partnership”), an Israeli limited partnership. The General Partner of the General Partner Partnership is Tene Growth Capital (Management) Ltd. (“The General Partner Company”), an Israeli limited liability company. Ariel Halperin, Ran Ben Or, Eli Eyal Attia and Dori Brown are Managing Partners of the General Partner Company and share investment and voting power. The registered office of Tene Growth Capital (Investment Fund) (Parallel) L.P. is located at 4 Berkovich St, Tel Aviv, Israel.
(7)	Assumes the conversion of 5,000,000 shares of our Series A preferred stock held by Tene Investment in Qnergy Limited Partnership into shares of our common stock. The General Partner of Tene Investment in Qnergy Limited Partnership is Tene Growth Capital (G.P.) Limited Partnership (“The General Partner Partnership”), an Israeli limited partnership. The General Partner of the General Partner Partnership is Tene Growth Capital (Management) Ltd. (“The General Partner Company”), an Israeli limited liability company. Ariel Halperin, Ran Ben Or, Eli Eyal Attia and Dori Brown are Managing Partners of the General Partner Company and share investment and voting power. The registered office of Tene Investment in Qnergy Limited Partnership is located at 4 Berkovich St, Tel Aviv, Israel.

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DESCRIPTION OF CAPITAL STOCK

General

Upon completion of the offering of shares of our common stock under this prospectus, our authorized capital stock will consist of 100 million shares of common stock, $0.0001 par value per share. Any shares of preferred stock outstanding prior to completion of the offering will be converted into shares of common stock prior to completion of the offering and any securities outstanding prior to the completion of the offering that are convertible into or provide for the right to purchase shares of preferred stock will be cancelled or converted into securities that are convertible into or provide for the right to purchase shares of common stock.

The following description summarizes the terms of our capital stock. Because it is only a summary, the following description does not contain all the information that may be important to you. We expect to adopt an Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that will become effective immediately prior to the completion of the offering of shares of our common stock under this prospectus, and the following description summarizes provisions that are expected to be included in these documents. For a complete description, you should refer to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

In addition, as a result of the listing of our common stock on the TASE, we will be subject to certain provisions of the Israeli Securities Law. Pursuant to Section 39A of the Israeli Securities Law, rules and regulations of the Israeli Companies Law listed in the Forth Addendum of the Israeli Securities Law apply to issuers incorporated in jurisdictions outside Israel which offer securities to the public in Israel. We expect to adopt an Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that will become effective immediately prior to the completion of the offering of shares of our common stock on the TASE. Under our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, for so long as any shares of our capital stock are publicly listed for trading on a stock exchange in the State of Israel, we will be subject to certain provisions of the Israeli Companies Law, including the applicable regulations promulgated thereunder, as may be amended from time to time, to the fullest extent permitted by Delaware law. However, we will no longer be subject to the Application Provisions at such time as our common stock is also listed on another securities exchange outside of Israel as referenced in the Second A Addendum of the Israeli Securities Law, as may be amended from time to time, and subject to compliance with the dual registration requirements as contemplated by the Israeli Securities Law.

Common Stock

The holders of our common stock are entitled to the following rights.

Voting rights

Each share of our common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election and removal of directors on our Board and as provided by law, with each share of common stock entitling its holder to one vote. Holders of our common stock will not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Except as otherwise provided in our Amended and Restated Certificate of Incorporation and/or Amended and Restated Bylaws or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter.

Dividend rights

Holders of our common stock will share equally in any dividend declared out of legally available funds by our Board.

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Liquidation rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities.

No preemptive rights or similar rights

Our stockholders have no subscription, redemption or conversion privileges. Our common stock does not entitle its holders to preemptive rights for additional shares and does not have any sinking fund provisions. All of the outstanding shares of our common stock are fully paid and nonassessable.

Other rights

Under the Applicable Provisions, in certain circumstances, there are certain restrictions on the acquisition of shares of our common stock by means other than a tender offer, and limitations on the rights of shares of our common stock acquired not by means of the tender offer. A purchaser may not acquire shares of our common stock so that after the purchase the purchaser will hold over 90% of the shares of our common stock or 90% of the voting rights in Qnergy, except by way of a tender offer for all of the shares of our common stock. In addition, except in certain cases specified under the Israeli Companies Law, a purchase of shares of our common stock resulting in the purchaser holding either (i) more than 25% of the voting rights in Qnergy, or (ii) in excess of 45% of the voting rights in Qnergy, while no other person holds in excess of 25% or 45% of the voting rights in the corporation, as applicable, must be by means of a tender offer. Shares of our common stock purchased in contravention of the foregoing will not confer any rights as long as such shares held by the purchaser.

Registration Rights

Following the completion of this offering, certain holders of shares of our preferred stock, which will convert to common stock upon completion of this offering, and their permitted transferees are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of the amended and restated investor rights agreement that we will enter into with the holders of these shares prior to the completion of this offering, and include demand, Form S-3 and piggyback registration rights. In any registration made pursuant to the amended and restated investor rights agreement, all fees, costs, and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

The registration rights terminate five years following the completion of this offering, or, with respect to any particular stockholder, at such time as we have completed this offering and such stockholder no longer holds any shares or can sell all of its shares pursuant to Rule 144 of the Securities Act.

Demand Registration Rights

Under the terms of the amended and restated investor rights agreement, we will be required, upon the written request of certain shareholders, to register, as soon as practicable, all or a portion of these shares for public resale, if the amount of registrable securities to be registered has an anticipated aggregate offering price of at least $5.0 million.

We are required to effect only two registrations pursuant to this provision of our amended and restated investor rights agreement. We may postpone the filing of a registration statement for a reasonable time period, provided that such postponements shall not exceed 120 days in the aggregate during any 12 month period, if (A) we have been advised by legal counsel that such filing or effectiveness would require disclosure of a material financing, acquisition or other corporate transaction, and our Board determines in good faith that such disclosure is not in the best interests of us or our shareholders, or (B) our Board determines in good faith that there is a valid business purpose or reason for delaying filing or effectiveness, and provided, further that (x) we will not register any securities for its own account or that of any other shareholder during such period and (y) that we may not invoke this right more than once in any twelve (12) month period. We are not required to effect a demand registration under certain additional circumstances specified in the amended and restated investor rights agreement, including at any time earlier than 180 days after the effective date of this offering.

Form S-3 Registration Rights

The holders of shares of our preferred stock having registration rights or their permitted transferees are also entitled to short-form registration rights. Such holders can request that we register all or part of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $3.0 million. Such holders may require us to effect no more than two registration statements on Form S-3 within a 12-month period. We may postpone the filing of a registration statement on Form S-3 no more than once during any 12-month period for up to 120 days if (1) we have been advised by legal counsel that such filing or effectiveness would require disclosure of a material financing, acquisition or other corporate transaction, and our Board determines in good faith that such disclosure is not in our best interests and the best interests of our shareholders, or (2) our Board determines in good faith that there is a valid business purpose or reason for delaying filing or effectiveness.

Piggyback Registration Rights

If we register any of our securities for public sale, holders of shares of our preferred stock having registration rights or their permitted transferees will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to employee benefit plans, a registration statement on Form S-4 or a shelf registration statement on Form S-3 for the primary issuance of securities by us pursuant to Rule 415 of the Securities Act. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders if they determine in good faith that marketing factors require limitation, in which case the number of shares to be registered will be apportioned, first, to us for our own account and, second, pro rata among these holders, according to the total amount of securities each holder is entitled to include.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Upon the completion of the offering of shares of our common stock on the TASE, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board the power to discourage acquisitions that some stockholders may favor.

Filling Board vacancies. Our Amended and Restated Bylaws will provide that any vacancy on our Board, however occurring, including a vacancy resulting from an increase in the size of our Board, may be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum, subject, however, to the Applicable Provisions, including, without limitation, in respect of outside directors.

Meetings of stockholders. Special meetings of the stockholders may be called at any time by our Board, and will be called by our Board, on the request in writing, or by vote, by (i) two directors or one quarter of the directors in office, (ii) one or more stockholders holding in the aggregate (x) at least five percent of the issued and outstanding shares of capital stock of the Company and (y) at least one percent of the issued and outstanding shares of capital stock of the Company entitled to vote, or (iii) one or more stockholders holding at least five percent of the issued and outstanding shares of capital stock of the Company entitled to vote.

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The agenda of any stockholders meeting will be fixed by our Board and only resolutions regarding matters set out in such agenda may be voted on or approved at such meeting. One or more stockholders holding at least one percent of the issued and outstanding shares of capital stock of the Company entitled to vote may request our Board to include a matter in the agenda of a meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the meeting.

Amendment to bylaws. Our Amended and Restated Bylaws may be amended (x) by the affirmative vote of a majority of the directors then in office, without further stockholder action or (y) by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment, without further action by our Board; provided, that (A) no amendment will be affective to the extent it will result in non-compliance by Qnergy with the Applicable Provisions and (B) until the listing of shares of our common stock for trading on a stock exchange as referenced in the Second A Addendum of the Israeli Securities Law, as may be amended from time to time, all amendments to our Amended and Restated Bylaws will require approval by our stockholders at a regular meeting.

Authorized but unissued shares. The authorized but unissued shares of our common stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Anti-Takeover Statute

Upon the completion of the offering of shares of our common stock under this prospectus, our Amended and Restated Certificate of Incorporation will provide that the provisions of Section 203 of the DGCL, which relate to business combinations with interested stockholders, do not apply to us. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder (a stockholder who owns more than 15% of our common stock) for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as board approval of the business combination or the transaction that resulted in such stockholder becoming an interested stockholder. These provisions would apply even if the business combination could be considered beneficial by some shareholders. By opting out of Section 203 of the DGCL, a stockholder that becomes an interested stockholder will be able to engage in a business combination transaction with us without prior board approval.

Exchange Listing

We have applied to list our common stock on the TASE under the symbol “QNRG.” Our common stock will not be listed on a national securities exchange in the United States.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been any public market for our common stock, and we make no prediction as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of common stock and could impair our future ability to raise capital through the sale of equity securities.

Of the outstanding shares, all of the shares of common stock sold in this offering will be freely tradable. Any shares held by “affiliates” (as that term is defined in Rule 144 under the Securities Act) may only be sold in compliance with the limitations described below. The remaining outstanding shares of common stock will be deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701, promulgated under the Securities Act, which rules are summarized below.

Lock-Up Agreements

Our executive officers and holders of all shares of our common stock and securities convertible into or exchangeable for shares of our common stock have agreed to be subject to lock-up restrictions in accordance with the requirements of the distributors pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the consummation of this offering, may not execute any transaction or action, including without limitation selling or otherwise transferring, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including, without limitation, shares of our common stock which may be issued upon exercise of a stock option or warrant).

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

Stock Options

We intend to file registration statements on Form S-8 under the Securities Act covering all of the shares of our common stock subject to options outstanding or reserved for issuance under our stock plans and shares of our common stock issued upon the exercise of options by employees. We expect to file this registration statement as soon as permitted under the Securities Act. Shares covered by this registration statement will be eligible for sale in the public market, upon the expiration or release from the terms of the lock-up agreements, and subject to vesting of such shares.

Registration Rights

When this offering is complete, the holders of shares of our common stock, or their transferees, will not be entitled to rights with respect to the registration of their shares under the Securities Act.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations of the ownership and disposition of our common stock sold pursuant to this offering to non-U.S. holders, as defined below, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below.

This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

●	persons subject to the alternative minimum tax;

●	pension funds;

●	real estate investment trusts;

●	regulated investment companies;

●	tax-qualified retirement plans;

●	tax-exempt organizations;

●	persons who acquired our common stock through exercise of compensatory stock options or otherwise as compensation for services;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock, except to the extent specifically set forth below;

●	certain former citizens or long-term residents of the United States;

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, for investment purposes); or

●	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

If a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of our common stock.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

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Non-U.S. Holder Defined

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our common stock, other than a partnership or entity classified as a partnership for U.S. federal income tax purposes, that is not:

●	an individual citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a U.S. person.

If you are a non-U.S. citizen who is an individual, you may, in many cases, be treated as a U.S. resident by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days you are present in the current year, one-third of the days you were present in the immediately preceding year, and one-sixth of the days you were present in the second preceding year are counted. If you are a U.S. resident, you will be subject to U.S. federal income tax in the same manner as U.S. citizens, and this discussion will not apply to you. You should consult your tax advisor if you are unsure whether you are a U.S. resident, and regarding the U.S. federal income tax considerations of the ownership or disposition of our common stock.

Distributions

We have not made any distributions on our common stock and we do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then, to the extent they exceed your basis, will be treated as gain from the sale of stock (see “—Gain on Disposition of Common Stock,” below).

Any dividend paid to you generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend, or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate of withholding tax, you must provide us with a valid and properly completed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 (or successor of such forms), including a U.S. taxpayer identification number and certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends you receive that are effectively connected with your conduct of a U.S. trade or business, are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with a valid and properly completed IRS Form W-8ECI (or successor form) or other applicable IRS Form W-8 properly certifying such exemption. Although not subject to withholding tax, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment you maintain in the United States) generally are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty.

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Gain on Disposition of Common Stock

You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business, and, if an income tax treaty applies, the gain is attributable to a permanent establishment you maintain in the United States;

●	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” (USRPHC), for U.S. federal income tax purposes, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, our common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than five percent of such common stock at any time during the applicable period described above. There can be no assurance that our common stock will be (or will continue to be) regularly traded on an established securities market.

If you are a non-U.S. holder described in the first bullet above, you will generally be required to pay tax on the gain derived from the sale, net of certain deductions or credits, under regular graduated U.S. federal income tax rates. Corporate non-U.S. holders described in the first bullet above may also be subject to branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale even though you are not considered a resident of the United States. The gain so described may be offset by certain U.S. source capital losses. You should consult your tax advisor to determine whether you meet the conditions of this tax, and whether any applicable income tax or other treaties provide for different rules.

Backup Withholding and Information Reporting

The Internal Revenue Code and the U.S. Treasury regulations require those who make specified payments to report the payments to the Internal Revenue Service. Among the specified payments are dividends and proceeds from stock dispositions paid by brokers to their customers. The required information returns enable the Internal Revenue Service to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payers to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payer, by furnishing an incorrect identification number, or by failing to report interest or dividends on his returns. The backup withholding tax rate is currently 24%. The backup withholding rules generally do not apply to payments to corporations.

Payments to non-U.S. holders of dividends on common stock generally will not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of common stock will not be subject to information reporting or backup withholding, in each case so long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption (and we or our paying agent do not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied). The certification procedures to claim treaty benefits described under “Distributions,” above, will generally satisfy the certification requirements necessary to avoid the backup withholding tax. We must report annually to the Internal Revenue Service any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to these dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

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Under the U.S. Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder or otherwise establishes an exemption (and the broker does not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied). The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our common stock through a non-U.S. office of a broker that is:

●	a U.S. person (including a foreign branch or office of such person);

●	a “controlled foreign corporation” for U.S. federal income tax purposes;

●	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

●	a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Foreign Account Tax Compliance Act

Pursuant to the “Foreign Account Tax Compliance Act” (FATCA), a U.S. federal withholding tax of 30% may apply to dividends and the gross proceeds of a sale or other disposition of our common stock paid to a “foreign financial institution,” as specially defined under these rules, unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution, which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners. Pursuant to FATCA, a U.S. federal withholding tax of 30% will also apply to dividends and the gross proceeds of a sale or other disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding all such direct and indirect U.S. owners. The withholding taxes described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. The 30% federal withholding tax described in this paragraph generally cannot be reduced under existing tax treaties with the United States, although under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. In addition, an intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph.

Withholding under FATCA (i) generally applies to payments of dividends on our common stock and (ii) will apply to payments of gross proceeds from the sale or disposition of our common stock occurring on or after January 1, 2021.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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PLAN OF DISTRIBUTION

We are offering all of the shares of our common stock under this prospectus to the public in Israel. We will conduct the offering of shares of our common stock in accordance with the Israeli Securities Law and the Israeli Securities Regulations (The Manner of Offering Securities to the Public) of 2007, or the Manner of Offering Regulations, as described below. We may, in our discretion, terminate the offering, in whole or in part, at any time prior to receipt of offering proceeds from investors.

We have entered into a distribution agreement with Poalim I.B.I. – Underwriting & Issuing Ltd., Orion Underwriting and Issuances Ltd., Epsilon Underwriting & Issuing Ltd., and Leumi Partners Underwriters Ltd. Subject to the terms and conditions of the distribution agreement, the distributors have agreed to assist us with selling up to the number of shares of our common stock at the public offering price, less the commissions, as set forth on the cover page of this prospectus, as described below.

The distributors are not required to market any specific number or dollar amount of the shares offered by this prospectus and are under no obligation to purchase any shares for its own account. As a “best efforts” offering, there can be no assurance that the offering contemplated under this prospectus will ultimately be consummated.

Public Offering Price and Distributor Commissions

The shares will be offered directly to the public at the public offering price set forth on the cover of this prospectus. After the offering to the public, the offering price and other selling terms may be changed without changing the proceeds we will receive.

We have agreed to pay the distributors a fee, payable in cash, equal to [___]% of the gross proceeds of the offering. The following table shows the per share and total distributor commissions to be paid to the distributors by us.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Per share	$	$	$	$
Total	$	$	$	$

Lock-Up Agreements

Our executive officers and holders of all shares of our common stock and securities convertible into or exchangeable for shares of our common stock have agreed to be subject to lock-up restrictions in accordance with the requirements of the distributors pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the consummation of this offering, may not execute any transaction or action, including without limitation selling or otherwise transferring, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including, without limitation, shares of our common stock which may be issued upon exercise of a stock option or warrant).

Uniform Offering with Pricing Determined in a Tender Process

We will conduct this offering in accordance with the uniform offering provisions of the Manner of Offering Regulations and the price of the shares of our common stock will be determined through an auction process, which we refer to as the Tender Process. The Tender Process will be conducted pursuant to the Israeli Securities Law and the Manner of Offering Regulations. The Tender Process, which is commonly used for public offerings in Israel, differs from the methods traditionally used in public offerings in the United States.

Overview of the Tender Process

The Tender Process is comprised of two steps. First, we will hold a private auction for investors in Israel meeting the definition of  “Classified Investors,” as such term is defined under the Manner of Offering Regulation, which includes, among others, certain institutional investors, such as pension funds, mutual funds, insurance companies, banks and companies with stockholders’ equity in excess of NIS 50 million, as well as other types of investors including, among others, TASE members, investment advisors and venture capital funds. We expect that a number of Classified Investors will make pre-commitment bids in the early bidding process described below in “— Early Bidding by Classified Investors,” which we refer to as the Early Bidding Process. After the registration statement, of which this prospectus forms a part, is declared effective by the SEC and after the date of publication of the Israeli prospectus with the Israeli Securities Authority (the “ISA”), we will hold a public tender process that is open to all investors in Israel who desire to participate, which we refer to as the Public Tender Process.

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Submission of Bids in the Public Tender Process

After effectiveness of the registration statement of which this prospectus forms a part, the Public Tender Process will commence on the date (the “Date of Tender”) set forth in the notice supplementing the Israeli prospectus for this offering, to be delivered pursuant to the Securities Regulations (Supplementary Notice and Prospectus Draft), 5767–2007 (the “Supplementary Notice”). The Public Tender Process will commence only following the lapse of at least seven hours, at least five of which must be trading hours on the TASE, following the publication of the Israeli prospectus with the ISA.

Each bid will specify the number of units (each unit will consist of 100 shares of our common stock) the investor proposes to purchase and the price the investor is willing to pay. Bids must be denominated in NIS in increments of NIS 1.00 and the offered price per unit must not be less than NIS              (the “Minimum Price”). A bid that is not stated in an increment of NIS 1.00 shall be rounded down to the nearest price increment. A bid indicating a price per unit that is lower than the Minimum Price shall be deemed not to have been submitted.

Bids may be submitted for the purchase of whole units only. A bid for a portion of units will be deemed a request for the number of whole units stated therein, and any fraction of a unit stated therein shall be deemed not to have been submitted. A bid that indicates an offer for less than one unit will not be accepted.

Each bidder may submit up to three offers, which may be for varying numbers of units and/or offered prices (not less than the Minimum Price). For this purpose, a “bidder” includes a family member who resides with the bidder as well as a Classified Investor that bids for units pursuant to the Early Bidding Process. All bids submitted by a Classified Investor, as described below under “— Early Bidding by Classified Investors”, during the Early Bidding Process and the Public Tender Process will be aggregated for purposes of this limit.

All bids during the Public Tender Process must be submitted on forms that can be obtained from the Offering Coordinator, bank branches or other members of the TASE, which we refer to as the Authorized Entities. Bids submitted to us through the Authorized Entities must be received no later than the time set forth in the Supplementary Notice on the Date of Tender. Any bid to purchase units submitted during the Public Tender Process to an Authorized Entity on the Date of Tender will be deemed to have been submitted on that date if received by the Authorized Entity no later than the time set forth in the Supplementary Notice, provided that the Authorized Entity transmits the bid to the Offering Coordinator and the Offering Coordinator receives the bid by the time set forth in the Supplementary Notice on such date. Any bid to purchase units submitted in the Public Tender Process directly to the Offering Coordinator no later than the time set forth in the Supplementary Notice on the Date of Tender will be deemed to have been submitted on that date.

The Authorized Entities must transfer all bids received by them to the Offering Coordinator no later than the time set forth in the Supplementary Notice on the Date of Tender through a virtual lock-box or in sealed envelopes, which will remain sealed until then, and will be placed by the Offering Coordinator in a sealed box together with bids submitted directly to the Offering Coordinator. Authorized Entities will be responsible and liable to the company and the Offering Coordinator for payment in full of proceeds payable to the company for bids submitted through them and which were wholly or partially accepted. Only investors who submit bids during the Tender Process (including Classified Investors) will be permitted to purchase units in this offering.

The submission of bids by an Authorized Entity on behalf of its clients shall be deemed an irrevocable commitment on the part of the Authorized Entity to purchase any securities issued as a result of our acceptance of any part of such bids. The Authorized Entity will be responsible and liable to us and to the Offering Coordinator for the payment of the full consideration due to us in respect of such bids and which are accepted, in full or in part.

Results of the Tender Process and Determination of Unit Price

The sealed box containing the bids submitted in this offering will be opened and the envelopes therein will be opened in the presence of our representative, a representative of the Offering Coordinator and a certified public accountant who will supervise the proper administration of the Tender Process. The results of the Tender Process will be calculated and the bids will be processed as set forth below.

Provided the TASE regulations requiring minimum diversification of public holdings of our shares is satisfied, units will be issued, and the sales price per unit (the “Unit Price”) will be determined, as follows:

●	If the total number of units represented by bids (including bids by Classified Investors as discussed below) cast in the Tender Process is less than the total number of units offered to the public by this prospectus, all the bids will be accepted in full. In this case, the Unit Price will be the Minimum Price. The remaining units offered to the public by this prospectus for which no bids were received will not be issued.

●	If the total number of units represented by bids (including bids by Classified Investors as discussed below) cast in the Tender Process is equal to or greater than the total number of units offered to the public by this prospectus, the Unit Price will be the highest price at which all units offered in this offering can be sold.

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Once the Unit Price has been determined, all units offered in this offering will be allotted to bidders as follows:

●	bids that state a price per unit that is less than the Unit Price will not be accepted;

●	bids that state a price per unit that exceeds the Unit Price will be accepted in full;

●	bids (other than bids received from Classified Investors) that state a price per unit equal to the Unit Price will be accepted on a pro-rata basis, so that a bidder will receive out of the units remaining for distribution, after the issuance of units to bidders who submitted bids stating a price per unit higher than the Unit Price, a percentage of units bid for at the Unit Price by such bidder equal to the quotient of (a) the number of units bid for at the Unit Price by such bidder divided by (b) the total number of units included in all other bids stating the Unit Price (excluding the bids made by Classified Investors in the Early Bidding Process); and

●	units will be issued to Classified Investors as set forth below in “— Early Bidding by Classified Investors.”

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If the issuance of units, as described in the preceding paragraph, will not result in the minimum diversification of public holdings of our shares required under the TASE regulations, then the Classified Investors will not be entitled to any preference with respect to the issuance of units, the Unit Price will be the highest price at which all bids offered in this offering can be sold, and all units offered by this prospectus will be issued to bidders as follows:

●	bids that state a price per unit that is less than the Unit Price will not be accepted;

●	bids that state a price per unit that exceeds the Unit Price will be accepted in full; and

●	bids (including bids received from Classified Investors) that state a price per unit equal to the Unit Price will be accepted on a pro-rata basis, so that a bidder will receive out of the units remaining for distribution, after the issuance of units to bidders who submitted bids stating a price per unit higher than the Unit Price, a percentage of units bid for at the Unit Price by such bidder equal to the quotient of (a) the number of units bid for at the Unit Price by such bidder divided by (b) the total number of units included in all other bids stating the Unit Price (including the bids made by Classified Investors in the Early Bidding Process).

If the issuance of units, as described in the preceding paragraph, will also not result in the minimum diversification of public holdings of our shares required under the TASE regulations, then the Unit Price will be the highest price at which all bids offered in this offering can be sold and all units offered by this prospectus will be issued to bidders as follows:

●	bids that state a price per unit that is less than the Unit Price will not be accepted; and

●	bids (including bids received from Classified Investors) that state a price per unit equal to or greater than the Unit Price will be accepted on a pro-rata basis, so that a bidder will receive out of all units offered in this offering a percentage of units bid for at or above the Unit Price by such bidder equal to the quotient of (a) the number of units bid for at or above the Unit Price by such bidder divided by (b) the total number of units included in all other bids stating a price per unit that is equal to or greater than the Unit Price (including the bids made by Classified Investors in the Early Bidding Process).

If the minimum diversification required under the TASE regulations will not be satisfied by the issuance of units, as described in the preceding paragraph, the Offering Coordinator will establish a new Unit Price, which will not be lower than the Minimum Price, and which will be equal to the highest price per unit at which units may be issued so as to achieve the minimum diversification required under the TASE regulations. No bidder will be issued units in greater number or at a price higher than that stated in their bid. All units issued at the new Unit Price will be issued as follows:

●	bids that state a price per unit that is less than the new Unit Price will not be accepted; and

●	bids (including bids received from Classified Investors) that state a price per unit equal to or greater than the new Unit Price will be accepted on a pro-rata basis, so that a bidder will receive out of all units offered in this offering a percentage of units bid for at or above the new Unit Price by such bidder equal to the quotient of (a) the number of units bid for at or above the new Unit Price by such bidder divided by (b) the total number of units included in all other bids stating a price per unit that is equal to or greater than the new Unit Price (including the bids made by Classified Investors in the Early Bidding Process).

If the minimum diversification required under the TASE regulations will not be satisfied by the issuance of units at the new Unit Price, as described in the preceding paragraph, then we will terminate this offering.

Notice to Bidders and Payment of the Unit Price

On the first TASE trading day following the Date of Tender, which we refer to as the Closing Day, we will publish a press release announcing the results of the Tender Process and will file such press release with the ISA and the TASE.

No later than 10:00 a.m. Israel time on the Closing Day, the Offering Coordinator will deliver via the Authorized Entities to each investor who submitted one or more bids in the Tender Process notice of acceptance of their bids. The notice will indicate (a) the Unit Price, as determined by the Tender Process, (b) the number of units that will be allocated to such bidder and (c) the aggregate consideration owed by such bidder for such units. A bidder who was allocated units will have until 12:00 p.m. Israel time on the Closing Day to transfer to the Offering Coordinator, through the Authorized Entities, the aggregate consideration for such units.

102

Early Bidding by Classified Investors

Prior to the date of the Public Tender Process, we will hold an Early Bidding Process for Classified Investors, pursuant to which we anticipate receiving pre-commitment bids from Classified Investors to submit bids for units, with each Classified Investor indicating its interest to purchase units in an aggregate amount per bid greater than or equal to NIS               . Each pre-commitment bid will be required to specify the minimum number of units and minimum price under which the Classified Investor would be interested in purchasing units.

Affiliates of distributors that qualify as Classified Investors will be permitted to participate in the Early Bidding Process on the same terms as other Classified Investors and may participate in the Public Tender Process on the same terms as the general public.

A Classified Investor may, on the Date of Tender, increase the price per unit stated in such Classified Investor’s early indication of interest by NIS 1.00 increments by delivering a written notice to the Offering Coordinator by the time set forth in the Supplementary Notice on the Date of Tender. A Classified Investor may also bid for and purchase more units than stated in its early indication of interest. Any such bid for additional units, however, would not constitute a bid from a Classified Investor for purposes of this offering and will not be subject to the Early Bidding Process described in the following paragraphs, but rather will be regarded as a bid from the public made in connection with the Public Tender Process.

Pursuant to the Manner of Offering Regulations, in the event this offering is oversubscribed at the Unit Price as a result of the Tender Process, the issuance of securities to Classified Investors who bid in the Early Bidding Process at the Unit Price shall be as follows:

●	If the oversubscription is up to 5 times the offered number of units, each Classified Investor will be issued 100% of the number of units such Classified Investor has indicated its interest to purchase.

●	If the oversubscription is greater than 5 times the offered number of units, each Classified Investor will be issued 50% of the number of units such Classified Investor has indicated its interest to purchase.

●	If, after deducting the number of units for which bids were made at a price above the Unit Price, the number of remaining offered units is insufficient to allow for the allocation as set forth in the applicable preceding bullet, then the number of units issued to the Classified Investors will be pro rata to each early indication of interest out of total early indications of interest submitted at the same unit price.

Notwithstanding the foregoing allocation method, the total number of units subscribed for by Classified Investors shall not exceed the number stipulated in the Manner of Offering Regulations.

Pre-commitment bids by Classified Investors will be submitted as part of the Public Tender Process and will be deemed to be bids submitted by the public for the purpose of determining the Unit Price in accordance with the mechanism described above under “— Results of the Tender Process and Determination of Unit Price”. If this offering is not oversubscribed as a result of the Public Tender Process, pre-commitment bids by Classified Investors will be deemed to be bids submitted by the public for the purpose of issuance of units. Any units allocated to the Classified Investors will be sold to the Classified Investors at the Unit Price.

We will pay to each Classified Investor an early commitment fee equal to a certain percentage, set forth in the Supplementary Notice, of the product of  (i) the number of units the Classified Investor indicated its interest to acquire during the Early Bidding Process multiplied by (ii) the Minimum Price. As a result Classified Investors who submitted successful bids early in the Tender Process will pay a price per unit that is effectively lower than the price per unit paid by other investors.

103

Pre-commitment bids submitted by Classified Investors during the Early Bidding Process may be withdrawn by such Classified Investors at any time prior to the time at which submissions begin in the Public Tender Process. Classified Investors seeking to withdraw their pre-commitment bids may do so by notifying the Offering Coordinator through which such Classified Investors submitted its indication of interest during the Early Bidding Process. Absent any such withdrawals, on the Closing Date each Classified Investor will be responsible and liable to us and to the Offering Coordinator through which the Classified Investors bid, for the payment of the full consideration due to us in respect of all accepted bids accepted. The consideration owed by the Classified Investors for units allocated to them as described above shall be transferred to the Offering Coordinator through the TASE members by 12:00 p.m. Israel time on the Closing Day and will be deposited by the Offering Coordinator in the Special Account as discussed below in “— The Special Account”. No funds will be accepted or deposited into the Special Account prior to the effectiveness of the registration statement of which this prospectus forms a part.

The Special Account

We expect to appoint Poalim I.B.I. – Underwriting & Issuing Ltd. (the “Offering Coordinator”) to act as our offering coordinator to administer this offering. We will pay the Offering Coordinator a fixed fee of NIS          (approximately $           ) plus tax for its services based on a contractual arrangement. Prior to the date of issuance or the Date of Tender, as the case may be, the Offering Coordinator will open a special trust account, or the Special Account, in our name with an Israeli bank. All proceeds received with respect to bids for units that are accepted in this offering will be deposited in the Special Account. The Special Account will be managed exclusively by the Offering Coordinator in our name. No funds will be accepted or deposited into the Special Account prior to the effectiveness of the registration statement of which this prospectus forms a part.

Issuance of Securities

Subject to the fulfillment of all TASE listing requirements for listing shares of our common stock, including compliance with the minimum diversification requirements and with the requirements concerning minimum holdings and value of holdings by the public, and all other conditions for the issuance of securities in this offering have been met, we will issue units, which consist of shares of our common stock, represented by bids which were accepted by us, in whole or in part, in this offering and for which the consideration was paid in full. These units will then be transferred to the account of the Offering Coordinator, which in turn, will transfer such units to the relevant TASE members for the accounts of the bidders.

Expenses

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the distributor commissions, will be approximately $1.0 million.

Obtaining a Prospectus

A prospectus in electronic format may be made available on the web sites maintained by the distributors or selling group members, if any, participating in the offering.

Listing

We have applied to list our common stock on the TASE under the symbol “QNRG.” Our common stock will not be listed on a national securities exchange in the United States.

Neither we nor the distributors can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the initial public offering price.

104

Other Services Provided by the Distributors

The distributors and their affiliates may continue to provide from time to time commercial banking, financial advisory, investment banking and other services to us and our affiliates for which they may continue to receive customary fees and commissions.

In addition, from time to time, the distributors and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

No Offers or Sales in the United States

The offering is a registered initial public offering solely in Israel by a U.S. domestic issuer, which will be marketed through Israeli distributors. The TASE Clearing House, the clearing entity for the offering, is not permitted under its rules to accept securities that are subject to transfer restrictions of the kind required under Rule 905 of Regulation S. Consequently, we have decided, as an unlisted U.S. domestic issuer, to effect our initial public offering and public listing of our equity securities on the TASE in Israel by use of a full Form S-1 registration process under the Securities Act. By relying on this registration process instead of resorting to an unregistered Regulation S offering, we will be able to satisfy the listing requirements of the TASE while simultaneously complying fully with the Securities Act. Because the registered public offering that we are undertaking is targeted solely at non-U.S. investors in Israel, no U.S. underwriters or distributors will be involved in the offering.

Although the shares offered by this prospectus are being registered under the Securities Act, no shares will be offered, sold or delivered within the United States or to U.S. persons (as defined in Regulation S), and no directed selling efforts (as defined in Regulation S) in the United States relating to us or the offering of the shares by this prospectus will be made by the distributors. The shares offered by this prospectus through the distributors will only be offered, sold and delivered to non-U.S. persons (as defined in Regulation S) in offshore transactions (as defined in Regulation S) outside the United States. Selling efforts by us, the distributors or anyone acting on behalf of us or any of the distributors will only be conducted in Israel and directed only to Israeli investors who are also non-U.S. persons (as defined in Regulation S).

The Israeli distributors for the offering are not subject to the requirements to which U.S. broker-dealers are subject under the Exchange Act (i.e., not required to be registered as a U.S. broker-dealer or to act through an affiliate that is registered as a U.S. broker-dealer). As a result, the Israeli distributors will not be conducting any marketing activities, offers or sales in or into the United States or involving U.S. persons in connection with the offering. References to Regulation S in this prospectus relate solely to the use of the clear definitions and principles found in Regulation S to structure the necessary and appropriate restrictions on offering, solicitation and underwriting activities in or into the United States or with respect to U.S. persons.

Selling Restrictions Outside the United States

Other than in the United States and Israel, no action has been taken by us or the distributors that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

105

EXPERTS

The financial statements as of December 31, 2019 and 2020, and for each of the two years in the period ended December 31, 2020, included in this prospectus have been so included in reliance on the report of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by McDermott Will & Emery LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. A copy of the registration statement, including the exhibits and the consolidated financial statements and related notes filed as a part of the registration statement, may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon the payment of fees prescribed by it. You may call the SEC at (800) SEC-0330 for more information on the operation of the public reference facilities. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding companies that file electronically with it.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.qenergy.com. Upon the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not incorporated by reference into, and is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. In connection with a listing of our shares of common stock on the TASE, we will be subject to the applicable Israeli reporting requirements pursuant to the Israeli Securities Law and the regulations promulgated thereunder which currently apply to companies listed on the TASE, for so long as they apply to us.

106

QNERGY INC.

FINANCIAL STATEMENTS

U.S. DOLLARS IN THOUSANDS

INDEX

Page
Years Ended December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of December 31, 2020 and 2019	F-3

Statements of Operations for the years ended December 31, 2020 and 2019	F-4

Statements of Preferred Shares and Shareholders’ Deficit for the years ended December 31, 2020 and 2019	F-5

Statements of Cash Flows for the years ended December 31, 2020 and 2019	F-6

Notes to Financial Statements	F-7 - F-33

Interim Condensed Financial Statements as of June 30, 2021	F-33

Interim Condensed Balance Sheets (Unaudited) as of June 30, 2021	F-34

Interim Condensed Statements of Operations (Unaudited) for the six months ended June 30, 2021 and the three months ended June 30, 2021	F-35

Interim Condensed Statements of Preferred Shares and Shareholders’ Deficit (Unaudited) for the six months ended June 30, 2021 and the three months ended June 30, 2021	F-36

Interim Condensed Statements of Cash Flows (Unaudited) for the six months ended June 30, 2021	F-38

Notes to the Interim Condensed Financial Statements	F-39 - F-45

- - - - - - - - - - - - - - - - -

F-1

Kost Forer Gabbay & Kasierer 2 Pal-Yam Blvd. Brosh Bldg. Haifa 3309502, Israel	Tel: +972-4-8654000 Fax: +972-3-5633439 ey.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of QNERGY INC.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Qnergy Inc. (the “Company”) as of December 31, 2020 and 2019 and the related statements of operations, changes in preferred shares and shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KOST FORER GABBAY & KASIERER
A Member of EY Global

We have served as the Company’s auditor since 2013.
Haifa, Israel
May 7, 2021

F-2

QNERGY INC.

BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

	December 31,
	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$4,444	$2,071
Accounts receivable	1,178	1,283
Prepaid expenses and other assets	88	129
Inventories, net	2,581	2,129
Total current assets	8,291	5,612
Property and equipment, net	2,457	2,982
Operating lease right-of-use assets	904	1,086
Intangible assets, net	1,771	1,907
Total assets	$13,423	$11,587

LIABILITIES, PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Trade payables	$605	$674
Accrued expenses and other liabilities	1,198	1,268
Deferred revenues	138	66
Current maturities of long-term debt	1,500	1,125
Total current liabilities	3,441	3,133
Long-term operating lease liabilities	744	940
Long-term loans	2,032	1,835
Shareholders’ loan	-	6,166
Shareholders’ convertible loans	-	3,837
Conversion component of convertible loans	-	703
Warrants to purchase preferred shares	442	112
Total liabilities	6,659	16,726

Preferred shares of $0.0001 par value: 749,000 and 500,000 shares authorized as of December 31, 2020 and 2019, respectively; 733,273 and 500,000 issued and outstanding as of December 31, 2020 and 2019, respectively. Liquidation preference of $55,000 and $20,000 at December 31, 2020 and 2019, respectively.	29,703	12,820

Shareholders’ deficit:
Ordinary shares of $0.0001 par value: 2,001,000 and 1,500,000 shares authorized as of December 31, 2020 and 2019; 1,000,000 issued and outstanding as of December 31, 2020 and 2019.	*)-	*)-
Additional paid-in capital	16,413	16,326
Accumulated deficit	(39,352)	(34,285)
Total shareholders’ deficit	(22,939)	(17,959)
Total liabilities, preferred shares and shareholders’ deficit	$13,423	$11,587

*) Amount less than $1.

The accompanying notes are an integral part of these financial statements.

May 7, 2021
Date of approval of the financial statements	Asaf Vos, Chief Financial Officer	Ory Zik, Chief Executive Officer	Nachman Pundak, Chairman of the Board of Directors

F-3

QNERGY INC.

STATEMENTS OF OPERATIONS

U.S. dollars in thousands (except share and per share data)

	Year Ended December 31,
	2020	2019

Revenues	$8,603	$8,771
Cost of revenues	7,922	8,081
Gross profit	681	690
Operating expenses:
Research and development	2,015	2,210
Sales and marketing	1,455	963
General and administrative	1,311	1,217
Total operating expenses	4,781	4,390
Operating loss	4,100	3,700
Financial expenses, net	967	1,346
Loss	$5,067	$5,046

Loss per share attributable to ordinary shareholders, basic and diluted	$5.07	$50.46

Weighted-average shares used in computing the loss per share attributable to ordinary shareholders, basic and diluted	1,000,000	100,000

The accompanying notes are an integral part of these financial statements.

F-4

QNERGY INC.

STATEMENTS OF PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

U.S. dollars in thousands (except share and per share data)

	Preferred Shares **)		Ordinary Shares			Additional Paid-in	Accumulated	Total shareholders’
	Number	Amount	Number	Amount		Capital	deficit	deficit

Balance as of January 1, 2019	-	$-	100,000	$	*)-	$2,712	$(29,239)	$(26,527)

Issuance of Ordinary shares and preferred shares (1)	500,000	12,820	900,000		*)-	13,341	-	13,341
Capital reserve related to loan from shareholders	-	-	-		-	255	-	255
Share-based compensation expense	-	-	-		-	18	-	18
Loss	-	-	-		-	-	(5,046)	(5,046)

Balance as of December 31, 2019	500,000	12,820	1,000,000		*)-	16,326	(34,285)	(17,959)
Issuance of series B preferred shares, net of issuance costs of $80 (2)	130,180	5,920	-		-	-	-	-
Conversion of shareholders’ loan into preferred shares (2)	1,000	6,257	-		-	-	-	-
Conversion of convertible loan into preferred shares (2)	102,093	4,706	-		-	-	-	-
Capital reserve related to loan from shareholders	-	-	-		-	67	-	67
Share-based compensation expense	-	-	-		-	20	-	20
Loss	-	-	-		-	-	(5,067)	(5,067)

Balance as of December 31, 2020	733,273	$29,703	1,000,000	$	*)-	$16,413	$(39,352)	$(22,939)

*) Amount less than $1.

**) Includes Preferred A, A-1, B, and B-1 shares.

(1) See Note 11d.

(2) See Note 11b.

The accompanying notes are an integral part of these financial statements.

F-5

QNERGY INC.

STATEMENTS OF CASH FLOWS

U.S. dollars in thousands (except share and per share data)

	Year Ended December 31
	2020	2019

Cash flows from operating activities:
Loss	$(5,067)	$(5,046)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation of property and equipment	770	551
Amortization of intangible assets	136	136
Capital loss from sale of property and equipment	-	9
Share-based compensation expense	20	18
Finance expenses, net	698	1,190
Changes in operating assets and liabilities:
Accounts receivable	105	(439)
Prepaid expenses and other assets	41	(99)
Inventories, net	(452)	(706)
Operating lease right-of-use assets and liabilities, net	28	8
Trade payables	(69)	135
Accrued expenses and other liabilities	(112)	227
Deferred revenues	72	66
Net cash used in operating activities	(3,830)	(3,950)

Cash flows from investing activities:
Purchase of property and equipment	(245)	(169)
Proceeds from sale of property and equipment	-	4
Net cash used in investing activities	(245)	(165)

Cash flows from financing activities:
Proceeds from issuance of preferred shares, net of issuance costs	5,920	-
Proceeds from loans	653	2,900
Repayment of a loan	(125)	-
Proceeds from convertible loans	-	3,000
Proceeds from issuance of warrants	-	100
Net cash provided by financing activities	6,448	6,000

Net increase in cash and cash equivalents	2,373	1,885
Cash and cash equivalents at the beginning of the year	2,071	186

Cash and cash equivalents at the end of the year	$4,444	$2,071

Supplemental disclosures of cash flows
Interest paid	$268	$102

Supplemental disclosures of noncash investing and financing information:
Conversion of shareholder’s convertible loan into B-1 Preferred shares	$4,706	$-
Conversion of shareholder’s loan into A-1 Preferred shares	$6,257	$-
Conversion of capital note into Ordinary shares	$-	$26,161
Right-of-use asset recognized with corresponding lease liability	$-	$1,242

The accompanying notes are an integral part of these financial statements.

F-6

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:- GENERAL

a.	Qnergy Inc. (the “Company”) was incorporated in Delaware, USA on October 30, 2013. The Company is engaged in development, production, sales and marketing and maintenance of system suppling energetic and/or electric power, including engines and generators, based on thermodynamic technologies to produce electricity and heat, using an external combustion engine.

Until December 31 ,2019, Qnergy Inc. was a wholly owned subsidiary of Qnergy Ltd., an Israeli corporation. On December 31, 2019, Qnergy Ltd., the former parent company, transferred 100% of its holdings in the Company to its shareholders - Kibbutz Ein Harod Ihud (“E.H.I. Holdings”), Tene Growth Capital (Investment Fund) and Tene Investment in Qnergy Limited Partnership, as a payment for a redemption of redeemable shares by Qnergy Ltd. to its shareholders (all together - “the Restructuring”). Upon completion of the Restructuring, Qnergy Ltd. is no longer a shareholder of the Company. The transactions prior to the Restructuring were accounted for as transactions between entities under common control at carrying amount, which required retrospective combination of the Company and Qnergy Ltd. for all periods presented.

b.	Since incorporation through December 31, 2020, the Company has incurred accumulated losses in the amount of $39,352 and negative cash flows from operations in the amount of $3,830 for the year than ending. The Company has financed its operations mainly through the issuance and sale of shares, convertible loans, other long-term loans and by payments received from sales of its products. On April 21, 2021, the Company entered into a credit line agreement of up to $3,000 with a certain investor (See Note 17c). As a result, the Company’s cash and cash equivalents as of the approval date of these financial statements, and management’s plans will allow the Company to fund its operating plans for at least twelve months from the approval date of these financial statements. However, the Company expects to continue to incur expenses related to its ongoing operations and in order to continue its future operations, the Company will need to obtain additional funding until becoming profitable.

c.	The COVID-19 pandemic:

During 2020, the Company experienced disruptions to its business impacting revenues and its financial results. In order to mitigate the impact of the decline in business as a result of the pandemic, the Company implemented cost savings measures through 2020 and in addition reduced its production capacity.

While the Company expect that this public health threat will be eased by global vaccination and lifted restrictions on traveling, current macro-economic environment and current uncertainties regarding the potential impact of COVID-19 may have on the Company’s business, there can be no assurance that the Company’s estimates and assumptions used in the measurement of various assets and liabilities in the financial statements will prove to be accurate predictions of the future. If the Company’s assumptions regarding forecasted cash flows are not achieved, it is possible that an impairment review may be triggered and certain assets and liabilities in the financial statements may be impaired. Additionally, the Company’s liquidity could be negatively impacted if these conditions continue for a significant period of time and the Company may be required to pursue additional sources of financing to obtain working capital, maintain appropriate inventory levels, and meet the Company’s financial obligations. Currently, capital and credit markets have been disrupted by the crisis and the Company’s ability to obtain any required financing is not guaranteed and largely dependent upon evolving market conditions and other factors. Depending on the continued impact of the crisis, further actions may be required to improve the Company’s cash position and capital structure.

F-7

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:- GENERAL (CONT.)

c.	The COVID-19 pandemic: (Cont.)

Accordingly, the COVID-19 pandemic and the related global reaction could have a material adverse effect on the Company’s business, results of operations and financial condition.

NOTE 2:- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of Presentation: The financial statements were prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”).

b.	Use of estimates in the preparation of financial statements:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods and accompanying notes. Significant items subject to such estimates and assumptions include, but are not limited to, the allocation of transaction price among various performance obligations, the allowance for doubtful accounts, the fair value of financial assets and liabilities, the fair value of acquired intangible assets, the useful lives of acquired intangible assets and property and equipment and the determination of the fair value of the Company’s share-based compensation. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

c.	Functional currency and presentation currency:

The vast majority of the Company’s financing activities, including equity transactions, cash investments, costs and revenues are generated in U.S. dollars (“USD” and/or “$”). The Company’s management believes that the USD is the currency of the primary economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the USD.

Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are remeasured into U.S. dollars in accordance with Statement of the Accounting Standard Codification (“ASC”) Topic 830, “Foreign Currency Matters”. All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the statement of operations as financial income or expenses, as appropriate.

d.	Cash equivalents:

Cash and cash equivalents consist of cash in banks and highly liquid investments, such as money market funds, with an original maturity of three months or less at the date of purchase.

F-8

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

e.	Accounts receivable:

Accounts receivable are recorded at the invoiced amount and amounts for which revenue has been recognized but not invoiced. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts based on a combination of factors, including an assessment of the current customer’s aging balance, the nature and size of the customer, the financial condition of the customer, and the amount of any receivables in dispute. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. The allowance of doubtful accounts was not material for the periods presented.

f.	Inventories, net:

Inventories are stated at the lower of cost or net realizable value. The cost of inventories comprises costs of purchase and costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less estimated costs of completion and estimated selling costs. An inventories’ write-off provision is recorded when inventory is determined to be in excess of anticipated demand or obsolete in order to adjust inventory to its estimated realizable value.

At the point for write-off recognition, a new, lower cost basis is established, and subsequent changes in facts circumstances do not result in the restoration or increase in the inventory newly established basis.

Cost of inventories is determined as follows:

Raw Materials	-	Cost is determined based on the weighted average cost.

Work in progress and finished goods	-	Cost is determined on the basis of a weighted average basis, which includes materials, labor and manufacturing overhead. Finished goods are stated at the lower of cost and net realizable value.

The following table provides the details of the change in the Company’s provision for inventory write-off:

	December 31,
	2020	2019

Inventory provision, beginning of the year	$226	$358
Increase	156	113
Write-off	(291)	(245)

Inventory provision, end of the year	$91	$226

F-9

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

g.	Property and equipment, net:

Property and equipment are stated at cost net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful life of the respective assets. Expenditures for maintenance and repairs are expensed as incurred.

The estimated useful life of the Company’s property and equipment are as follows:

Years

Machinery and equipment	5 - 10 (mainly 10)
Electronics, communication equipment and computers	3 - 5 (mainly 3)
Office equipment and vehicles	6 - 10 (mainly 6)
Furniture	10
Leasehold improvements	Shorter of remaining lease term or estimated useful life

h.	Leases:

The Company determines if an arrangement is a lease at inception and recognize in accordance with ASC Topic 842, “Leases”. Operating leases are included in operating lease right-of-use (“ROU”) assets, accrued expenses and other liabilities and long-term operating lease liabilities in the Company’s balance sheets.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term.

The Company uses incremental borrowing rates based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives, if any. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expenses for lease payments are recognized on a straight-line basis over the lease term.

Upon adoption as of January 1, 2019, the Company did not have any lease agreement with periods exceeding 12 months. The Company elected the practical expedient of the short-term lease recognition exemption for all leases with a term shorter than 12 months.

i.	Intangible assets, net:

Intangible assets consist of purchased technology. This intangible asset is stated at cost net of accumulated amortization and impairments and is amortized over its useful life using the straight-line method, which reflects the applicable expected utilization pattern.

In determining the estimated fair value of identifiable intangible assets, the Company utilized a royalty relief method model. The key assumptions within the model related to forecasting future revenue and operating income, an appropriate discount rate and an appropriate life span were assumed for 15 years based on the nature of the long-lived asset The Company routinely reviews the remaining estimated useful life of the technology intangible asset.

F-10

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

j.	Impairment of non-financial assets:

The Company’s long-lived assets are reviewed for impairment in accordance with ASC Topic 360-10-35, “Property, Plant and Equipment - Subsequent Measurement”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company evaluates the recoverability of long-lived assets, including property and equipment, ROU and intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable. Such events and changes may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends, and changes in the Company’s business strategy. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. There were no impairment charges to long-lived assets during the periods presented.

k.	Revenue recognition:

Revenues are recognized in accordance with ASC Topic 606, “Revenue from Contracts With Customers”, revenue from contracts with customers is recognized when control of the promised goods or services is transferred to the customers, in an amount that the Company expects in exchange for those goods or services.

The Company’s revenues are comprised of revenues from sales and installation of products (units), and other services, including extended warranty, software, service calls and related consumables.

Sales of Product:

Revenues from sales of products are generated from the sale and installation of products, which are made through distributors or through direct purchase. All products include a one-year assurance type warranty. The Company recognizes revenues from contracts with customers for the sales of products when control is transferred based on the agreed INCOTERMS, which is generally when the system has been shipped from the Company’s premises to the customer. Revenues from installations are recognized upon completion of installation, which is generally when the system has been installed and running at full power as defined in each contract.

Revenue from services:

Revenues from services are generated from access to software for monitoring the products (units), without providing the customer with the right to take possession of the software. In addition, all customers may extend the standard one-year assurance type warranty with an extended warranty that includes support and maintenance services. Customers can renew their extended warranty agreements on an annual basis for up to three years, at prices determined at the time of renewal

The Company recognizes revenue under the core principle that transfer of control to the Company’s customers should be depicted in an amount reflecting the consideration the Company expects to receive in revenue. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when the performance obligation is satisfied.

1.	Identify the contract with a customer:

A contract is an agreement between two or more parties that creates enforceable rights and obligations. In evaluating the contract, the Company analyzes the customer’s intent and ability to pay the amount of promised consideration (credit risk) and considers the probability of collecting substantially all the consideration. The Company determines whether collectability is reasonably assured on a customer-by-customer basis pursuant to various criteria including Company’s historical experience, credit insurance and other inputs.

F-11

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

k.	Revenue recognition: (Cont.)

2.	Identify the performance obligations in the contract:

Performance obligations promised in a contract are identified based on the products or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the product or service either on its own or together with other resources that are readily available from the Company, and are distinct in the context of the contract, whereby the transfer of the products or services is separately identifiable from other promises in the contract.

For sales of products, the Company’s performance obligations include the product and installations. Each of the product and installation provide standalone functionality to the customer and is therefore deemed a distinct performance obligation.

For services, the Company provides access to its software, without providing the customer with the right to take possession of its software, which the Company considers to be a single performance obligation. In addition, the Company provide extended warranty for its customers (for 1-3 years), starting after the one-year assurance-type warranty expires, which the Company considers to be a single performance obligation as well. At a contract’s inception, the Company assesses the goods or services promised in a contract with a customer and identifies the performance obligations.

3.	Determine the transaction price:

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring products or delivery of services to the customer.

Payment terms and conditions vary by contract type, although terms generally include a requirement to pay within 30 days.

The Company has determined its contracts generally do not include a significant financing component or variable considerations.

4.	Allocation of the transaction price to the performance obligations in the contract:

The Company performs an allocation of the transaction price to each separate performance obligation, in proportion to their relative standalone selling prices (“SSP”). In most cases, the Company is able to establish a SSP based on the observable prices of products and services sold separately in comparable circumstances to similar customers. The Company reassesses the SSP on a periodic basis or when facts and circumstances change.

5.	Recognize revenue when or as the Company satisfies a performance obligation:

Revenue is recognized when or as performance obligations are satisfied by transferring control of a promised good or service to a customer. Control transfers at a point in time, which affects when revenue is recorded.

As above mentioned, revenues from sales of products are recognized when control is transferred (based on the agreed International Commercial terms, or “INCOTERMS”). Revenues from installations are recognized upon completion of installation, which is generally when the system has been installed and running at full power as defined in each contract.

Revenues related to extended warranty services, software and other services are recognized over time on a straight-line basis over the contract term beginning on the date access is provided.

F-12

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

k.	Revenue recognition: (Cont.)

Disaggregation of Revenues

Revenue attributable to the Company’s different products and services was as follows:

	Year Ended December 31,
	2020	2019

Products	$7,742	$8,105
Services	861	666

	$8,603	$8,771

Revenue attributable to the Company’s domicile and other geographic areas based on the location of the buyers was as follows:

	Year Ended December 31,
	2020	2019

USA	87%	81%
Canada	13%	19%

The following table summarizes the Company’s major customers:

	Year Ended December 31,
	2020	2019

Regional distributor A	37%	47%
Regional distributor B	8%	15%

Deferred revenues

The Company records deferred revenues, when it receives payments from customers before performance obligations have been performed and satisfied. As of December 31, 2020 and 2019, the Company recorded deferred revenues balances which amounted to $138 and $66, respectively, and include prepayments from different customers. The Company anticipates that it will satisfy all of its performance obligation associated with the deferred revenues within the prospective fiscal year.

Costs to obtain a contract

The costs to obtain a contract include mainly sales commissions. The Company recognizes the incremental costs of obtaining contracts as an expense based on the recognition of each performance obligation. For the years ended December 31, 2020 and 2019, the Company recorded expenses for sales commissions in amounts of approximately $87 and $138, respectively.

F-13

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

l.	Warranty:

In connection with the sale of its products, the Company provides product warranty for a one-year period. Based on engineering estimates and management’s assumptions, the liability from these warranties was set at $124 and $160 as of December 31, 2020 and 2019, respectively. The provision is presented as part of accrued expenses and other liabilities.

m.	Employees defined contribution plan:

The Company has a 401(k) defined contribution plan covering all employees. All eligible employees may elect to contribute up to 100% of their compensation to the plan, but for 2020 and 2019, generally not greater than $19.5 and $19 per year, respectively, (for certain employees over 50 years of age the maximum contribution is $26 and $25 per year, respectively), of their annual compensation to the plan through salary deferrals, subject to Internal Revenue Service limits. The Company contributes 3% of employee compensation to the plan with no limitation. During the years ended December 31, 2020 and 2019, the Company recorded expenses for matching contributions in amounts of $103 and $93, respectively.

n.	Research and development expenses:

Research and development expenses are primarily comprised of costs of the Company’s research and development personnel, materials, subcontractors, allocated overheads and other related expenses.

o.	Sales and marketing expenses:

Sales and marketing expenses are primarily costs of the Company’s marketing personnel and service providers, allocated overheads and other related expenses.

p.	Income taxes:

The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”), using the liability method whereby deferred tax assets and liability account balances are determined based on the differences between financial reporting and the tax basis for assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. ASC 740 also clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. ASC 740 utilizes a two-step approach for evaluating tax positions.

Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied (i.e., the position is more-likely-than-not to be sustained) otherwise a full liability in respect of a tax position not meeting the more-likely-than-not criteria is recognized. Under step two, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis, which is more than 50% likely of being realized upon ultimate settlement. As of December 31, 2020, and 2019, the Company did not identify any significant uncertain tax positions.

F-14

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

q.	Accounting for Share-Based Compensation:

The Company accounts for share-based compensation in accordance with ASC 718, “Compensation-Stock Compensation” (“ASC 718”). ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an Option-Pricing Model (“OPM”). The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s statements of operations. The Company recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards.

The Company selected the Black-Scholes-Merton (“B&S”) OPM as the most appropriate fair value method for its share-based compensation, in which for the year ended on December 31, 2020 and 2019, options expenses amounted to $20 and $18, respectively (see Note 11e). The OPM requires a number of assumptions, such as the fair market value of the underlying ordinary share; The expected option term was calculated based on the simplified method, which uses the midpoint between the vesting date and the contractual term, as the Company does not have sufficient historical data to develop an estimate based on participant behavior; The expected volatility which is based on implied volatility of other comparable publicly-traded companies; The dividend yield, in which the Company has historically not paid dividends and has no foreseeable plans to issue dividends and therefore is set at 0%; and the risk-free interest rate is based on the yield from U.S. treasury zero-coupon bonds with an equivalent term. The assumptions used to determine the fair value of the options represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

The fair value of the options granted on July 9, 2019, was set using the following assumptions:

Dividend yield (%)	0
Expected volatility (%)	69%
Risk-free interest rate (%)	1.92%
Expected life (in years)	6.25

r.	Basic and diluted loss per share:

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its preferred shares to be participating securities as the holders of the preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

F-15

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

s.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company’s cash and cash equivalents are invested in USD, mainly with major banks in the United States.

The Company’s trade receivables are derived from sales to customers located in the United States and Canada. The Company performs ongoing credit evaluations of its customers and to date has not experienced any substantial losses. In certain circumstances, the Company requires letters of credit or prepayments. An allowance for doubtful accounts is provided with respect to specific receivables that the Company has determined to be doubtful of collection. For those receivables not specifically reviewed, provisions are recorded at a specific rate, based upon the age of the receivable, the collection history, current economic trends and management estimates of future economic conditions. Refer to Note 2.k for a table which summarizes the Company’s major customers.

The Company has no off-balance-sheet concentration of credit risk such as foreign exchange contracts or other foreign hedging arrangements.

t.	Segment reporting:

The Company identifies operating segments in accordance with ASC Topic 280, “Segment Reporting”, as components of an entity for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and evaluating financial performance.

The Company defines the term “chief operating decision maker” to be its chief executive officer. The Company determined it operates in one operating segment and one reportable segment.

u.	Fair value of financial instruments:

The Company accounts for certain assets and liabilities at fair value under ASC Topic 820, “Fair Value Measurements and Disclosures” (“ACS 820”). Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

F-16

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

u.	Fair value of financial instruments: (Cont.)

As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1	-	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	-	Include other inputs that are directly or indirectly observable in the marketplace.
Level 3	-	Unobservable inputs which supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company categorized each of its fair value measurements in one of these three levels of hierarchy.

The following table sets forth the Company’s assets and liabilities that were measured at fair value as of December 31, 2020 and 2019, by level within the fair value hierarchy:

Measured at fair value on a	Fair Value	Fair value measurements as of December 31,
recurring basis:	Hierarchy	2020	2019

Financial assets:
Cash equivalents:
Money market mutual funds	Level 1	$4,202	$1,692

Financial liabilities:
Conversion component of convertible loans	Level 3	-	703
Warrants to purchase preferred shares	Level 3	$442	$112

The carrying amount of cash and cash equivalents, trade receivables. prepaid expenses and other assets, trade payables, accrued expenses and other liabilities, long-term loans and Shareholders’ loan approximates their fair value due to the short-term maturity of such instruments.

v.	Contingent liabilities:

The Company accounts for its contingent liabilities in accordance with ASC Topic 450, “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

With respect to legal matters, when applicable, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter.

F-17

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

w.	Recently issued accounting standards and not yet adopted by the Company:

As an “emerging growth company”, the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflects this election.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. In November 2019, the FASB issued ASU No. 2019-10 which delayed the effective date of ASU 2016-13 for smaller reporting companies and other non-SEC reporting entities to fiscal years beginning after December 15, 2022, including interim periods within those fiscal periods. Early adoption is permitted. As a result, the guidance will be effective for the Company beginning January 1, 2023, and interim periods therein. The Company is currently evaluating the effect that ASU 2016-13 will have on its financial statements and related disclosures.

NOTE 3:- PREPAID EXPENSES AND OTHER ASSETS

	December 31,
	2020	2019

Prepaid expenses	$49	$83
Advances to suppliers	39	46

	$88	$129

NOTE 4:- INVENTORY, NET

	December 31,
	2020	2019

Raw materials	$2,437	$2,238
Work in progress	158	117
Finished goods	77	-

	2,672	2,355
Less - provision for slow moving inventory	(91)	(226)

	$2,581	$2,129

F-18

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 5:- PROPERTY AND EQUIPMENT, NET

	December 31,
	2020	2019

Cost:
Leasehold improvements	$210	$171
Machinery and equipment	6,157	5,961
Electronics, communication equipment and computers	109	99
Furniture	24	24
Office equipment and vehicles	22	22

	6,522	6,277
Less - Accumulated depreciation	(4,065)	(3,295)

	$2,457	$2,982

Depreciation expenses for the years ended December 31, 2020 and 2019, amounted to $770 and $551, respectively.

NOTE 6:- LEASES

a.	Office lease:

On February 1, 2019, the Company entered into a lease agreement for the Company’s office and ground floor space in Ogden, State of Utah, ending on February 1, 2022 (the “Lease”). The company shall have a right to renew this Lease for a maximum of one three-years renewal period, which the Company expects to exercise.

b.	The following table summarizes the Company’s lease-related assets and liabilities recorded on the balance sheets:

		December 31,
	Classification	2020	2019

Lease assets:
Operating lease assets	Operating lease ROU assets	$904	$1,086

Lease liabilities:
Current lease liabilities	Accrued expenses and other liabilities	196	154
Long-term lease liabilities	Long-term lease liabilities	744	940

		$940	$1,094

Remaining lease term (in years)		4.08	5.08
Discount rate		7.88%	7.88%

F-19

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 6:- LEASES (CONT.)

c.	The components of operating lease cost for the year ended December 31, 2020 and 2019, were as follows:

	Year Ended December 31,
	2020	2019

Operating lease cost:
Operating lease expense	$258	$237

	$258	$237

d.	The maturity of the Company’s operating lease liabilities for contracts with lease term greater than one year as of December 31, 2020, are as follows

Year ended on December 31, 2021	$259
Year ended on December 31, 2022	264
Year ended on December 31, 2023	269
Year ended on December 31, 2024	275
Year ended on December 31, 2025	23

Total future lease payments	1,090
Less - imputed interest	(150)

$940

e.	The following table presents supplemental cash flow information related to the lease costs for operating leases:

	December 31,
	2020	2019
Cash paid for amounts included in measurement of lease liabilities:
Operating cash flows for operating leases	$230	$229

Right-of-use assets obtained in exchange for new operating lease liabilities:
Operating leases	$-	$1,242

F-20

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 7: INTANGIBLE ASSETS, NET

	December 31,
	2020	2019

Original amount:
Intellectual property	$2,043	$2,043

Less - Accumulated amortization	(272)	(136)

	$1,771	$1,907

Amortization expenses for the years ended December 31, 2020 and 2019, amounted to $136. The estimated amortization expenses for the following years as of December 31, 2020 are as follows:

Year ended on December 31, 2021	$136
Year ended on December 31, 2022	136
Year ended on December 31, 2023	136
Year ended on December 31, 2024	136
Year ended on December 31, 2025 and thereafter	1,227

$1,771

NOTE 8:- ACCRUED EXPENSES AND OTHER LIABILITIES

	December 31,
	2020	2019

Advances from customers	$372	$353
Accrued expenses	143	166
Operating lease liabilities	196	154
Employees and payroll accruals	155	152
Liability for vacation pay	134	115
Warranty provision	124	160
Related party (1)	8	87
Other payables	66	81

	$1,198	$1,268

(1)	Compensation to the chairman of the Board of Directors (“BOD”) as of December 31 ,2020 and 2019. The total fees to the chairman of the BOD recorded in general and administrative expenses for the years ended on December 31, 2020 and 2019, amounted to $32 and $25, respectively.

F-21

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9:- SHAREHOLDERS’ LOANS

	December 31,
	2020	2019

Shareholders’ loan (a)	$-	$6,166
Shareholders’ convertible loans (b)	-	4,540

	$-	$10,706

a.	Shareholders’ loan:

On December 31, 2019, the Shareholders’ loan, originally granted on August 12, 2016, and amended on October 31, 2018, to Qnergy Ltd. by Ricor systems 2011 A.C.S Ltd., a related party of the Qnergy Ltd., was distributed as dividend in kind to its shareholders, E.H.I Holdings and Tene Growth Capital Investment Fund (the “Shareholders’ Loan”).

On December 31, 2019, the Shareholders’ loan in the amount of $5,484 was assigned from Qnergy Ltd. to the Company as part of the capital note settlement as described in Note 11d. The shareholders’ loan is considered to be a transaction under common control (as mention in Note 1a). Accordingly, the Company recognized the Shareholders’ loan in its financial statements at inception.

The loan has no maturity date and should be repaid in certain events such as Initial Public Offering (“IPO”), deemed liquidation or dividend distribution events as detailed in the loan agreement. The loan bears interest in an annual rate of 6%, to be paid with the repayment of the loan principal. The fair value of the interest rate for similar loans estimated by the Company is 10.39%. The accrued interest for the years ended on December 31, 2020 and 2019, was $90 and $349, respectively. The difference between the nominal interest and the fair value interest rate for the years ended on December 31, 2020 and 2019, amounted to $67 and $255, respectively, and was accounted as a capital reserve from shareholders (classified as part of the additional paid-in capital balance).

As part of the financing round, as described in Note 11, the Shareholders’ Loan in the total amount of $6,257 was converted into the Company’s series A-1 preferred shares.

b.	Shareholders’ Convertible loans:

On October 14, 2018, as amended on April 15, 2019, convertible loans were granted to Qnergy Ltd. by its shareholders - E.H.I. Holdings and Tene Growth Capital Investment Fund. The total amount of convertible loans received during 2018 and 2019 was $1,000 and $3,000, respectively (together - the “Shareholders’ Convertible Loans”). During 2018 and 2019, the amounts received in Qnergy Ltd. were transferred from Qnergy Ltd. to the Company against issuance of capital notes of the Company to Qnergy Ltd. On December 31, 2019, $4,000 of the Shareholders’ Convertible Loans were assigned from Qnergy Ltd. to the Company, as repayment of capital notes issued to Qnergy Ltd., as described in Note 11d. Since the Company and Qnergy Ltd. are under common control (as mention in Note 1a), the Company has recognized the Shareholders’ convertible loan in its financial statements at inception.

According to the Shareholders’ Convertible Loans agreements, the Shareholders’ Convertible Loans shall be converted into the Company’s most senior class of shares at the occurrence of certain events, such as a Merger and Acquisition (“M&A) transaction, an IPO or an additional financing round, in which case the Shareholders’ Convertible Loans shall be converted into shares of the Company of the same class and series (with the same rights’ preferences and privileges) as shall be issued in the qualified financing round.

F-22

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9:- SHAREHOLDERS’ LOANS (CONT.)

b.	Shareholders’ Convertible loans: (Cont.)

In the event of conversion upon M&A transaction or an IPO, the price per share at the conversion of Shareholders’ Convertible Loans to the Company’s shares shall reflect a 15% discount from the price per share of the Company, as set forth in the Shareholders’ Convertible Loans agreements. The Shareholders’ Convertible Loans have no maturity date and do not bear any interest.

The Shareholders’ Convertible Loans were recorded as financial liabilities. The conversion features provide to the Shareholders’ Convertible Loans holders the right to receive a variable number of the most senior class of shares at a value which is based on a fixed monetary amount. The conversion feature was bifurcated and accounted for as an embedded derivative measured initially and subsequently at fair value with changes in fair value recorded as finance expenses (income). The bifurcated embedded derivative is presented in the balance sheet on a combined basis with the related host contract.

The Company allocated the proceeds from the Shareholders’ Convertible Loans between the convertible loans and the embedded derivative feature based on its fair value at the issuance date, and the remaining amount (i.e., the proceeds allocated to the Shareholders’ Convertible Loans less the fair value of the embedded derivative feature) was attributed to the Shareholders’ Convertible Loans.

As of December 31, 2019, the Company applied a probability assessment of the occurrence of any of the specified conversion events and measured the fair value of the conversion option at the value of the conversion discount. As of December 31, 2019, the fair value of the convertible component was $703, using the following assumptions:

Expected time to conversion (years)	0.25
Risk free interest rate (%)	1.55%

The following table sets forth the changes in the conversion option and debt component of the shareholders’ convertible loan:

	Conversion option	Debt component

Balance as of January 1, 2019	$160	$865
Additions during the year	505	2,495
financial expenses	38	477

Balance as of December 31, 2019	703	3,837
financial expenses	3	163
Conversion of shareholders’ loan into preferred shares	(706)	(4,000)

Balance as of December 31, 2020	$-	$-

As part of the financing round as described in Note 11, the Shareholders’ Convertible Loans in the total amount of $4,000 were converted into the Company’s series B-1 preferred shares.

F-23

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 10:- LONG-TERM LOANS

	December 31,
	2020	2019

Long-term loans	$3,532	$2,960
Less - current maturities	(1,500)	(1,125)

	$2,032	$1,835

a.	The 2019 Viola Loan:

On March 14, 2019, the Company entered into a loan agreement with Viola Credit Five Fund Limited Partnership (“Viola”), according to which Viola will loan to the Company an aggregate principal amount of up to $3,000 (the “Viola Loan”). The Viola Loan is denominated in USD, and bears interest at an annual rate equal to the higher of 10% or twelve-month LIBOR+6.75%. The principal amount of the Viola Loan shall be repaid in 24 equal monthly payments commencing 12 months from the grant of the loan.

Interest payments shall be done on a quarterly basis, on the outstanding portion of the Viola Loan to the Company. The Viola Loan includes various securities in favor of Viola, including, among other, a floating charge on all of the Company’s assets and a fixed charge on the Company’s intellectual property.

As part of the Viola Loan, Viola also received a warrant to purchase Preferred A shares or the most senior class of Company’s shares issued in the first round of equity financing consummated following March 14, 2019, in an amount of up to $600 (the “Viola Warrants”). The Viola Warrants can be exercised for cash or on a cashless ‘net issuance’ basis (the “Cashless Mechanism”). The exercise price will be determined based on the lowest price such warrant shares were purchased. The Viola Warrants were classified as a liability.

The liability was measured both initially and in subsequent periods at fair value, with changes in fair value charged to the statements of operations as finance expenses or income.

The Company measured the fair value of the Viola Warrants using the Monte-Carlo OPM. As of December 31, 2020 and 2019, the fair value of the Viola Warrants was $442 and $112, respectively, using the following assumptions:

	December 31,
	2020	2019

Expected volatility (%)	87%	71%
Risk-free interest rate (%)	0.27%	1.69%
Expected life (in years)	4	5

The following table sets forth the changes in the Viola Warrants:

Balance as of January 1, 2019	$-
Additions during the year	100
Changes to the fair value	12

Balance as of December 31, 2019	112
Changes to the fair value	330

Balance as of December 31, 2020	$442

F-24

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 10:- LONG-TERM LOAN (CONT.)

a.	The 2019 Viola Loan: (Cont.)

On May 2, 2020, the Company entered into an amendment to the Viola Loan (the “Viola Loan Amendment”). According to the Viola Loan Amendment, repayment of the remaining 23 payments of the loan principal was deferred until January 1, 2021, and the interest rate on the loan was reduced to a maximum of 8.5% or LIBOR plus 6.25%. The Company evaluated the amendment under ASC 470-50, “Debt - modification and extinguishment”, and concluded that the change of terms did not result in a significant and consequential changes to the economic substance of the loan and thus resulted in a modification of the loan and not extinguishment of the loan.

b.	Paycheck Protection Program Note:

On April 22, 2020, the Company signed a promissory note with Cache Valley Bank and received an unsecured loan with a principal amount of $653,000 made to the Company pursuant to the Paycheck Protection Program (the “PPP Note”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Note is guaranteed by the United States Small Business Administration (SBA). The PPP Note will mature two years from the above-mentioned date.

The unpaid principal balance of this PPP Note, together with all accrued interest and charges owing in connection therewith, shall be due and payable on the maturity date. The interest rate was set at 1% per year. Loan payments will be deferred for borrowers who apply for loan forgiveness until the SBA remits the borrower’s loan forgiveness amount to the lender. If a borrower does not apply for loan forgiveness, payments are deferred ten months after the end of the covered period for the borrower’s loan forgiveness (until April 2021).

The Company anticipates forgiveness of the entire amount of the PPP Note (an initial forgiveness application was submitted on February 25, 2021); however, the Company is unable to estimate the timing of the completion of the forgiveness process. Therefore, the Company has elected to classify the entire principal balance of the PPP Note within long-term loans on the balance sheet as of December 31, 2020.

The proceeds are intended to be used to fund payroll costs, including benefits, and may also be used to pay for rent, utilities, worker protection costs related to COVID-19, and certain supplier costs and expenses for operations. Under the terms of the CARES Act, the Company may be granted forgiveness for all or a portion of loan granted under the PPP, with such forgiveness to be determined, subject to limitations, based upon the use of the loan proceeds for its intended purpose.

F-25

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 11:- PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

a.	Composition of share capital:

	December 31, 2020		December 31, 2019
	Authorized	Issued and outstanding	Authorized	Issued and outstanding
	Number of shares

Ordinary Shares of $0.0001 par value each	2,001,000	1,000,000	1,500,000	1,000,000

Preferred A shares of $0.0001 par value each	500,000	500,000	500,000	500,000
Preferred A-1 shares of $0.0001 par value each	1,000	1,000	-	-
Preferred B shares of $0.0001 par value each	145,000	130,180	-	-
Preferred B-1 shares of $0.0001 par value each	103,000	102,093	-	-

	749,000	733,273	500,000	500,000

Share split:

On December 31, 2019, before the Restructuring, the sole stockholder of the Company, Qnergy Ltd., resolved to approve a share split, following which each Ordinary share of the company of $0.01 par value each was converted into 100 Ordinary shares of $0.0001 par value each.

On March 20, 2020, the BOD of the Company resolved to authorize the following new class of shares of the Company: 1,000 Preferred A-1 shares of $0.0001 par value each (“Preferred A-1 shares”), 145,000 Preferred B shares of $0.0001 par value each (“Preferred B shares”) and 103,000 Preferred B-1 shares of $0.0001 par value each (“Preferred B-1 shares”), while each shall have the respective rights, privileges and restrictions as set forth in the restated certificate of incorporation of the Company (the “Restated certificate”).

b.	Issuance of shares:

On April 1, 2020, the Company entered into a share purchase agreement with a new investor (the “2020 SPA”). Accordingly, the Company issued to the new investor 130,180 Preferred B shares for a total consideration of $5,920 net of issuance costs of $80. Upon completion of the 2020 SPA, the Shareholders’ loan in the total amount of $6,257 and the Shareholders’ Convertible Loans in the total amount of $4,706, as described in Notes 9a and 9b, were converted into 1,000 Preferred A-1 shares and 102,093 Preferred B-1 shares, respectively.

F-26

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 11:- PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT (CONT.)

c.	Main rights accompanying the shares:

Ordinary shares are entitled to receive dividends and liquidation proceeds, entitled to vote and appoint directors and bear protective provisions, right of first refusal, co sale rights and registration rights.

The holders of the Preferred Shares have the following rights:

Distribution rights - Upon (i) liquidation, (ii) deemed liquidation, such as merger, sale of all or substantially all of the shares and assets and (iii) dividend allocation, the Preferred B and B-1 shares holders shall have 1.75X preference (of their respective original issue price) less any dividends previously paid thereon (the aggregate amount which a holder of a Preferred B share or Preferred B-1 share is entitled to receive is hereinafter referred to together as the “Series B Preferential Payment Amount”). After payment in full to the holders of Preferred B shares, the Preferred A-1 shares holders shall have 1X preference (of their respective original issue price) less any dividends previously paid thereon. After payment in full to the holders of Preferred B, B-1 and A-1 shares, the Preferred A shares holders shall have 1.5X preference (of their respective original issue price) less any dividends previously paid thereon. After the payment in full of all liquidation rights to holders of preferred and Ordinary Shares (as set forth above), the remaining assets of the Company available for distribution to its shareholders (or, in the case of a deemed liquidation event, the consideration not payable to the holders of shares of Preferred B shares, Preferred B-1 shares, Preferred A-1 shares, Preferred A shares and Ordinary Shares, or the remaining Available Proceeds, as the case may be), shall be distributed among the holders of the shares of Preferred B shares, Preferred B-1 shares, Preferred A shares and Ordinary Shares, pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Preferred Shares (other than Preferred A-1 shares) as if they had been converted to Ordinary Shares pursuant to the terms of the amended and restated certificate of incorporation of the Company immediately prior to a distribution event.

Conversion rights - Each share of Preferred A, B and B-1 shares shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Ordinary Shares as is determined by dividing the Preferred A, B or B-1 shares original issue price by the its respective conversion price in effect at the time of conversion (which shall initially be equal to the series’ original issue price). In the event of a liquidation, dissolution or winding up of the Company or a deemed liquidation event, the Conversion rights shall terminate.

The Preferred A-1 shares shall not be convertible to Ordinary Shares; in the event all shares of Preferred Shares (other than the Preferred A-1 shares) are converted into Ordinary Shares, then (i) in the event the conversion is made in connection with an IPO, then the Company shall redeem all Preferred A-1 shares by paying to the holders thereof $7,500 (an amount equal to the Preferred A-1 shares’ preferential payment amount); and (ii) in all other cases, the Preferred A-1 shares shall remain outstanding until the Preferred A-1 shares preferential payment amount, as defined in the certificate of incorporation, shall have been made.

F-27

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 11:- PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT (CONT.)

c.	Main rights accompanying the shares: (Cont.)

The following table sets forth the aggregate liquidation preference balance as of December 31, 2020 and 2019:

	December 31,
	2020	2019

Preferred A shares	$30,000	$20,000
Preferred A-1 shares	7,500	-
Preferred B shares	10,500	-
Preferred B-1 shares	7,000	-

	$55,000	$20,000

Voting rights - Each holder of outstanding shares of Preferred A, B and B-1 shares shall be entitled to cast the number of votes equal to the number of whole shares of Ordinary Shares into which the shares of Preferred A, B and B-1 shares held by such holder are convertible. Series A-1 has no voting rights.

Redemption - In the event that the Company receives an offer from a third party to purchase the Company at a valuation of at least $100,000 and the BOD declines such offer substantially based on the suggested valuation, then following such decline, at the written request of the holders of at least a majority of the then outstanding Preferred B shares and Preferred B-1 shares (voting as one class) (the “Requisite Holders”), the Preferred B shares and Preferred B-1 shares shall be redeemed by the Company at a price equal to the Series B Preferential Payment Amount per each such share (the “Redemption Price”), in three equal annual installments commencing not more than sixty days after receipt by the Company of such written notice from the Requisite Holders (the “Redemption Request”). For Preferred A-1 shares redemption rights see above. Preferred A shares have no redemption right.

Classification of Preferred Shares - The deemed liquidation preference provisions of the Preferred Shares are considered as a contingent redemption provisions that are not solely within the Company’s control. Accordingly, the Preferred Shares have been presented outside of permanent equity in the mezzanine section of the balance sheets.

d.	Capital Notes Agreements:

As of December 31, 2019, the Company had several capital notes agreements with Qnergy Ltd. in the total amount of $35,645. According to the agreements, the capital notes were payable within than 5 years from the date of the agreements and bared no interest (all together - the “Capital Notes Agreements”).

On December 31, 2019, as part of the Restructuring (as describe in Note 1a), the Company signed on a conversion agreement with Qnergy Ltd. for the full settlement and repayment of the Capital Notes Agreements as follows:

1)	An amount of $9,484 was repaid through the assignment of the Shareholders’ Loan and Shareholders’ Convertible Loan from Qnergy Ltd. to the Company (See Note 9); and

2)	The remaining amount of $26,161 was converted into 900,000 Ordinary shares and 500,000 Preferred A shares of the Company.

F-28

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 11:- PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT (CONT.)

e.	Share-based compensation:

On June 21, 2015, Qnergy Ltd.’s BOD approved an employee Share Option Plan (the “2015 ESOP”), pursuant to which directors, officers, employees and service providers may be granted options to purchase Qnergy Ltd.’s Ordinary shares of $0.0001 par value each (“Ltd’s shares”), if certain conditions are met.

The contractual life of the options under the 2015 ESOP, if vested, is ten years from the grant date. In the event of termination of grantees employment or of the services given to the Company, all options granted to, which are vested and exercisable at the time of such termination, may, unless earlier terminated in accordance with a specific agreement, be exercised within three months after the date of such termination. On the date of termination, all unvested options shall expire.

On July 9, 2019, Qnergy Ltd. granted options to purchase 15,000 out of Qnergy Ltd.’s Ordinary shares at an exercise price of $40 per share to the chief executive officer (“CEO”) of the Company. The options vest over 4 years in four equal annual installments on the anniversaries of the grant. The fair value of the options at the date of grant was set at $43 (See Note 2q).

Below is data of options granted to employees:

	Year Ended December 31,
	2020		2019
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price

Options outstanding at beginning of the year	46,750	$33.64	31,750	$30.63
Options granted	-	-	15,000	40.00
Options expired and forfeited	(1,250)	40.00	-	-

Total options outstanding at end of the year	45,500	33.46	46,750	33.64

Options exercisable at the end of the year	33,000	$30.98	29,125	$29.79

The weighted average remaining contractual life of the options outstanding was 6.14 and 7.1 years as of December 31, 2020 and 2019, respectively.

The range of exercise prices of options outstanding as of December 31, 2020 and 2019, was $23.00 - $40.00.

F-29

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 12:- COST OF REVENUES

	Year Ended December 31,
	2020	2019

Materials used	$4,726	$4,821
Employees’ salaries and related expenses	1,251	1,163
Depreciation and amortization	870	648
Shipping and deliveries	487	595
Factory and other expenses	588	854

	$7,922	$8,081

NOTE 13: RESEARCH AND DEVELOPMENT EXPENSES

	Year Ended December 31,
	2020	2019

Employees’ salaries and related expenses	$1,710	$1,864
Subcontractors	142	50
Materials used	84	142
Depreciation	36	39
Factory and other expenses	43	115

	$2,015	$2,210

NOTE 14: FINANCIAL EXPENSES, NET

	Year Ended December 31,
	2020	2019

Changes in derivatives or financial liabilities measured at fair value	$333	$50
Interest expenses	316	220
Interest in respect of loans to related parties	320	1,081
Other financial income	(2)	(5)

	$967	$1,346

F-30

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 15: TAXES ON INCOME

a.	Corporate tax rates applicable to the Company:

The United States of America federal and state corporate tax rates were 21% and 4.95%, respectively, for the years ended on December 31, 2020 and 2019. The Company didn’t account for any federal, State and foreign income tax expenses for the years ended on December 31, 2020 and 2019. The Company is subject to U.S. income tax laws. There are no significant provisions for U.S. federal, state or other taxes for any period.

b.	Net operating carry-forward losses for tax purposes:

As of December 31, 2020, the Company had $36,123 of federal and state net operating losses (“NOL”) carryforwards available to offset future taxable income. If not utilized, federal and the state NOL carryforwards from years 2013 through 2017 (total NOL for these years is $23,055) will expire in varying amounts between the years ended 2033 and 2037.

The 2017 TCJA limited the use of federal NOLs carryforwards to 80% of taxable income in any one tax period and provided an unlimited carryforward period for NOLs, generated in years beginning after December 31, 2017. However, as a result of the CARES Act, corporate taxpayers may now use NOL carryforwards to fully offset taxable income in 2018, 2019, and 2020 without limitation. Furthermore, as part of the CARES Act, corporate taxpayer may NOLs generated in 2018, 2019 and 2020 to offset taxable income for the prior five years. The Company did not generate net positive taxable income in any eligible carryback year, nor did it generate any net positive taxable income in 2018, 2019, or 2020. Thus, the Company was not able to benefit from the 100% NOL allowance for 2018, 2019 and 2020, nor could carryback the 2018, 2019 or 2020 NOL to the prior five taxable years.

c.	Deferred taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Company’s deferred tax assets are as follows:

	December 31,
	2020	2019

Deferred tax assets:
Carry forward tax losses	$9,074	$7,975
Other temporary differences	88	126

Deferred tax assets before valuation allowance	9,162	8,101
Valuation allowance	(9,162)	(8,101)

Net deferred tax assets	$-	$-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized. Based on consideration of these factors, the Company recorded a full valuation allowance at December 31, 2020 and 2019.

F-31

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 16: LOSS PER SHARE ATTRIBUTABLE TO ORDINARY SHAREHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to ordinary shareholders for the periods presented:

	Year Ended December 31,
	2020	2019

Numerator:
Loss	$5,067	$5,046

Denominator:
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	1,000,000	100,000

Loss per share attributable to ordinary shareholders, basic and diluted	$5.07	$50.46

The potential ordinary shares that were excluded from the computation of diluted loss per share attributable to ordinary shareholders for the periods presented because including them would have been anti-dilutive are as follows:

	December 31,
	2020	2019
	Number of Ordinary shares

Preferred shares (excluding Preferred A-1 shares)	732,273	500,000
Outstanding share options	45,500	46,750
Warrant to purchase preferred shares	13,018	15,000
Shareholders’ convertible loans	-	170,941

	790,791	732,691

NOTE 17: SUBSEQUENT EVENTS

a.	2021 Employee Share Option Plan:

On January 25, 2021, the Company’s BOD approved a new Employee Share Option Plan (the “2021 ESOP”), pursuant to which directors, officers, employees and service providers may be granted options to purchase Ordinary shares of the Company under certain conditions. As a result, on the same date mentioned, the Company granted options under the 2021 ESOP to purchase 45,500 Ordinary shares (the “New Options”), in order to compensate employees holding options outstanding at December 31, 2020 to purchase 45,500 of Qnergy Ltd.’s Ordinary shares granted under the 2015 ESOP (see Note 11e) (the “Old Options”). The vesting schedules for the New Options were based on the vesting status of the Old Options, except for two grants in which an acceleration was made for the vesting period. The exercise price for the New Options was set at $40 per share, which is similar to the exercise price of the Old Options, except for grants to three employees, in which in order to compensate for an increase in the exercise price to $40 per share, each employee received additional options. In total, additional options to purchase 7,000 Ordinary shares of the Company were granted to the mentioned three employees. The expiration date of the New Options was set at ten years from the New Options grant date.

F-32

QNERGY INC.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 17: SUBSEQUENT EVENTS (CONT.)

a.	2021 Employee Share Option Plan: (Cont.)

In addition, the Company granted options under the 2021 ESOP to purchase 11,325 Ordinary shares at an exercise price of $40 per share to certain employees. The options shall vest over a four-year period from the grant date in sixteen equal quarterly installments.

b.	On March 15, 2021, the Company granted options under the 2021 ESOP to purchase 58,767 Ordinary shares at an exercise price of $40 per share to the Chief Executive Officer of the Company. 75% of the options will vest immediately and the remaining 25% will vest over a one-year period in four equal quarterly installments.

In addition, the Company granted options under the 2021 ESOP to purchase 7,500 Ordinary shares at an exercise price of $40 per share to the Chief Financial Officer of the Company. The options shall vest over a four-year period from the date of the grant in sixteen equal quarterly installments. The Company also granted to a certain non-employee options to purchase 1,800 Ordinary shares at an exercise price of $40 per share. 450 option shall vest over one-year period, in twelve equal monthly installments, and the remaining 1,350 options shall vest upon the occurrence of the exit event (as defined in the grant agreement).

c.	On April 21, 2021, the Company entered into a second amendment to the Viola Loan. According to which Viola will grant a credit line to the Company of up to $3,000 (the “Viola Credit Line”). The Company may draw-down amounts under such credit line as of April 21, 2021, and until the twelve-month anniversary of the credit line (the “Final Drawdown Term”). The Company may extend the draw-down term by an additional six-month period (the “Extended Drawdown Term”). The Viola Credit Line is denominated in USD, and bears interest at an annual rate equal to 8.25%. The principal amount of the Viola Credit Line shall be repaid at the Company’s discretion no later than the Final Drawdown Term or Extended Drawdown Term, as applicable. Interest payments shall be done on a quarterly basis, on the outstanding portion of the Viola Credit Line to the Company. In addition, so long as any amount may be withdrawn under the Viola Credit Line or any amount remains outstanding on account of the Viola Credit Line, the Company shall maintain in its bank accounts unrestricted cash, as defined in the Viola Credit Line agreement, of at least $1,000.

As part of the Viola Credit Line, Viola also received a warrant to purchase Preferred B shares or the most senior class of Company’s shares issued in the first round of equity financing consummated following April 21, 2021, in an amount of up to $250 and an additional $150 upon the Extended Drawdown Term (the “Second Viola Warrants”). The Second Viola Warrants can be exercised for cash or on a cashless ‘net issuance’ basis. The exercise price for Preferred B shares will be determined based on the lowest price such warrant shares were purchased or if the Company consummates an IPO or a financing of at least $10,000 (“Next Equity Round”) within twelve months - 85% of the initial “price to Public” or 85% of the lowest price actually paid for the shares issuable in such Next Equity Round.

d.	The Company has evaluated subsequent events from the balance sheet date through May 7, 2021, the date at which the financial statements were available to be issued.

- - - - - - - - - - - - - - - - -

F-33

QNERGY INC.

INTERIM CONDENSED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

	June 30, 2021	December 31, 2020
	Unaudited

ASSETS
Current assets:
Cash and cash equivalents	$1,994	$4,444
Accounts receivable	2,396	1,178
Prepaid expenses and other assets	803	88
Inventories, net	3,127	2,581
Total current assets	8,320	8,291
Property and equipment, net	2,376	2,457
Operating lease right-of-use assets	808	904
Other long-term assets	495	-
Intangible assets, net	1,703	1,771
Total assets	$13,702	$13,423

LIABILITIES, PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Revolving line of credit, net of issuance costs of $64	$738	$-
Trade payables	1,854	605
Accrued expenses and other liabilities	1,606	1,198
Deferred revenues	215	138
Current maturities of long-term debt	1,500	1,500
Total current liabilities	5,913	3,441
Long-term operating lease liabilities	637	744
Long-term loans	662	2,032
Warrants to purchase Preferred shares	812	442
Total liabilities	8,024	6,659

Preferred shares of $0.0001 par value: 749,000 shares authorized as of June 30, 2021 (unaudited) and at December 31, 2020; 733,273 issued and outstanding as of June 30, 2021 (unaudited) and at December 31, 2020. Liquidation preference of $55,000 as of June 30, 2021 (unaudited) and at December 31, 2020.	29,703	29,703

Shareholders’ deficit:
Ordinary shares of $0.0001 par value: 2,001,000 shares authorized as of June 30, 2021 (unaudited) and at December 31, 2020; 1,000,000 issued and outstanding as of June 30, 2021 (unaudited) and at December 31, 2020.	* )	* )
Additional paid-in capital	18,041	16,413
Accumulated deficit	(42,066)	(39,352)
Total shareholders’ deficit	(24,025)	(22,939)
Total liabilities, preferred shares and shareholders’ deficit	$13,702	$13,423

*) Amount less than $1.

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

F-34

QNERGY INC.

INTERIM CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

U.S. dollars in thousands (except share and per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Revenues	$8,527	$3,930	$3,942	$1,686
Cost of revenues	6,783	3,659	3,161	1,570
Gross profit	1,744	271	781	116
Operating expenses:
Research and development	1,274	1,078	639	510
Sales and marketing	1,206	788	531	362
General and administrative	2,356	771	509	438
Other Income	665	-	12	-
Total operating expenses	4,171	2,637	1,667	1,310
Operating loss	2,427	2,366	886	1,194
Financial expenses, net	287	640	241	104
Loss	$2,714	$3,006	$1,127	$1,298

Loss per share attributable to ordinary shareholders, basic and diluted	$2.71	$3.01	$1.13	$1.30

Weighted-average shares used in computing the loss per share attributable to ordinary shareholders, basic and diluted	1,000,000	1,000,000	1,000,000	1,000,000

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

F-35

QNERGY INC.

INTERIM CONDENSED STATEMENTS OF PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT (UNAUDITED)

U.S. dollars in thousands (except share and per share data)

Six Months Ended	Preferred Shares **)		Ordinary Shares			Additional Paid-in	Accumula-ted	Total sharehold-ers’
June 30, 2021	Number	Amount	Number	Amount		Capital	deficit	deficit

Balance as of January 1, 2021	733,273	$29,703	1,000,000	$	*) -	$16,413	$(39,352)	$(22,939)

Share-based compensation expense	-	-	-		-	1,628	-	1,628
Loss	-	-	-		-	-	(2,714)	(2,714)

Balance as of March 31 June 30, 2021	733,273	$29,703	1,000,000	$	*) -	$18,041	(42,066)	$(24,025)

Six Months Ended	Preferred Shares **)		Ordinary Shares			Additional Paid-in	Accumula-ted	Total sharehold-ers’
June 30, 2020	Number	Amount	Number	Amount		Capital	deficit	deficit

Balance as of January 1, 2020	500,000	$12,820	1,000,000	$	*) -	$16,326	$(34,285)	$(17,959)

Issuance of series B preferred shares, net of issuance costs of $80	130,180	5,920	-		-	-	-	-
Conversion of shareholders’ loan into preferred shares	1,000	6,257	-		-	-	-	-
Conversion of convertible loan into preferred shares	102,093	4,706	-		-	-	-	-
Capital reserve related to loan from shareholders	-	-	-		-	67	-	67
Share-based compensation expense	-	-	-		-	12	-	12
Loss	-	-	-		-	-	(3,006)	(3,006)

Balance as of June 30, 2020	733,273	$29,703	1,000,000	$	*) -	$16,405	$(37,291)	$(20,886)

*) Amount less than $1.

**) Includes Preferred A, A-1, B, and B-1 shares.

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

F-36

QNERGY INC.

CONDENSED STATEMENTS OF PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT (UNAUDITED)

U.S. dollars in thousands (except share and per share data)

Three Months Ended	Preferred Shares **)		Ordinary Shares			Additional Paid-in	Accumula-ted	Total sharehold-ers’
June 30, 2021	Number	Amount	Number	Amount		Capital	deficit	deficit

Balance as of March 31, 2021	733,273	$29,703	1,000,000	$	*) -	$17,931	$(40,939)	$(23,008)

Share-based compensation expense	-	-	-		-	110	-	110
Loss	-	-	-		-	-	(1,127)	(1,127)

Balance as of June 30, 2021	733,273	$29,703	1,000,000	$	*) -	$18,041	$(42,066)	$(24,025)

Three Months Ended	Preferred Shares **)		Ordinary Shares			Additional Paid-in	Accumula-ted	Total sharehold-ers’
June 30, 2020	Number	Amount	Number	Amount		Capital	deficit	deficit

Balance as of March 31, 2020	500,000	$12,820	1,000,000	$	*) -	$16,399	$(35,993)	$(19,594)

Issuance of series B preferred shares, net of issuance costs of $80	130,180	5,920	-		-	-	-	-
Conversion of shareholders’ loan into preferred shares	1,000	6,257	-		-	-	-	-
Conversion of convertible loan into preferred shares	102,093	4,706	-		-	-	-	-
Share-based compensation expense	-	-	-		-	6	-	6
Loss	-	-	-		-	-	(1,298)	(1,298)

Balance as of June 30, 2020	733,273	$29,703	1,000,000	$	*) -	$16,405	(37,291)	$(20,886)

*) Amount less than $1.

**) Includes Preferred A, A-1, B, and B-1 shares.

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

F-37

QNERGY INC.

INTERIM CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

U.S. dollars in thousands

	Six Months Ended June 30,
	2021	2020

Cash flows from operating activities:
Loss	$(2,714)	$(3,006)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation of property and equipment	255	367
Amortization of intangible assets	68	68
Share-based compensation expense	1,628	12
Paycheck protection program note forgiveness	(653)	-
Gain from sale of property and equipment	(12)	-
Finance expenses, net	174	489
Changes in operating assets and liabilities:
Accounts receivable	(1,218)	305
Prepaid expenses and other assets	(715)	(102)
Inventories, net	(546)	(697)
Operating lease right-of-use assets and liabilities, net	(1)	16
Trade payables	1,209	(198)
Accrued expenses and other liabilities	398	(337)
Deferred revenues	77	120
Net cash used in operating activities	(2,050)	(2,963)

Cash flows from investing activities:
Purchase of property and equipment	(165)	(150)
Proceeds from sale of property and equipment	34	-
Net cash used in investing activities	(131)	(150)

Cash flows from financing activities:
Proceeds from line of credit	782	-
Proceeds from issuance of warrants	218	-
Repayment of a loan	(750)	(125)
Payments of deferred offering costs	(455)	-
Payments of debt issuance costs	(64)	-
Proceeds from issuance of preferred shares, net of issuance costs	-	5,920
Proceeds from loans	-	653
Net cash provided by (used in) financing activities	(269)	6,448

Net increase (decrease) in cash and cash equivalents	(2,450)	3,335
Cash and cash equivalents at the beginning of the year	4,444	2,071

Cash and cash equivalents at the end of the year	$1,994	$5,406

Supplemental disclosures of cash flows
Interest paid	$119	$205

Supplemental disclosures of noncash investing and financing information:
Deferred offering costs incurred during the period included in trade payables	$40	$-
Purchase of property and equipment	$31	$-
Conversion of shareholder’s convertible loan into B-1 Preferred shares	$-	$4,706
Conversion of shareholder’s loan into A-1 Preferred shares	$-	$6,257

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

F-38

QNERGY INC.

NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands (except share and per share data)

NOTE 1:- GENERAL

a.	Qnergy Inc. (the “Company”) was incorporated in Delaware, USA on October 31, 2013. The Company is engaged in development, production, sales and marketing and maintenance of system suppling energetic and/or electric power, including engines and generators, based on thermodynamic technologies to produce electricity and heat, using an external combustion engine.

Until December 31 ,2019, Qnergy Inc. was a wholly owned subsidiary of Qnergy Ltd., an Israeli corporation. On December 31, 2019, Qnergy Ltd., the former parent company, transferred 100% of its holdings in the Company to its shareholders - Kibbutz Ein Harod Ihud (“E.H.I. Holdings”), Tene Growth Capital (Investment Fund) and Tene Investment in Qnergy Limited Partnership, as a payment for a redemption of redeemable shares by Qnergy Ltd. to its shareholders (all together - “the Restructuring”). Upon completion of the Restructuring, Qnergy Ltd. is no longer a shareholder of the Company. The transactions prior to the Restructuring were accounted for as transactions between entities under common control at carrying amount, which required retrospective combination of the Company and Qnergy Ltd. for all periods presented.

b.	Since incorporation through June 30, 2021, the Company has incurred accumulated losses in the amount of $42,066 and negative cash flows from operations in the amount of $2,050 for the six-month period then ended. The Company has financed its operations mainly through the issuance and sale of shares, convertible loans, other long-term loans and by payments received from sales of its products. On April 21, 2021, the Company entered into a credit line agreement of up to $3,000 with a certain investor (See Note 6a). As a result, the Company’s cash and cash equivalents as of the approval date of these interim condensed financial statements, together with management’s plans, will allow the Company to fund its operation for at least twelve months from the approval date of these financial statements. However, the Company expects to continue to incur losses related to its ongoing operations and in order to continue its future operations, the Company will need to obtain additional funding until becoming profitable.

NOTE 2:- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of Presentation:

The interim condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2021, are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. For further information, reference is made to the financial statements and footnotes thereto included in the Company’s Annual Report on Form S-1 for the year ended December 31, 2020 (the “2020 Annual Financial Statements”).

The significant accounting policies applied in the interim condensed financial statements are consistent with those applied in the preparation of the 2020 Annual Financial Statements have been applied consistently in these unaudited interim condensed consolidated financial statements.

F-39

NOTE 2:- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

b.	Use of estimates in the preparation of financial statements:

The preparation of the interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions.

The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s customers and its sales cycles. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the interim condensed consolidated financial statements for the six-month period ended June 30, 2021.

As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future period.

c.	Deferred offering costs:

Deferred offering costs consist primarily of accounting, legal, and other fees related to the Company’s proposed Initial Public Offering (“IPO”). Upon consummation of the IPO, the deferred offering costs will be reclassified to shareholders’ (deficit) equity and recorded against the proceeds from the offering. In the event the offering is aborted, deferred offering costs will be expensed. As of June 30, 2021, The Company capitalized $495 of deferred offering costs within other long-term assets in the balance sheets.

d.	Accounting pronouncements not yet adopted:

As an “emerging growth company”, the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. In November 2019, the FASB issued ASU No. 2019-10 which delayed the effective date of ASU 2016-13 for smaller reporting companies and other non-SEC reporting entities to fiscal years beginning after December 15, 2022, including interim periods within those fiscal periods. Early adoption is permitted. As a result, the guidance will be effective for the Company beginning January 1, 2023, and interim periods therein. The Company is currently evaluating the effect that ASU 2016-13 will have on its financial statements and related disclosures.

F-40

NOTE 3:- INVENTORIES, NET

	June 30, 2021	December 31, 2020
	Unaudited

Raw materials	$2,336	$2,346
Work in progress	380	158
Finished goods	411	77

	$3,127	$2,581

NOTE 4:- REVENUE RECOGNITION

Under ASC 606, “Revenue from Contracts with Customers” (“ASC 606”), an entity recognizes revenue when or as it satisfies a performance obligation either at a point in time or over time. Revenues from sales of products are recognized when control is transferred (based on the agreed International Commercial terms, or “INCOTERMS”). Revenues related to warranty extension services, software, and communication services are recognized over time on a straight-line basis.

Revenue attributable to the Company’s different products and services was as follows:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Products	$8,066	$3,538	$3,816	$1,579
Services	461	392	126	107
	$8,527	$3,930	$3,942	$1,686

Revenue attributable to the Company’s domicile and other geographic areas based on the location of the buyers was as follows:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

USA	69%	92%	76%	98%
Canada	25%	8%	22%	2%
Latin America	6%	-	2%	-

The following table summarizes the Company’s major customers:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Regional distributor A	44%	48%	49%	44%
Regional distributor B	6%	11%	3%	10%
Regional distributor C	19%	3%	20%	-

F-41

NOTE 5:- FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 820, “Fair Value Measurements and Disclosures” defines fair value and establishes a framework for measuring fair value. Fair value is an exit price, representing the amount that would be received for selling an asset or paid for the transfer of a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. A three-tier fair value hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value:

Level 1	-	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	-	Include other inputs that are directly or indirectly observable in the marketplace.
Level 3	-	Unobservable inputs which supported by little or no market activity.

The following table sets forth the Company’s assets and liabilities that were measured at fair value as of June 30, 2021 and December 31, 2020, by level within the fair value hierarchy:

Measured at fair value on a recurring basis:	Fair Value Hierarchy	Fair value measurements as of
		June 30, 2021	December 31, 2020
		Unaudited

Financial assets:
Cash equivalents:
Money market mutual funds	Level 1	$952	$4,202

Financial liabilities:
Warrants to purchase Preferred shares (*)	Level 3	$812	$442

(*) The Company measured the fair value of the warrants to purchase Preferred shares (a Level III valuation) using the Monte-Carlo option pricing model (“OPM”). As of June 30, 2021 and December 31, 2020, the fair value of the warrants to purchase Preferred shares was $812 and $442, respectively, which was calculated using the following assumptions:

	June 30, 2021	December 31, 2020
	Unaudited

Expected volatility (%)	94	87
Risk-free interest rate (%)	0.46	0.27
Expected life (in years)	0.17 - 3.25	4

F-42

 NOTE 6:- LOANS

a.	On May 14, 2021, the Company and Viola Credit Five Fund Limited Partnership (“Viola”) further amended the second amendment to the Viola Loan dated April 21, 2021 (the “Amendment”). According to the Amendment, Viola will grant a credit line to the Company of up to $3,000 (the “Viola Credit Line”). The Company may draw-down amounts under such credit line as of May 14, 2021, and until the twelve-month anniversary of the credit line (the “Final Drawdown Term”). The Company may extend the draw-down term by an additional six-month period (the “Extended Drawdown Term”) and a second additional six-month period (the “Second Extended Drawdown Term”). The Viola Credit Line is denominated in USD and bears interest at an annual rate equal to 8.25%. The principal amount of the Viola Credit Line shall be repaid at the Company’s discretion no later than the Final Drawdown Term or Extended Drawdown Term or Second Extended Drawdown Term, as applicable. Interest payments shall be done on a quarterly basis, on the outstanding portion of the Viola Credit Line to the Company. In addition, so long as any amount may be withdrawn under the Viola Credit Line or any amount remains outstanding on account of the Viola Credit Line, the Company shall maintain in its bank accounts unrestricted cash, as defined in the Viola Credit Line agreement, of at least $1,000. Deferred debt issuance costs due to the Viola Credit Line, such as origination fees and legal fees, in the amount of $64 are presented as a reduction of debt and are amortized using the effective interest method.

As part of the Viola Credit Line, Viola also received a warrant to purchase Preferred B shares or the most senior class of Company’s shares issued in the first round of equity financing consummated following May 14, 2021, in an amount of up to $250 and an additional $150 upon extension of the draw-down term and an additional $150 upon the Second Extended Drawdown Term (the “Second Viola Warrants”). The Second Viola Warrants can be exercised for cash or on a cashless ‘net issuance’ basis. The exercise price for Preferred B shares will be determined based on the lowest price such warrant shares were purchased or if the Company consummates an IPO or a financing of at least $10,000 (“Next Equity Round”) within twelve months - 85% of the initial “price to Public” or 85% of the lowest price actually paid for the shares issuable in such Next Equity Round.

b.	On May 24, 2021, the Company completed the forgiveness process of the Paycheck Protection Program Note (“PPP Note”) as disclosed in Note 10b in the 2020 Annual Financial Statements. As a result, the PPP Note was forgiven by Cache Valley Bank. Accordingly, the Company recognized the total amount of $653 due to the PPP Note as other income in the statements of operations.

NOTE 7:- GRANTS

On May 11, 2021, the Company entered into a grant agreement with the Propane Education & Research Council (“PERC”), a non-profit organization, approved by the United States Congress, established under the Propane Education and Research Act of 1996, with the purpose of investing in research and development of new technologies fueled by Propane gas (the “PERC Agreement”). According to the PERC Agreement, the Company will develop and manufacture until November 2023 (unless extended by PERC), as an independent contractor, an ecological system of sterling batteries using Propane (the “Project”), for the total consideration of $450 that will be paid upon completion of certain milestones, such as design of the product, testing the key components of the product, manufacturing of a prototype withing the efficiency standard set in the PERC Agreement, small scale manufacturing, beta testing and product launch (all together - the “Propane Grant”). As of the date at which the interim condensed financial statements were available to be issued, the Company did not receive any funds due to the Propane Grant.

F-43

NOTE 8:-EQUITY

On May 19, 2021, the Company entered into an agreement with its shareholders according to which the shareholders of Preferred A-1 shares will automatically convert their shares into Ordinary shares in the event of an IPO. The conversion ratio will be determined by dividing the Preferred A-1 shares original issue price by the price per share as determined in the IPO. This agreement was approved by the BOD of the Company on May 31, 2021.

NOTE 9:-SHARE-BASED COMPENSATION

a.	Further to the discussed in Note 11e in the 2020 Annual Financial Statements, on January 25, 2021, the Company’s Board of Directors (the “BOD”) approved a new Employee Share Option Plan (the “2021 ESOP”), pursuant to which directors, officers, employees and service providers may be granted options to purchase Ordinary shares of the Company under certain conditions. As a result, on the same date, the Company, after the BOD’s approval, granted options under the 2021 ESOP to purchase 45,500 Ordinary shares (the “New Options”), in order to compensate employees holding options outstanding at December 31, 2020, to purchase 45,500 of Qnergy Ltd.’s, the former parent company, Ordinary shares granted under the 2015 ESOP (the “Old Options”). The vesting schedules for the New Options were based on the vesting status of the Old Options, except for two grants out of the New Options which were granted as fully vested. The exercise price for the New Options was set at $40 per share, which is similar to the exercise price of the Old Options, except for grants to three employees, in which in order to compensate for the increase in the exercise price to $40 per share, each employee received additional options. In total, additional options to purchase 7,000 Ordinary shares of the Company were granted to the above-mentioned three employees. The expiration date of the New Options was set at ten years from the New Options grant date. Following the changes in the terms of the New Options opposite to the Old Options, a modification was accounted for by the Company in accordance with ASC 718, “Compensation-Stock Compensation”, in which accordingly the Company recognized additional share-based compensation expenses in the total amount of $237.

In addition, the Company’s BOD approved, under the 2021 ESOP, a grant of options to purchase 11,325 Ordinary shares at an exercise price of $40 per share to certain employees. The options shall vest over a four-year period from the grant date in sixteen equal quarterly installments.

b.	On March 15, 2021, the Company BOD approved, under the 2021 ESOP, a grant of options to purchase 58,767 Ordinary shares at an exercise price of $40 per share to the Chief Executive Officer of the Company. 75% of the options will vest immediately and the remaining 25% will vest over a one-year period in four equal quarterly installments.

In addition, on the same date, the Company’s BOD approved, under the 2021 ESOP, a grant of options to purchase 7,500 Ordinary shares at an exercise price of $40 per share to the Chief Financial Officer of the Company. The options shall vest over a four-year period from the date of the grant in sixteen equal quarterly installments. An additional grant of options to purchase 1,800 Ordinary shares at an exercise price of $40 per share to a certain non-employee was approved on the same date, in which 450 options shall vest over one-year period, in twelve equal monthly installments, and the remaining 1,350 options shall vest upon the occurrence of the exit event (as defined in the option grant agreement).

F-44

NOTE 9:-SHARE-BASED COMPENSATION (CONT.)

c.	The fair value of the options granted under the 2021 ESOP during the six-month period ended June 30, 2021, was estimated as of the date of each grant using the Black-Scholes-Merton (“B&S”) OPM with the following assumptions:

Dividend yield (%)	0
Expected volatility (%)	86 - 88
Risk-free interest rate (%)	0.42 - 0.84
Expected life (in years)	5 - 7.37

d.	The following table shows the total share-based compensation expenses, by departments, included in the interim condensed statements of operation:

	Six Months Ended			Three Months Ended
	June 30,			June 30,
	2021	2020		2021	2020

Cost of revenues	$19	$	*) -	$3	$	*) -
Research and development	115		*) -	19		*) -
Sales and marketing	150		1	6		*) -
General and administrative	1,344		11	82		6

	$1,628		$12	$110		$6

*) Amount less than $1.

e.	A summary of the Company’s Ordinary share options activity under the 2021 ESOP for the six-month period ended June 30, 2021, is as follows:

	Number of options	WAEP

Options outstanding at beginning of the year (Note 9a)	*) 45,500	40.00	$
Options granted (Notes 9a and 9b)	86,392	40.00
Total options outstanding at end of the period	131,892	40.00

Options exercisable at the end of the period	108,564	40.00	$

*) Following the disclosed above in Note 9a, as of June 30, 2020 (unaudited) and December 31, 2020, 45,500 Old Options were outstanding under the 2015 ESOP with a weighted average exercise price (“WAEP”) of $33.46 (out of which 33,000 Old Options were exercisable with a WAEP of $30.98). During the six months ended June 30, 2020 and the year ended December 31, 2020, no options were granted under the 2015 ESOP. In addition, during the year ended December 31, 2020, 1,250 Old Options were forfeited and expired

The weighted average fair value of the share-options granted during the six-month period ended June 30, 2021, was $21.12.

The weighted average remaining contractual life of the options outstanding as of June 30, 2021, was 9.5 years.

NOTE 10:-LOSS PER SHARE ATTRIBUTABLE TO ORDINARY SHAREHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to ordinary shareholders for the periods presented:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Numerator:
Loss	$2,714	$3,006	$1,127	$1,298

Denominator:
Weighted-average shares used computing loss per share attributable to ordinary shareholders, basic and diluted	1,000,000	1,000,000	1,000,000	1,000,000

Loss per share attributable to ordinary shareholders, basic and diluted	$2.71	$3.01	$1.13	$1.3

The potential Ordinary shares that were excluded from the computation of diluted loss per share attributable to ordinary shareholders for the periods presented because including them would have been anti-dilutive are as follows:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Preferred shares *)	732,273	732,273	732,273	732,273
Outstanding share options	131,892	45,500	131,892	45,500
Warrant to purchase Preferred shares	14,374	13,018	15,730	13,018

	878,539	790,791	879,895	790,791

*) Excluding Preferred A-1 shares - see Note 8.

NOTE 11:-SUBSEQUENT EVENTS

For its interim condensed financial statements as of June 30, 2021, the Company evaluated subsequent events through August 12, 2021, the date on which the interim condensed financial statements were available to be issued.

F-45

4,342,160 SHARES

COMMON STOCK

Prospectus

Prospectus dated,                    2021

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table presents the costs and expenses we will pay, other than estimated distributor commissions, in connection with this offering. All amounts are in thousands and are estimates except the SEC registration fee and the Tel Aviv Stock Exchange examination fee.

SEC registration fee	$6,546
FINRA filing fee	—
Tel Aviv Stock Exchange examination fee	12,500
Printing and engraving expenses	5,148
Legal fees and expenses	476,400
Accounting fees and expenses	276,200
Custodian and transfer agent fees	5,760
Miscellaneous fees and expenses	5,000
Total	$787,554

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

Under our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which will be in effect upon completion of the offering of shares of our common stock under the prospectus which forms part of this registration statement, for so long as any shares of our capital stock are publicly listed for trading on a stock exchange in the State of Israel, we will be subject to certain provisions of the Israeli Companies Law, including the applicable regulations promulgated thereunder, as may be amended from time to time (“Applicable Provisions”), to the fullest extent permitted by Delaware law. However, we will no longer be subject to the Application Provisions at such time as our common stock is also listed on another securities exchange outside of Israel as referenced in the Second A Addendum of the Israeli Securities Law, as may be amended from time to time, and subject to compliance with the dual registration requirements as contemplated by the Israeli Securities Law.

Our Amended and Restated Certificate of Incorporation will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law; provided that we will not, and will not be required to, grant any limitation of liability to the extent prohibited by the Applicable Provisions. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except for liability:

●	for any breach of their duty of loyalty to our company or our stockholders;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	for any transaction from which they derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

Our Amended and Restated Bylaws will provide that we will indemnify, to the fullest extent permitted by law provided, that we will not, and will not be required to, grant any indemnification to the extent prohibited by the Applicable Provisions, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our Amended and Restated Bylaws will provide that we may indemnify to the fullest extent permitted by law provided, that we will not, and will not be required to, grant any indemnification to the extent prohibited by the Applicable Provisions, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our Amended and Restated Bylaws also will provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions, provided, that we will not, and will not be required to, provide such advance expenses to the extent prohibited by the Applicable Provisions.

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Upon completion of the offering of shares of our common stock under the prospectus which forms part of this registration statement, we also will have entered into indemnification agreements with each of our directors and executive officers, a form of which is attached as Exhibit 10.1, that are broader than the specific indemnification provisions contained in the Delaware General Corporation Law, although limited in scope by the Applicable Provisions. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or in these indemnification agreements may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law, provided, that we will not, and will not be required to, provide such insurance to the extent prohibited by the Applicable Provisions.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under the Israeli Companies Law, a corporation may indemnify an officer or director for the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder (within the meaning of the Israeli Companies Law), either pursuant to an undertaking given by the corporation in advance of the act or following the act, provided a corporation’s charter authorizes such indemnification:

●	a monetary liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the corporation, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

In accordance with the Israeli Companies Law, a corporation may undertake in advance to indemnify its officers and directors, provided that this undertaking be limited to such events that, in the opinion of the board of directors, are expected to occur in the light of what the corporation’s actual activity was when such undertaking was given, and also to an amount or criteria set by the board of directors as reasonable under the circumstances. The events and the amount or criteria set by the board of directors, as mentioned above, will be explicitly stated in the related indemnification agreement.

Under the Israeli Companies Law, a corporation may exempt its office holders in advance from all or some of his/her liability for damage due to a violation of his/her duty of care, provided the corporation’s charter authorizes such exemption. Notwithstanding the above, a corporation is not entitled to release a director in advance from his/her liability toward the corporation in consequence of a violation of the duty of care in a distribution (as such term is defined under the Israeli Companies Law).

Under the Israeli Companies Law, a corporation may enter into a contract for the insurance of an officer’s responsibility for any liability that will be imposed on him/her in consequence of an act that he/she performed by virtue of being its officer, in each of the following cases:

●	violation of the duty of care towards the corporation or towards another person;

●	breach of the duty of loyalty against the corporation, provided that the officer acted in good faith and had reasonable basis to assume that the act would not harm the corporation;

●	a monetary obligation that will be imposed on him/her to another person’s benefit.

Under the Israeli Companies Law, a corporation may not enter into a contract to insure its office holders, indemnify or exempt an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification or insurance for a breach of the duty of loyalty to the corporation to the extent that the office holder acted in good faith and had a reasonable basis to assume that the act would not harm the corporation;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act committed with intent to derive illegal personal benefit; or

●	a fine, civil fine or monetary penalty levied against the office holder.

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Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2018, we have issued the following securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

Warrant for Series A Preferred Stock

On March 14, 2019, we entered into a loan agreement with Viola Credit Five Fund Limited Partnership (“Viola”), pursuant to which Viola issued a loan in an aggregate principal amount of up to $3,000,000. The loan bears interest at an annual rate equal to the higher of 10% or 12 month LIBOR+6.75% with repayment in 24 equal monthly installments commencing 12 months from the grant date of the loan. The loan is secured by a floating charge on all of the Company’s assets and a fixed charge on the Company’s intellectual property. As part of the loan agreement, Viola also received a warrant to purchase up to $600,000 of Series A preferred stock at a price of $40.00 per share. On May 21, 2020, the loan agreement was amended to defer the repayment of the remaining 23 payments of the loan principal no later than November 1, 2022, and the interest rate on the loan was reduced to a maximum of 8.5% or LIBOR plus 6.25%.

Warrant for Series B Preferred Stock

On April 21, 2021, the loan agreement with Viola was further amended to provide a credit line to the Company of up to $3,000,000. The credit line bears interest at an annual rate equal to 8.25% with quarterly interest payments and the repayment of principal at the Company’s discretion no later than April 21, 2022 or, if the term of the credit line is extended, for an additional six-month period. On May 21, 2021, the loan agreement with Viola was further amended to extend the term of the credit line by a second additional six-month period. As part of the credit line, Viola also received a warrant to purchase Series B preferred stock or the most senior class of the Company’s shares issued in the first round of equity financing completed after April 21, 2021 in an amount up to $250,000 and an additional $150,000 upon the extension of the term of the credit line and an additional $150,000 upon the second extension of the term of the credit line. The exercise price for the Class B preferred stock will be determined based on the lowest price paid for the Class B preferred stock or, if the Company consummates an IPO or a financing of at least $10,000,000 (the “Next Equity Round”) within twelve months, 85% of the initial public offering price or 85% of the lowest price paid for the shares issued in the Next Equity Round.

Series B Preferred Stock Offering

On April 1, 2020, we issued 130,180 shares of Series B preferred stock at a price of $46.09 per share to OGCI Climate Investment Holdings LLP (“OGCI”).

Repayment of Capital Notes

During December 2019, in full settlement and repayment of all remaining capital notes issued to Qnergy Ltd. in a total amount of $26,161,000, the Company issued to Qnergy Ltd. an additional 900,000 shares of common stock each and 500,000 shares of Series A preferred stock.

Conversion of Shareholders’ Loan

On December 31, 2019, a loan originally granted on August 12, 2016 (later amended on October 31, 2018) to Qnergy Ltd. by Ricor systems 2011 A.C.S Ltd., a related party of the Qnergy Ltd., the former parent of Qnergy (the “Shareholders’ Loan”), was distributed as an in-kind dividend to its shareholders, E.H.I Holdings (“EHI”) and Tene Growth Capital Investment Fund (“Tene Growth Capital”).

On December 31, 2019, the Shareholders’ Loan in the amount of $5,484,000 was assigned from Qnergy Ltd. to Qnergy, as repayment of capital notes issued to Qnergy Ltd.

The Shareholders’ Loan has no maturity date and must be repaid upon the occurrence of certain events such as an IPO, a deemed liquidation or a dividend distribution as described in the related loan agreement. The loan bears interest at an annual rate of 6%, to be paid with the repayment of the loan principal.

On April 1, 2020, as a result of the issuance of Series B preferred stock of Qnergy to OGCI, the Shareholders’ Loan in the total amount of $6,257,000 was converted into 1,000 shares of Series A-1 preferred stock of Qnergy.

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Conversion of Shareholders’ Convertible Loans

On October 14, 2018, convertible loans were granted to Qnergy Ltd., the former parent of Qnergy, by its shareholders, EHI and Tene Growth Capital (later amended on April 15, 2019). The total amount of convertible loans received was $1,000,000 and $3,000,000, respectively (together, the “Shareholders’ Convertible Loans”). On December 31, 2019, $4,000,000 of the Shareholders’ Convertible Loans were assigned from Qnergy Ltd. to Qnergy, as repayment of capital notes issued to Qnergy Ltd. According to the Shareholders’ Convertible Loans agreements, the Shareholders’ Convertible Loans will be converted into shares of Series B preferred stock of Qnergy upon the occurrence of certain events, such as an M&A transaction, an IPO or an additional financing round, in which case the Shareholders’ Convertible Loans will be converted into shares of Qnergy of the same class and series (with the same rights’ preferences and privileges) as will be issued in the qualified financing round. In the event of conversion upon an M&A transaction or an IPO, the price per share at the conversion of Shareholders’ Convertible Loans to Qnergy shares will reflect a 15% discount from the price per share of Qnergy, as set forth in the related loan agreement. The Shareholders’ Convertible Loans have no maturity date and do not bear any interest.

On April 1, 2020, as a result of issuance of Series B preferred stock of Qnergy to OGCI, the Shareholders’ Convertible Loans in the total amount of $4,000,000 were converted into 102,093 shares of Series B-1 preferred stock of Qnergy.

Except as set forth above, none of the foregoing transactions involved any underwriters, underwriting commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act in reliance on Section 4(a)(2) thereof.

Item 16. Exhibits and Financial Statement Schedules.

D. Exhibits.

Exhibit Number	Description of Exhibit
1.1#	Form of Distribution Agreement
1.2#	Form of Subscription Agreement
3.1#	Certificate of Incorporation of the Registrant
3.2#	Certificate of Amendment to Certificate of Incorporation of the Registrant
3.3#	Certificate of Amendment to Certificate of Incorporation of the Registrant dated August 12, 2021
3.4#	Form of Amended and Restated Certificate of Incorporation of the Registrant to become effective immediately prior to the completion of this offering
3.5#	Bylaws of the Registrant
3.6#	Amendment to Bylaws of the Registrant
3.7#	Form of Amended and Restated Bylaws of the Registrant to become effective immediately prior to the completion of this offering
4.1#	Form of Common Stock Certificate of the Registrant
4.2#	Form of Amended and Restated Investors’ Rights Agreement
5.1	Opinion of McDermott Will & Emery LLP
10.1#	Form of Indemnification Agreement for Directors and Executive Officers
10.2#	Employment Agreement for Dr. Ory Zik
10.3#	First Addendum to Employment Agreement for Dr. Ory Zik
10.4#	Second Addendum to Employment Agreement for Dr. Ory Zik
10.5#	Third Addendum to Employment Agreement for Dr. Ory Zik
10.6#	Employment Agreement for Asaf Vos
10.7#	Employment Agreement for Dan Midea
10.8#	2021 Equity Compensation Plan
10.9#	Viola Loan Agreement
10.10#	First Amendment to Viola Loan Agreement
10.11#	Second Amendment to Viola Loan Agreement
10.12#	Grant Agreement with Propane Education & Research Council, Inc.
10.13#*	CAP3-M Purchase Order, dated June 25, 2021
23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm
23.2	Consent of McDermott Will & Emery LLP (See Exhibit 5.1)
24.1#	Power of Attorney (see page II-5 to this registration statement)

#	Previously filed.
*	Certain portions of the exhibit have been redacted.

(b) Financial Statements Schedules. All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

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Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ogden, State of Utah, on the 25th day of August, 2021.

QNERGY INC.

By:	/s/ Dr. Ory Zik
Dr. Ory Zik
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Dr. Ory Zik	Chief Executive Officer	August 25, 2021
Dr. Ory Zik	(Principal Executive Officer)

/s/ Asaf Vos	Chief Financial Officer	August 25, 2021
Asaf Vos	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	August 25, 2021
Nachman Pundak

/s/ Michal Marom Brikman	Director	August 25, 2021
Michal Marom Brikman

*	Director	August 25, 2021
Paul Fenn

*	Director	August 25, 2021
Yishai Haetzni

*	Director	August 25, 2021
Dr. Ariel Halperin

*	Director	August 25, 2021
Avraham Levin

*	Director	August 25, 2021
Itai Raz

*By:	/s/ Dr. Ory Zik
Dr. Ory Zik Attorney-in-fact

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